UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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KILROY REALTY CORPORATION
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PROXY STATEMENT

Kilroy Realty Corporation
April 2024

KILROY

ON THE COVER

One Paseo is a deeper notion of mixed-use. It is a place where a two-minute stroll takes you from your luxury apartment to your office, and from your office to a vibrant shopping and dining experience. But One Paseo is more than a convenient lifestyle. It is an attitude. A spirit of community that, even if you don’t live or work here, invites you to meet up, hang out and join in.

Located in one of the most sought after places to live, work, and play, One Paseo is designed with life’s little luxuries in mind. One Paseo is Del Mar’s first true Class A mixed-use development, combining world-class retail, office, and residential.

ABOUT KILROY

Kilroy is a place where innovation works. We have made it our mission to provide creative work environments that spark inspiration and productivity for the country’s very best thinkers and doers. Home to approximately 260 employees, we are actively planning, building, and managing millions of square feet of innovative and sustainable properties that positively define the workspace across Los Angeles, San Diego, the San Francisco Bay Area, Seattle, and Austin.

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 12, 2024

To Our Stockholders:

I was honored to step into my new role as Kilroy’s chief executive officer in January of this year and am excited to be a part of a platform defined by its premier portfolio, strategic capital allocation, sustainability leadership, and strong balance sheet. Kilroy has been a leader in the real estate industry for over 75 years and has proven to be both resilient and opportunistic throughout many macroeconomic and real estate cycles. I look forward to building on the success that the Company has had under the leadership of my predecessor, John Kilroy, to capture outsized growth opportunities and create sustainable long-term value for our stockholders.

This past year brought positive trends for our sector, with an increase in employees returning to the physical office, as well as an uptick in foot traffic, public transit usage, and domestic travel and tourism. During 2023, Kilroy successfully leased over 1.3 million square feet, our highest annual leasing volume since 2019, and we are excited to continue to capitalize on recent momentum as we work closely with our tenants to respond to the evolving ways that people gather, work, and live in each of our markets.

Kilroy’s longstanding commitment to sustainability continues to differentiate this platform, particularly with our high-quality tenant base, that is focused on many of the same ambitious sustainability goals that we are. We have maintained carbon-neutral operations across our portfolio since 2020, and in 2023, we were awarded the ENERGY STAR Partner of the Year Sustained Excellence Award for the eighth consecutive year. We were also proud to be named the GRESB Regional Sector Leader in the Americas for Development, earning the highly competitive GRESB 5 Star designation, and were included for the fourth year in a row in Bloomberg’s Gender Equality Index.

While our sector continues to face challenges, we believe that Kilroy is exceptionally well-positioned for continued success and industry leadership in the years to come. We have a tremendous Class A portfolio – one of the youngest in the space – that has been built over many years of prudent and thoughtful capital allocation, and an incredible, performance-oriented team across every discipline within our organization. As we navigate challenging market conditions, we will remain focused on the core values that have consistently guided Kilroy’s strategy, and seek to stay ahead of creeping functional obsolescence in our space as we also take advantage of growth opportunities as they present themselves. I look forward to working as part of the Kilroy team as we take a fresh look at every facet of our business, while maintaining the Company’s commitment to innovation, wellness and sustainability, and financial discipline.

Thank you for your investment in Kilroy and your trust in our management team, our Board of Directors, and our mission.

Sincerely,

Angela M. Aman
Chief Executive Officer

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 12, 2024

To Our Fellow Stockholders:

On behalf of the entire Board of Directors, I would like to thank you for your continued investment in and commitment to Kilroy. In 2023, we continued our pursuit of excellence to deliver and maintain a premier real estate portfolio in the most dynamic, innovation-driven markets in the country, while making a positive community impact.

As a result of the chief executive officer succession process announced last year, in January 2024, we welcomed Angela Aman as our new chief executive officer and a director on our Board. Angela is an accomplished real estate executive with a proven, 22-year track record in commercial real estate, financial acumen, and operational expertise. We are confident that her extensive experience, including her experience navigating challenging environments in the retail sector, will assist Kilroy in identifying new avenues for stockholder value creation as we continue to focus on maintaining the quality of our portfolio and strategically allocating capital.

We are grateful to John Kilroy for leading the Company over the last 30+ years and building an impressive portfolio of high-quality assets that position the Company exceptionally well for the future.

As part of the Board’s ongoing refreshment effort, we expressed our commitment to appointing a new director and are excited to announce Daryl Carter, a seasoned real estate executive, as a director nominee at this year’s annual meeting. Mr. Carter was identified through an extensive search by Korn Ferry, a nationally recognized executive search firm, and we are confident that his significant real estate experience through multiple market cycles will bring a valuable perspective to our Board. Additionally, the Board will continue to focus on its refreshment efforts over the next year.

We believe that stockholder feedback is critical for the Board’s governance considerations and are committed to ongoing stockholder engagement. After last year’s annual meeting, we continued to engage with our stockholders on executive compensation, among other key governance topics. In response to our stockholders’ feedback related to legacy chief executive officer compensation and severance arrangements, the Board approved a compensation package for Ms. Aman that reflects our prior commitment to align severance provisions with peer practices and follows market-aligned pay levels.

To reflect the evolving expectations of our tenants and other stakeholders, the Board continues to focus on ensuring that our sustainability strategy and initiatives are effective and closely align with our growth priorities. We continue to advance our energy efficiency programs to support our tenants’ progress toward their carbon emission reduction goals, and to focus on recruiting and developing a diverse workforce to drive our innovation efforts and represent the diverse communities in which we operate.

We look forward to this new chapter of Kilroy’s leadership and growth, and are confident in our uniquely positioned portfolio and high-caliber executive leadership team to continue delivering value to our stakeholders in 2024.

On behalf of all of us at Kilroy, I want to thank all of our stockholders for your continued support and confidence in our future.

Sincerely,

Edward F. Brennan, PhD
Lead Independent Director

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are generally identified through the inclusion of words such as “believe,” “expect,” “goals,” and “target,” or similar statements or variations of such terms and other similar expressions. Numerous factors could cause actual future performance, results, and events to differ materially from those indicated in the forward-looking statements, including, among others: global market and general economic conditions, including periods of heightened inflation, and their effect on our liquidity and financial conditions and those of our tenants; adverse economic or real estate conditions generally, and specifically, in the States of California, Texas, and Washington; risks associated with our investment in real estate assets, which are illiquid, and with trends in the real estate industry; defaults on or non-renewal of leases by tenants; any significant downturn in tenants’ businesses; our ability to re-lease property at or above current market rates; costs to comply with government regulations, including environmental remediation; the availability of cash for distribution and debt service and exposure to risk of default under debt obligations; increases in interest rates and our ability to manage interest rate exposure; the availability of financing on attractive terms or at all, which may adversely impact our future interest expense and our ability to pursue development, redevelopment and acquisition opportunities and refinance existing debt; a decline in real estate asset valuations, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing, and which may result in write-offs or impairment charges; significant competition, which may decrease the occupancy and rental rates of properties; potential losses that may not be covered by insurance; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired, developed, and redeveloped properties; the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts; delays or refusals in obtaining all necessary zoning, land use, and other required entitlements, governmental permits, and authorizations for our development and redevelopment properties; increases in anticipated capital expenditures, tenant improvement, and/or leasing costs; defaults on leases for land on which some of our properties are located; adverse changes to, or enactment or implementations of, tax laws or other applicable laws, regulations, or legislation, as well as business and consumer reactions to such changes; risks associated with joint venture investments, including our lack of sole decision-making authority, our reliance on co-venturers’ financial condition, and disputes between us and our co-venturers; environmental uncertainties and risks related to natural disasters; risks associated with climate change and our sustainability strategies, and our ability to achieve our sustainability goals; our ability to maintain our status as a REIT. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors included under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. All forward-looking statements are based on currently available information, and speak only as of the dates on which they are made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of, and shall not be deemed incorporated by reference into, this Proxy Statement.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Wednesday, May 22, 2024 at 8:00 a.m. local (Pacific) time

Place:	Our principal executive offices at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064

Items of Business:	1.	Elect as directors the eight nominees named in the attached Proxy Statement.

	2.	Approve, on an advisory basis, the compensation of our named executive officers.

	3.	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2024.

Record Date:

The Board of Directors has fixed the close of business on March 8, 2024 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you vote at the Annual Meeting, your proxy or voting instructions will not be used.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF	By Order of the Board of Directors,
PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2023 Annual Report on Form 10-K are available at www.proxyvote.com. Copies of these proxy materials are also available in the Investors — Financial Reports section of our website at https://www.kilroyrealty.com. You are encouraged to access and review all the important information contained in our proxy materials before voting.

Heidi R. Roth
Executive Vice President, Chief Administrative Officer and Secretary
April 12, 2024 :: Los Angeles, California

KILROY REALTY	PROXY STATEMENT	1

PROXY SUMMARY

This section highlights information about Kilroy Realty Corporation (“we,” “our,” “us” or the “Company”) and our Board of Directors (the “Board”). This section does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting.

BUSINESS HIGHLIGHTS

Despite a challenging economic backdrop in 2023, we continued to execute on our initiatives, while maintaining significant financial flexibility and liquidity to support our long-term balanced business plan. This was demonstrated by our healthy same store NOI growth, a post-pandemic leasing volume record, and strong development deliveries. Our highly experienced leadership team continued to effectively manage our premier portfolio, while navigating a rapidly evolving business environment.

LEASING	2023 CHANGE IN GAAP RENTS(1)	OFFICE DEVELOPMENT DELIVERIES

1.35M SF	14.8%	830K SF
Highest Annual Leasing Volume Since 2019	Strong Increase to Average GAAP Rents on Leases	Another Strong Year of Development Deliveries

Over the course of 2023, we executed approximately 1,350,000 square feet of leases, our highest annual leasing volume since 2019, with average rental rates that were up 14.8% on a GAAP basis as compared to the prior leases.(1) We added more than $750 million of new developments to our stabilized portfolio, including Indeed Tower, a $690 million, ~760,000 square foot development project located in the Austin CBD, and ended the year with approximately $1.9 billion of liquidity.

More information on the Company’s 2023 performance is detailed on pages 50-52.

(1)

Change in GAAP rents (leases executed) is calculated as the change between GAAP rents for signed leases and the expiring GAAP rents for the same space. May include leases for which re-leasing timing was impacted by the COVID-19 pandemic and restrictions intended to prevent its spread. Excludes leases for which the space was vacant when the property was acquired by the Company.

COMPENSATION HIGHLIGHTS

The Executive Compensation Committee of the Board (the “Compensation Committee”) approved the 2023 compensation arrangements for each of the named executive officers identified on page 47 (our “NEOs”). Below are highlights of our 2023 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement.

Angela Aman joined the Company as our Chief Executive Officer (“CEO”) in January 2024 and, in December 2023, the Compensation Committee approved an employment agreement and compensation arrangements for Ms. Aman. The terms of Ms. Aman’s employment with us are discussed in the “Employment Agreement with Angela M. Aman” section of the “Compensation Discussion and Analysis” below. In addition, please see the discussion in the “Extensive Stockholder Engagement and Response to 2023 Vote” section of the “Compensation Discussion and Analysis” below.

Continued Emphasis on Long-Term Incentive Awards and Performance-Based Compensation

•	Long-term equity compensation, tied to three-year performance and time-based vesting, is the largest component of each NEO’s total compensation opportunity.

•	Three-fourths of the 2023 annual equity awards for our NEOs are subject to performance-based vesting requirements and include a performance measure based on our relative TSR(2).

•	Approximately 89% of Mr. Kilroy’s target TDC(3) for 2023 was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk.”

•	Approximately 79% of our other NEOs’ target TDC for 2023 was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk.”

2	PROXY STATEMENT	KILROY REALTY

2023 Target

Total Direct Compensation

(2)	For purposes of this Proxy Statement, TSR is calculated assuming dividend reinvestment.
(3)

As used in this Proxy Statement, “target TDC” means target total direct compensation, which is the executive’s base salary, target annual cash incentive, and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2023. In this Proxy Statement, when presenting the average target TDC for our other NEOs (NEOs other than Mr. Kilroy), Mr. Rose has been excluded because his employment with the Company ended during 2023.

KILROY REALTY	PROXY STATEMENT	3

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, reinforces accountability of the Board, and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

Lead Independent Director / Independent Board Chair	✓*	Dedicated Board Committee Oversight of Corporate Social Responsibility and Sustainability	✓

Supermajority Board Independence	7 of 8**	Dedicated Board Committee Oversight of Succession Planning	✓

Commitment to Diverse Director Candidate Pools	✓	Comprehensive Board Risk Oversight Practices	✓

Active Board Refreshment Plans	✓	Regular Strategic Updates from the CEO	✓

Robust Director Overboarding Policy	✓	Executive Sessions of Independent Directors	✓

Audit, Compensation, and Governance Committees Composed Solely of Independent Directors	✓	Regular Board and Committee Self-Evaluations	✓

Robust Stockholder Rights

Majority Voting for Directors in Uncontested Elections	✓	Stockholder Right to Call Special Meeting	✓

Annual Director Elections (Declassified Board)	✓	Stockholder Right to Amend Bylaws by Majority Vote	✓

Stockholder Proxy Access Right with Market Standard Terms	✓	No Stockholder Rights Plan	✓

Annual Say-on-Pay Voting	✓

Compensation Governance Best Practices

Independent Compensation Consultant	✓	Clawback Policy	✓

Robust Stock Ownership Guidelines for Executives and Non-Employee Directors	✓	No Single Trigger Change in Control Provisions	✓

Minimum Stock Holding Requirements	✓	No Excise Tax Gross-Ups	✓

Anti-Hedging Policy	✓	No Repricing of Underwater Stock Options Without Stockholder Approval	✓

Anti-Pledging Policy	✓	Regular Engagement with Investors	✓

Related Party Transactions Policy	✓

*	Dr. Brennan, the current Lead Independent Director of our Board, is expected to be appointed independent Board Chair if elected at the Annual Meeting.

**	Includes director nominee Daryl Carter

4	PROXY STATEMENT	KILROY REALTY

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

The Company and its Board maintain a focus on corporate social responsibility and sustainability. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage with our surrounding communities, and minimize our environmental impact, all while creating value for our stockholders. These efforts are overseen by the Corporate Social Responsibility and Sustainability Committee (the “CSR&S Committee”) of our Board. Below are some recent highlights of our human capital, diversity, and sustainability initiatives. (References to our employees in this Proxy Statement include individuals employed through our operating partnership, Kilroy Realty, L.P. (the “Operating Partnership”), as well as through Kilroy Realty TRS, Inc. (the “TRS”).)

Human Capital Development

CULTURE OF INCLUSION Continued cultivation of diverse culture of inclusion at the Company

TRAINING AND EDUCATION

Regularly offered training and educational opportunities for employees on a broad range of topics, including diversity and inclusion, sustainability, and professional development

EMPLOYEE ENGAGEMENT

Throughout 2023, Kilroy’s
employee driven Culture Crew
and Human Resources team
offered programming and
activities to support employee
health and wellness, and
community building through
employee volunteerism

The Company is committed to enhancing employee development, satisfaction, and wellness while maintaining a diverse, inclusive, and thriving culture. Our human capital development initiatives in 2023 included the following:

Training and Education. We support the continual growth and development of our employees through various training and education programs throughout their tenure at the Company, from initial onboarding to continued skill building to leadership development. During 2023, across all teams and regions, employees participated in various training and developmental opportunities, including virtual workshops, in-person sessions, “lunch and learns”, online webinars, and conferences. We also conduct annual performance and career development reviews for all employees.

Diversity and Inclusion. We are committed to cultivating a culture of inclusion. To emphasize this commitment, we have developed programs to promote workplace diversity and inclusion, and we continue to require mandatory unconscious bias training for all employees. For the fourth year in a row, the Company has been named to Bloomberg’s Gender Equality Index, and we are proud that 56% of our workforce is female and 42% is racially/ethnically diverse. As of December 31, 2023, two of our seven directors (or approximately 29%) were female. In December 2023, we announced the appointment of Angela Aman as our new CEO and a director on our Board, effective January 22, 2024. Following her appointment, women comprise 38% of our directors.

Employee Health and Wellness. The physical and mental health and wellness of our employees is of central importance to our culture. We evaluate our group health and ancillary benefits annually to ensure that our benefits package is robust and competitive. We are proud to offer several comprehensive medical, dental, and vision benefit programs to our employees and their families, with over 90% of the premiums absorbed by the Company. We periodically conduct wellness surveys to help us better tailor our employee health and wellness programs. In 2023, we selected a new Employee Assistance Program and continued our focus and support of mental health and wellness by providing our employees education on self-care and offering an increased variety of programs. In addition to offering a 401(k) plan with matching contributions, in 2023, we put a focus on employee financial wellness by offering a variety of educational events, web-based workshops, and financial tips, all aimed at helping our employees improve their overall financial well-being.

KILROY REALTY	PROXY STATEMENT	5

Competitive Benefits and Compensation. While many companies leverage a mix of competitive salaries and ancillary benefits to attract and retain their employees, we have gone beyond traditional structures and placed more emphasis on offering an expanded comprehensive benefits program as noted above, as well as offering other benefits, including fully-funded life and disability insurance, enhanced paid pregnancy and parental leave benefits, parental leave coaching, well-being programs, and other activities coordinated by the Company that align with our core values of belonging, connection, and progress.

Strong Communities and Healthy Planet. We recognize that our buildings are part of the larger community and that we thrive when the communities around us thrive. We are proud to make these communities better places to live and work through our volunteerism and philanthropy initiatives. In response to requests from our employees for increased service opportunities, in the fourth quarter of 2023, we expanded our annual tradition of “Week of Service” into “Month of Service”, transforming it into a more robust effort dedicated to giving back to the communities in which we operate. The Company-wide initiative gave our team enhanced opportunities to connect with local organizations and meaningful causes in the spirit of community enrichment and employee volunteerism. Over 165 employees assisted 18 organizations, dedicating more than 1,000 hours, almost triple the number of volunteer hours provided in 2022.

Diversity and Inclusion at the Company

We strive to create and maintain a workforce that reflects the diversity of our communities. We believe that racial, ethnic and gender diversity within our employee base has been bolstered by our proactive efforts over many years to create an inclusive culture.

•

Racial and Ethnic Diversity. Approximately 42% of our employees are racially or ethnically diverse. As in prior years, we remain focused on education concerning diversity and inclusion, including by providing educational and other materials to employees and hosting events such as themed lunches to acknowledge and highlight heritage months, holidays and other cultural occasions. More information regarding the diversity of our employees can be found in our 2023 Consolidated US Employer Information Report (EEO-1) that is included as an appendix to our annual Sustainability Report on our website located at https://kilroyrealty.com/sustainability.

•

Gender Diversity. Women make up more than half of our workforce. We also have numerous women in key leadership roles, including our CEO, our EVP, Chief Administrative Officer, our SVP, Sustainability, our SVP, Chief Accounting Officer and Controller, our SVP, Corporate Counsel, and multiple other Senior Vice Presidents. Several women in the Company have received awards for their leadership in the real estate industry and/or the local business regions in which we operate.

GENDER DIVERSITY

6	PROXY STATEMENT	KILROY REALTY

RACIAL AND ETHNIC DIVERSITY

•

Bloomberg Gender Equality Index. In 2023, we were listed on the Bloomberg Gender Equality Index for the fourth year in a row. The index aims to track the performance of public companies committed to transparency in gender-data reporting, as measured across five dimensions: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, anti-sexual harassment policies, and pro-women brand.

Diversity on the Board

Our Nominating/Corporate Governance Committee (the “Governance Committee”) and the Board understand the importance of bringing diverse experience and perspectives to the Board and as such:

•   Board Membership Criteria. Our Governance Committee and Board have committed to including women and individuals from minority groups in the qualified pool from which new director candidates are selected when the Board undergoes any future Board refreshment.

•  Board Composition & Refreshment. In 2023, we appointed Angela Aman as our CEO and as a director of our Board. Additionally, in 2020, we appointed a new female independent director, Louisa Ritter to our Board as part of our ongoing board refreshment efforts. Currently, three of our eight current directors (or 37.5%) are female, with one serving as the Chair of the Company’s CSR&S Committee. We have also nominated Daryl Carter as a new director for election at the Annual Meeting.

Gender, Racial, and Ethnic Diversity of our Director Nominees

If Mr. Carter is elected to our Board, 12.5% of our directors will be racially or ethnically diverse. The Board undergoes regular evaluation and discussion of its Board refreshment plans.

Sustainability

Our longstanding leadership in sustainability in real estate is globally recognized, and our commitment to advancing progress toward our sustainability ambitions remains strong. Our vision is a resilient portfolio that minimizes the environmental impact of our buildings while maximizing the health and productivity of our tenants, employees, and communities, while also delivering compelling returns to stockholders.

KILROY REALTY	PROXY STATEMENT	7

Building Certifications. Building certifications like LEED, ENERGY STAR, Fitwel, and the WELL Health-Safety Rating are visible signs at our properties of our commitment to sustainability. We continue to pursue LEED Platinum or LEED Gold certification for all new office and life science development projects and have also achieved LEED certification at many of our existing buildings. As of December 31, 2023, 70% of our total portfolio was LEED certified, with 94% of those certifications at the highest Gold and Platinum levels.

Commitment to Sustainability. We have a longstanding commitment to reduce the energy, greenhouse gas emissions, water consumption, and waste to landfill impacts of our portfolio. We are proud to have achieved carbon-neutral operations since 2020 (see our annual Sustainability Report for more details). In 2023, carbon neutral operations was achieved through the five strategies outlined in the graphic below and the scope of our commitment included all Scope 1, 2, and 3 (downstream leased assets) emissions. We continue to pursue LEED Platinum or LEED Gold certification for all new office and life science development projects, and have also achieved LEED certification at many of our existing buildings, with 73% of our total portfolio LEED certified as of December 31, 2023.

Our carbon-neutral operations claim and associated data is reviewed by an independent third-party in-line with the PAS 2060 Standard. An Independent Limited Assurance Report can be found in the appendix of our annual Sustainability Report.

8	PROXY STATEMENT	KILROY REALTY

Climate Change & Resilience. We identify climate change as a risk to our business, an opportunity for long-term value creation, and a key driver of long-term strategic business decisions. Climate-related risks and opportunities are overseen by the Board through the CSR&S Committee, and the management team charged with driving progress includes representatives from sustainability, risk management, security, asset management, and engineering. We became a supporter of the Task Force for Climate-Related Financial Disclosures (“TCFD”) in 2018, and our discussion of our climate change risks and opportunities follows that framework. We utilize the S&P Global Climanomics® software platform to assess physical and transition risks related to climate change and to inform asset and portfolio level decision-making. In connection with these analyses, we have updated various Company policies and procedures, including those related to our operations and acquisitions, to manage risks and opportunities. In addition, we have incorporated these analyses into our development strategy. We intend to continue to be proactive in managing climate-related risks, which positions us to capitalize on opportunities available in the transition to a low-carbon economy. More information about our climate change strategy, including our climate change scenario analysis, can be found in our annual Sustainability Report on our website located at https://kilroyrealty.com/sustainability.

Industry Leading Sustainability Practices. We continue to be recognized for our industry-leading sustainability practices.

•   As discussed above, we have made a commitment to and achieved carbon-neutral operations across our portfolio since 2020 through energy efficiency, onsite renewables, offsite renewables, renewable energy certificates, and verified carbon offsets

• Named Regional Sector Leader in the Americas for sustainability performance of our Development (Diversified) portfolio in 2023
• Earned the highly competitive GRESB “5 Star” designation for our Development (Diversified) portfolio, ranking in the top 20% of developers worldwide in sustainability performance in 2023
• Recipient of the US EPA’s ENERGY STAR Partner of the Year Sustained Excellence Award for each of the last eight years (2016 - 2023)

•   Named #1 Most Sustainable US REIT by Calvert Research & Management in 2020 - 2023

•   Ongoing commitment to LEED certification at new and existing properties, resulting in 70% of the stabilized portfolio being LEED certified at year-end 2023

•   Earned ENERGY STAR certifications for 72% of the eligible stabilized portfolio in 2023

•   Achieved Fitwel certification, a measure of how well workplaces support the health and wellness of occupants, for 44% of our stabilized portfolio

Sustainability Reporting. We are committed to providing our stockholders with transparency around our ESG sustainability indicators. We publish an annual Sustainability Report that references the Global Reporting Initiative (“GRI”) reporting framework and TCFD recommendations. Our annual Sustainability Report includes comprehensive energy, carbon, water, and waste data and updates on our performance toward our voluntary goals. A third-party assurance provider reviews our sustainability data each year.

To learn more about our ESG efforts, please view our annual Sustainability Report on our website located at https://kilroyrealty.com/sustainability.

KILROY REALTY	PROXY STATEMENT	9

Commitment to Communities. The Company is committed to building communities to connect perspectives, cultures, and individuals from around the world. We know that healthy, thriving communities are our most powerful asset. As a developer, we have a unique opportunity to engage with our cities, schools, neighborhoods, and workplaces to help our communities flourish. With community connectivity being one of our core values, we believe that our built environment should support our commitment to cultivating a Company culture that makes a positive difference in our employees’ lives by supporting the whole person, celebrating our differences and unique backgrounds, promoting employee health and wellness, and dedicating ourselves to being a responsible corporate citizen with our community service and philanthropic efforts.

Our employee volunteerism and philanthropy programs are a core element of our culture and have two fundamental areas of focus: strong communities and healthy planet. Those concepts inspire our volunteerism and philanthropy initiatives.

We had a robust showing for our Company-wide 2023 Month of Service where employees were encouraged to participate in a variety of regionally coordinated volunteer efforts. More than 165 Company employees volunteered more than 1,000 hours supporting 18 organizations, including San Diego Humane Society, Meals on Wheels, International Rescue, and Hollywood Food Coalition, among others.

10	PROXY STATEMENT	KILROY REALTY

VOTING INFORMATION

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 8:00 a.m. local (Pacific) time on May 22, 2024 at our principal executive offices located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, and any potential adjournments or postponements of the Annual Meeting:

	Proposal	Vote Required	Board Recommendation	Page
Proposal No. 1	Election of Eight Director Nominees	Majority of Votes Cast	For	12
Proposal No. 2	Advisory Approval of Compensation of NEOs	Majority of Votes Cast	For	25
Proposal No. 3	Ratification of Appointment of Deloitte & Touche LLP as Independent Auditor for 2024	Majority of Votes Cast	For	27

HOW TO CAST YOUR VOTE

INTERNET	PHONE	MAIL	DURING THE MEETING

Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.

On April 12, 2024, the proxy materials for our Annual Meeting, including this Proxy Statement and our 2023 Annual Report on Form 10-K (the “2023 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

KILROY REALTY	PROXY STATEMENT	11

PROPOSAL 1 –

ELECTION OF DIRECTORS

The Board presently consists of eight directors. Each director is serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified. As further described below, our Board has selected seven incumbent director nominees, including Angela Aman, who was appointed to the Board in January 2024, and one new director nominee, Daryl Carter, for election at the Annual Meeting. John Kilroy, our previous CEO and Chair of the Board, is retiring from his position on our Board on the date of the Annual Meeting.

NOMINEES FOR DIRECTOR

Upon the recommendation of the Governance Committee, the Board has nominated Angela M. Aman, Edward F. Brennan, PhD, Daryl J. Carter, Jolie A. Hunt, Scott S. Ingraham, Louisa G. Ritter, Gary R. Stevenson, and Peter B. Stoneberg for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2025 and until their respective successors are duly elected and qualified. All of the director nominees, except for Mr. Carter, are currently directors of the Company and all of the director nominees, other than Ms. Aman and Mr. Carter, were previously elected to serve on the Board by our stockholders.

Mr. Carter is standing for election to the Board for the first time and has been nominated to the Board as part of our ongoing Board refreshment process. Mr. Carter is the Founder, Chairman, and CEO of Avanath Capital Management, LLC.

In connection with a comprehensive search process conducted by Korn Ferry (US) (“Korn Ferry”) at the request of the Governance Committee, Korn Ferry identified Mr. Carter as a potential director nominee and assessed Mr. Carter’s candidacy. As part of its assessment, a representative of Korn Ferry interviewed Mr. Carter and presented the results of its evaluation to the Board for discussion. Each of the Board members also met and interviewed Mr. Carter, and Korn Ferry and the Board performed substantial diligence and reference checks on Mr. Carter, including engaging a third party to conduct an extensive background check. The Board met to discuss the results of the background check and interviews and determined to approve Mr. Carter’s nomination for election to the Board.

12	PROXY STATEMENT	KILROY REALTY

BOARD COMPOSITION

Board Snapshot*

*	Includes director nominee Daryl Carter, except that tenure information includes only incumbent independent director nominees.

KILROY REALTY	PROXY STATEMENT	13

Director Nominee Skills, Experience, and Background

We believe each of the eight director nominees possesses the professional and personal qualifications necessary for effective service as a director. In addition to each nominee’s specific experience, qualifications, and skills, we believe that each nominee has a reputation for integrity, honesty, and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound business judgment and that all nominees are committed to driving sustainable, long-term stockholder value. The following chart provides a summary of the director nominees’ skills and core competencies:

Skill/Qualification	Aman	Brennan	Carter	Hunt	Ingraham	Ritter	Stevenson	Stoneberg

Target Tenant Industry Experience

Knowledge and experience with the top four industries that make up the majority of our tenant base (Technology; Life Science & Healthcare; Media; and F.I.R.E. — Finance, Insurance and Real Estate)

	●	●	●	●	●	●	●	●
Executive Leadership Leadership role as company CEO or President	●	●	●	●	●	●	●	●
Public Company Board Service Experience as a board member of another publicly traded company	●	●	●		●
Investment Experience Relevant investment, strategic and deal structuring experience	●	●	●		●	●	●	●
Financial Literacy/Accounting Experience Financial or accounting experience and an understanding of financial reporting, internal controls and compliance	●	●	●		●	●		●
Finance/Capital Markets Experience Experience navigating our capital-raising needs	●	●	●		●	●	●	●
Risk Management Experience Experience overseeing and managing company risk	●	●	●	●	●	●	●	●
Advanced Degree/Professional Accreditation Possesses an advanced degree or other professional accreditation that brings additional perspective to our business and strategy		●	●	●		●	●	●

14	PROXY STATEMENT	KILROY REALTY

Diversity and Other Information	Aman	Brennan	Carter	Hunt	Ingraham	Ritter	Stevenson	Stoneberg
Gender Diversity	●			●		●
Racial/Ethnic Diversity
Alaskan Native / Native American
Asian
Black / African American			●
Caucasian / White	●	●		●	●	●	●	●
Hispanic / Latin American
Native Hawaiian or Other Pacific Islander
Age	44	72	69	45	70	60	67	68
Tenure	<1	21	N/A	9	17	4	10	10

KILROY REALTY	PROXY STATEMENT	15

DIRECTOR NOMINEE

Age: 44 Director Since: 2024 Race/Ethnicity: Caucasian Board Committees - N/A	ANGELA M. AMAN Chief Executive Officer and Director

Specific Qualifications, Attributes, Skills and Experience:

Ms. Aman was nominated to serve on our Board because she is a seasoned real estate executive with more than 22 years of commercial real estate, financial, and operational expertise, which she acquired through her experience working with both public and private real estate companies. As our CEO, Ms. Aman also provides a vital link between our Board and our management team. Ms. Aman is a member of Nareit, ICSC, and the Urban Land Institute and currently serves on the Board of Trustees of Equity Residential, where she serves as Chair of the Audit Committee.

Career Highlights:

•   President, Chief Financial Officer, and Treasurer of Brixmor Property Group from 2023 to 2024, Chief Financial Officer and Treasurer of Brixmor Property Group from 2016 to 2023, and Executive Vice President of Brixmor Property Group from 2016 to 2023.

•   Executive Vice President and Chief Financial Officer of Starwood Retail Partners from 2015 to 2016.

•   Executive Vice President, Chief Financial Officer and Treasurer of Retail Properties of America, Inc. from 2012 to 2015.

•   Member of RREEF real estate securities team from 2005 to 2011, serving as an investment analyst and later as a portfolio manager.

•   Member of Deutsche Bank Securities, Inc.’s real estate investment banking group from 2001 to 2005.

•   Member of Nareit, ICSC, and the Urban Land Institute.

•   Holds a Bachelor’s degree in Economics from The Wharton School, University of Pennsylvania.

Other Public Company Boards:

•   Member of the Board of Trustees of Equity Residential (NYSE: EQR), serving as the chair of the audit committee.

16	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Age: 72 Lead Independent Director Since: 2014 Director Since: 2003 Race/Ethnicity: Caucasian Board Committees - Compensation (Chair) - Governance - Succession Planning	EDWARD F. BRENNAN, PhD Lead Independent Director*

Specific Qualifications, Attributes, Skills and Experience:

Dr. Brennan was nominated to serve on our Board because of his executive management and board of directors experience with both public and private companies and specifically, his over 30 years of experience with companies in the health sciences and medical industries, which are now and have historically been target tenants of the Company. Dr. Brennan has participated in the development, management and financing of new medical technology ventures for over 30 years, including scientific and executive positions with Syntex, Inc., UroSystems, Inc., Medtronic Inc., DepoMed Systems, Inc., and CardioGenesis Corp.

Career Highlights:

•   Special advisor to Abram Scientific, a privately held medical diagnostics company, since March 2020, where he previously served as the acting CEO and a director from 2015 to 2022.

•   Chief Integration Officer of ITC Nexus Holding Company, a medical diagnostics company, following the merger of Nexus and International Technidyne Corporation in 2011, and CEO of Nexus Dx, Inc. from 2011 to 2014.

•   President and Chief Operating Officer of CryoCor, Inc. from 2005 to 2006 and Chief Executive Officer from 2006 until 2008, when the company was sold to Boston Scientific Corporation.

•   Managing Partner of Perennial Ventures, a Seattle-based venture capital firm, from 2001 to 2004.

•   Vice President at Tredegar Investments from 2000 to 2001.

•   House Manager for the Center for the Performing Arts in the City of Mountain View.

•   Member of the board of directors of several private companies, including GreenNinja.org and TargetDX Laboratory.

•   Previously served on the Board of Trustees of Goucher College, Baltimore, Maryland.

•   Holds Bachelor’s degrees in Chemistry and Biology and a PhD in Biology from the University of California, Santa Cruz.

Other Public Company Boards:

•   Member of the board of directors of HemoSense, Inc. from 2000 and Chairman of HemoSense Inc. from 2004 until its sale to Inverness Medical Innovations in 2007.

•   Member of the board of directors of CryoCor from 2006 until its sale to Boston Scientific Corporation in 2008.

*   Dr. Brennan is expected to be appointed independent Board Chair if elected at the Annual Meeting.

KILROY REALTY	PROXY STATEMENT	17

DIRECTOR NOMINEE

Age: 69 Director Since: N/A Race/Ethnicity: Black / African American Board Committees - N/A	DARYL J. CARTER Independent Director

Specific Qualifications, Attributes, Skills and Experience:

Mr. Carter was nominated to serve on our Board because of his more than 40 years of diverse real estate experience. Mr. Carter is the Founder, Chairman, and CEO of Avanath Capital Management, LLC, a California-based investment firm that acquires, renovates, and operates apartment properties, with an emphasis on affordable and workforce communities. Mr. Carter is responsible for directing the overall strategy and operations of Avanath. Prior to founding Avanath, Mr. Carter held positions of Executive Managing Director, Regional Vice President and Co-Chairman with various companies.

Career Highlights:

•   Founder, Chairman, and CEO of Avanath Capital Management, LLC since 2008.

•   Executive Managing Director of Centerline Capital Group. Mr. Carter became part of the Centerline team when his company, Capri Capital Finance, was acquired by Centerline in 2005. Mr. Carter co-founded and served as Co-Chairman of the Capri Capital family of companies and was instrumental in building Capri to a diversified real estate investment firm with $8 billion in real estate equity and debt investments under management.

•   Regional Vice President at Westinghouse Credit Corporation and a Second Vice President at Continental Bank from 1981 to 1991.

•   Past Chairman of the National Multifamily Housing Council from 2014 to 2016.

•   Holds a Master’s in Architecture and a Master’s in Business Administration, both from the Massachusetts Institute of Technology. Also holds a Bachelor of Science degree in Architecture from the University of Michigan.

•   In 2015, Mr. Carter received the MIT Sloan School Distinguished Alumni Award.

Other Public Company Boards:

•   Member of the board of directors of Catellus Development Corporation (CDX) from 1994 to 2005.

•   Member of the board of directors of Silver Bay Realty Trust (SBY) from 2013 to 2017.

•   Member of the board of directors of Whitestone REIT (NYSE: WSR) from 2009 to 2017.

18	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Age: 45 Director Since: 2015 Race/Ethnicity: Caucasian Board Committees - Compensation - Governance - CSR&S (Chair)	JOLIE A. HUNT Independent Director

Specific Qualifications, Attributes, Skills and Experience:

Ms. Hunt was nominated to serve on our Board because of her significant marketing and communications experience, knowledge about trends in the media, entertainment, and technology world, and the use of technology to advance company brands, which she acquired through her experience working with multiple multinational corporations and as the founder and CEO of Hunt & Gather. The Board believes these positions and experience bring additional, unique skills, perspective, and connections to our Board.

Career Highlights:

•   Founder and CEO of Hunt & Gather, a marketing and communications agency that helps launch startup ventures, revive the strategic marketing and communications efforts of established brands, and utilizes discreet influencer relations to pair like-minded people and places together where there is mutual benefit, since 2013.

•   Chief Marketing & Communications Officer for AOL, Inc. from 2012 to 2013.

•   Senior Vice President, Global Head of Brand & Public Relations at Thomson Reuters from 2008 to 2012.

•   Global Director of Corporate & Business Affairs at IBM Corporation from 2006 to 2008.

•   Director of Public Relations for the Financial Times from 2002 to 2006.

•   Member of the boards of The Lowline and the Civilian Public Affairs Council for West Point Military Academy.

•   Holds a Bachelor’s degree in Mass Communication from Boston University and completed the Global Executive Program at Dartmouth University Tuck School of Business and Spain’s IE Business School in 2010.

KILROY REALTY	PROXY STATEMENT	19

DIRECTOR NOMINEE

Age: 70 Director Since: 2007 Race/Ethnicity: Caucasian Board Committees - Audit (Chair) - Governance	SCOTT S. INGRAHAM Independent Director

Specific Qualifications, Attributes, Skills and Experience:

Mr. Ingraham was nominated to serve on our Board because he possesses extensive financial and real estate knowledge based on his experience as Chairman and CEO of Rent.com, President and CEO of Oasis, a member of the board of trustees, and a member of the nominating and corporate governance committee, audit committee, and compensation committee of Camden, a member of the board of directors and audit committee of LoopNet, and a member of the board of directors and audit committee of RealPage, Inc. Mr. Ingraham also possesses knowledge and familiarity with the Austin and Southwest regions.

Career Highlights:

•   Co-owner of Zuma Capital, a firm engaged in private equity and angel investing, since 2006.

•   Co-founder, Chairman and CEO of Rent.com, an Internet-based multi-family real estate site, from 1999 until it was sold to eBay in 2005.

•   Co-founder and former President and CEO of Oasis Residential (“Oasis”), a public apartment REIT founded in 1992 that merged with Camden Property Trust (“Camden”) in 1998.

•   Prior to co-founding Oasis, Mr. Ingraham’s career was devoted to real estate finance, mortgage, and investment banking.

•   Holds a Bachelor’s degree in Business Administration from the University of Texas at Austin.

Other Public Company Boards:

•   Trust manager of Camden (NYSE: CPT) since 1998 and audit committee member for six years previously and beginning again in 2016.

•   Member of the board of directors of LoopNet (NASDAQ: LOOP) for six years before it was acquired by Co-Star in 2012.

•   Member of the board of directors of RealPage, Inc. (NASDAQ: RP) for nine years before it was acquired by a private equity investor in 2021.

20	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Age: 60 Director Since: 2020 Race/Ethnicity: Caucasian Board Committees - Audit - Compensation - Governance	LOUISA G. RITTER Independent Director

Specific Qualifications, Attributes, Skills and Experience:

Ms. Ritter was nominated to serve on our Board because she possesses extensive financial and investment knowledge based on her experiences handling a variety of matters as President at Pisces, and as a banker and corporate executive at a preeminent investment banking firm. She also has a broad range of experience through her non-profit service, having served on finance and governance committees, and having held an array of leadership roles including board chair, and chair of compensation, head search, and personnel committees.

Career Highlights:

•   President of Pisces, Inc. (“Pisces”), a San Francisco-based asset management firm since 2016.

•   Served in various capacities at Goldman Sachs for 14 years (from 2001 to 2015), most recently serving as Managing Director in its Executive Office and President of Goldman Sachs Gives. From 2001 to 2012, led various businesses including serving as COO of West Region Investment Banking and Chief of Staff of Global Technology, Media and Telecomm Investment Banking.

•   Served for ten years in various capacities (from 1990 to 2000) at Montgomery Securities, which ultimately became Banc of America Securities, where she served as Co-COO of Global Corporate & Investment Banking.

•   Member of various non-profit boards including The Hamlin School, Marin Academy, the Management Board of the Stanford School of Business, The Global CO2 Initiative, and the Center for Reproductive Rights, where she serves as Treasurer and on the finance and audit committee, the risk subcommittee, and the diversity, equity and inclusion committee.

•   Holds a Bachelor of Arts degree from Yale University and a Master’s degree in Business Administration from the Stanford University Graduate School of Business.

KILROY REALTY	PROXY STATEMENT	21

DIRECTOR NOMINEE

Age: 67 Director Since: 2014 Race/Ethnicity: Caucasian Board Committees - Compensation - Governance - Succession Planning (Chair)	GARY R. STEVENSON Independent Director

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stevenson was nominated to serve on our Board because of his extensive business and operational experience, including his founding role at OnSport Strategies, and his roles as President of Pac-12 and currently as Deputy Commissioner of Major League Soccer and as President and Managing Director of MLS Business Ventures of Major League Soccer. The Board believes these positions and Mr. Stevenson’s entrepreneurship success bring a diverse set of skills, experiences, and relationships to our Board.

Career Highlights:

•   Deputy Commissioner of Major League Soccer and has been President and Managing Director of MLS Business Ventures of Major League Soccer since 2013.

•   President of PAC-12 Enterprises (“Pac-12”) from 2011 to 2013, where he managed a diversified and integrated company, including the Pac-12 Networks and Pac-12 Properties.

•   Chairman and CEO of OnSport Strategies, a sports and entertainment consulting company that he founded in 1997 and later sold to Wasserman Media Group in 2007.

•   Principal for Wasserman Media Group from 2007 to 2010, to help handle the integration of OnSport Strategies.

•   President of NBA Properties, Marketing and Media for the National Basketball Association from 1995 to 1997.

•   Chief Operating Officer and Executive Vice President of the Golf Channel from 1994 to 1995.

•   Executive Vice President, Business Affairs for PGA Tour from 1987 to 1994.

•   Holds a Bachelor’s degree from Duke University and a Master’s degree in Business Administration from George Washington University.

22	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

Age: 68 Director Since: 2014 Race/Ethnicity: Caucasian Board Committees - Audit - Governance (Chair) - CSR&S	PETER B. STONEBERG Independent Director

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stoneberg was nominated to serve on our Board because of his significant relationships, experience with and knowledge of large and small companies in the high-technology industry, particularly those within the San Francisco Bay Area, which have become target tenants of the Company. Mr. Stoneberg also possesses extensive knowledge in the areas of raising equity and debt capital, and mergers and acquisitions based on his experience at BACI, Montgomery Securities, and Velocity Ventures. Mr. Stoneberg also has experience as an active board member at three companies, including as a member of the audit and compensation committees of Netcom Systems and Cupertino Electric.

Career Highlights:

•   Managing Partner of Velocity Ventures, LLC, a merchant banking and M&A advisory firm that he founded in 2000.

•   Managing Partner of Architect Partners, LLC, an investment banking firm, since 2020.

•   Managing Partner of Dresner Partners, LLC an investment banking firm, from 2018 to 2020.

•   Investment Partner at Bank of America Capital Investors (“BACI”), from 2000 to 2006.

•   Senior Managing Director of Montgomery Securities, where he founded and led the Technology M&A group, beginning in 1994 until its acquisition by Bank of America in 1999.

•   Served in various investment banking and management roles from 1980 to 1986, including as Managing Director of Broadview Associates, Co-Founder and President of Data/Voice Solutions Corp, and Product Marketing Manager for IBM and ROLM Corp.

•   Previous investor and director of Cupertino Electric, Osprey Ventures, Historic Motorsports Productions, Saleslogix Corp., and Netcom Systems.

•   President and board member of Atlas Peak Appellation Association, a small, non-profit association of wineries and wine grape growers in Napa, CA.

•   Founder of the San Francisco America’s Cup Organizing Committee.

•   Chair of the Investment Committee of the St. Francis Sailing Foundation.

•   Holds a Bachelor’s degree in Business from the University of Colorado and has completed the Stanford Law School Directors’ College.

KILROY REALTY	PROXY STATEMENT	23

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.

Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The Governance Committee will then make a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the Governance Committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

24	PROXY STATEMENT	KILROY REALTY

PROPOSAL 2 –

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

We are asking our stockholders to approve the compensation of our NEOs (as identified in the CD&A) as disclosed pursuant to the US Securities and Exchange Commission (the “SEC”) executive compensation disclosure rules and as set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables, and the CD&A). This is commonly referred to as a “Say-on-Pay” vote.

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s corporate strategies, business and ESG objectives, and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate strategic and operational performance objectives;

•

To set total compensation to be competitive with companies in our peer group identified on page 70, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•	To provide a majority of target TDC(4) for our NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain, and incentivize talented and experienced individuals in the highly competitive West Coast and Austin, Texas employment and commercial real estate markets.

Below are highlights of the 2023 compensation arrangements for our NEOs as approved by the Compensation Committee. Angela Aman joined the Company as our CEO in January 2024 and, in December 2023, the Compensation Committee approved an employment agreement and compensation arrangements for Ms. Aman. Based on peer company data, input received from certain stockholders in recent years, and the advice of its independent compensation consultant, the Compensation Committee set Ms. Aman’s compensation and potential severance at levels significantly less than had been provided to our former CEO, John Kilroy. The terms of Ms. Aman’s employment with us are discussed in the “Employment Agreement with Angela M. Aman” section of the “Compensation Discussion and Analysis” below. Also see the discussion in the “Extensive Stockholder Engagement and Response to 2023 Vote” section of the “Compensation Discussion and Analysis” below.

•

Annual Short-Term Incentives Based on Performance Measurement Framework. The Compensation Committee determines annual short-term incentives (annual cash bonuses) based on a rigorous performance measurement framework that measures the Company’s actual performance against pre-established financial and operational goals (including ESG goals) and each NEO’s contribution to that performance. The Compensation Committee determined that the final 2023 short-term incentive amounts for our NEOs who received payments under this program would be 125% of their target payout levels. See “Short-Term Incentives — Decisions for 2023; 2023 Key Operating and Financial Goal Setting and Performance” on page 56 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is “At Risk”. Approximately 89% of Mr. Kilroy’s target TDC for 2023 and approximately 79% of our other NEOs’ target TDC for 2023 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown in the pay mix charts on page 3.

(4)

As used in this Proxy Statement, “target TDC” and “target total direct compensation” mean the executive’s base salary, target annual cash incentive, and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2023. In this Proxy Statement, when presenting the average target TDC for our other NEOs (NEOs other than Mr. Kilroy), and in presenting the average portion of the other NEOs’ target TDC that is at risk, performance-based, or in the form of long-term incentives, Mr. Rose has been excluded because his employment with the Company ended during 2023.

KILROY REALTY	PROXY STATEMENT	25

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of restricted stock units (“RSUs”) that vest over a three-year period. In 2023, approximately 62% of Mr. Kilroy’s (and approximately 57% of our other NEOs’) target TDC was in the form of RSUs. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders.

•

Majority of Long-Term Incentives are Performance-Based. Three-fourths of the 2023 annual equity awards for our NEOs are subject to performance-based vesting requirements. Vesting levels of the 2023 annual equity awards with performance-based vesting requirements were contingent on achievement of a threshold level of FFO per share for 2023. If that goal was achieved, vesting would be determined based on our TSR compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards) and our average ratio of net debt to EBITDA(5) over that period (for the remaining 50% of the performance-based awards).

We also maintain a range of executive compensation and governance-related policies, which are listed on page 4, that we believe reflect current best practices.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables, and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values input from the Company’s stockholders, and will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. Accordingly, it is expected that the next advisory Say-on-Pay vote will be held at the 2025 annual meeting of stockholders.

(5)

The net debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s 2023 EBITDA, for such period. The Company’s 2023 EBITDA reflects our pro rata share of joint ventures and excludes $14.5 million in CEO retirement related costs. Debt is presented net of cash.

VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting are cast in favor of the above proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOs.

26	PROXY STATEMENT	KILROY REALTY

PROPOSAL 3 –

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

We are seeking stockholder ratification of our appointment of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2024. Deloitte has served as our independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997 and, prior to the Annual Meeting, the Audit Committee is expected to re-appoint Deloitte as our independent auditor for the year ending December 31, 2024. The Audit Committee believes the appointment of Deloitte is in the best interests of the Company and our stockholders.

In considering whether to reappoint Deloitte, the Audit Committee has evaluated Deloitte’s performance and independence. In the course of its review, the Audit Committee considers various factors, including but not limited to: (i) Deloitte’s independence from management, including whether there are any non-audit services provided by Deloitte that are not compatible with Deloitte’s independence; (ii) Deloitte’s qualifications and capabilities, including its experience in the REIT industry; (iii) the experience, qualifications and performance of the existing audit engagement team; (iv) the quality, timeliness and candor of Deloitte’s communications with the Audit Committee and management; (v) the appropriateness of Deloitte’s fees; (vi) Deloitte’s tenure as our independent auditor; (vii) the controls and processes in place that help ensure Deloitte’s continued independence; (viii) any Public Company Accounting Oversight Board’s firm inspection reports; and (ix) the potential impact of appointing a new independent auditor.

The Audit Committee maintains oversight over Deloitte by holding regular executive sessions with Deloitte, performing annual evaluations, and being directly involved in the selection of new lead audit partners pursuant to SEC rules requiring that a new lead audit partner be designated in the normal course every five years to bring a fresh perspective to the audit engagement.

Additional information about Deloitte, including the fees we paid to Deloitte in fiscal years 2023 and 2022, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of Deloitte with respect to the audit of the Company’s annual financial statements.

A representative of Deloitte is expected to be present at our Annual Meeting, be available to respond to appropriate questions, and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of Deloitte as our independent auditor is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

Ratification of the appointment of Deloitte as our independent auditor will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the above proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR FISCAL 2024.

KILROY REALTY	PROXY STATEMENT	27

CORPORATE GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board, and helps strengthen public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

• Lead Independent Director, during any period of time when our Chair is not independent, with a well-defined role and robust responsibilities*

• Supermajority of directors are independent (6 of 8 current directors and 7 of 8 director nominees)

• Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

• Continued commitment to Board refreshment, with a majority of the Board appointed since 2014

• A range of Independent Director (as defined herein) tenures that provides business cycle and historic knowledge as well as fresh perspectives

• Robust director overboarding policy, with a limit of four public company boards for non-employee directors and only one other public company board for the CEO

•   Dedicated CSR&S Committee responsible for overseeing Company objectives related to sustainability, human capital matters (including diversity and inclusion, health and wellness, and employee engagement), philanthropy and community involvement, good corporate citizenship, and other non-financial objectives that are of significance to the Company and our stockholders

• Dedicated Succession Planning Committee that oversees regular succession planning efforts

• Comprehensive risk oversight practices, including cybersecurity and insurance

• Regular strategic updates from the CEO

• Regular executive sessions of Independent Directors

• Regular Board and committee self-evaluations

Robust Stockholder Rights

• Majority voting for directors in uncontested elections

• Annual director elections (declassified Board)

• Stockholder proxy access aligns with best practices and reflects stockholder feedback

• Annual Say-on-Pay voting

• Stockholder right to call a special meeting

• Stockholder right to amend Bylaws by a majority vote

• No stockholder rights plan

*	Dr. Brennan, the current Lead Independent Director of our Board, is expected to be appointed independent Board Chair if elected at the Annual Meeting.

28	PROXY STATEMENT	KILROY REALTY

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

The Board held nine meetings during 2023. All directors who served on the Board during 2023 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service during the year. Directors are encouraged to attend the annual meeting of stockholders of the Company. All current directors, other than Ms. Aman, attended the 2023 annual meeting of stockholders.

Independent Directors

Under the corporate governance rules of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). The Board has determined that each of Dr. Brennan, Mses. Hunt, and Ritter and Messrs. Carter, Ingraham, Stevenson, and Stoneberg is independent under the current listing standards of the NYSE. In addition, pursuant to our Bylaws, each of Dr. Brennan, Mses. Hunt, and Ritter and Messrs. Ingraham, Stevenson, and Stoneberg, comprising a majority of the members of the Board, and director nominee Mr. Carter, is not an employee, officer, or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, and is not an individual member of an organization acting as an advisor, consultant, or legal counsel receiving compensation from the Company in addition to director’s fees. In this Proxy Statement, we refer to each of Dr. Brennan, Mses. Hunt and Ritter, Messrs. Ingraham, Stevenson, and Stoneberg, and Mr. Carter if he is elected to the Board at the Annual Meeting, as our “Independent Directors.”

Independent Director Meetings

The Independent Directors meet regularly in executive session without the presence of management. These meetings are generally held on the date of each regularly scheduled Board meeting and on an as-needed basis. Dr. Brennan, our Lead Independent Director, presides over these meetings.

Overboarding Policy

Our Independent Directors are limited to serving on the boards of directors of not more than four other public companies, and our CEO is limited to serving on the board of directors of one other public company. Additionally, members of our Audit Committee may not serve on the audit committees of the boards of directors of more than two other companies. Each member of our Board is currently in compliance with our overboarding policy. Our Governance Committee has the authority to waive these limitations on a case-by-case basis. Our Governance Committee reviews this policy annually as part of its annual review of our Corporate Governance Guidelines.

Board Leadership Structure

Our Corporate Governance Guidelines and our Bylaws permit the roles of Chair and CEO to be filled by the same or different individuals. Our Board believes it is important to select our Chair and our CEO in the manner it considers in the best interests of the Company and our stockholders at any given point in time. The Independent Directors on our Board assess the role of Chair and CEO annually to ensure that the Company’s leadership structure best fits the Company’s specific circumstances and short and long-term challenges.

Our Board believes that the Company and our stockholders were best served during Mr. Kilroy’s tenure as CEO by having our Chair and CEO roles combined, and that it was in the best interests of the Company and our stockholders for Mr. Kilroy to serve as a non-independent Chair following his retirement as our CEO to ensure continuity and support during Ms. Aman’s leadership transition.

KILROY REALTY	PROXY STATEMENT	29

Our Corporate Governance Guidelines provide that if the Chair is also our CEO, or if the Chair is not otherwise an Independent Director, the Independent Directors will appoint annually from amongst themselves a Lead Independent Director. Notwithstanding the separation of our CEO and Chair positions, Dr. Brennan has continued to serve as our Lead Independent Director because Mr. Kilroy is not an Independent Director. Dr. Brennan brings considerable skills and experience, as described above in “Proposal 1 — Election of Directors.” The role of our Lead Independent Director has been designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among the Independent Directors.

The responsibilities of our Lead Independent Director are clearly delineated in our Corporate Governance Guidelines and include:

•	Presiding at all meetings of our Board at which the Chair is not present, including executive sessions of the Independent Directors;

•	Serving as the principal liaison between the Chair and the Independent Directors;

•	Approving information sent to our Board;

•	Approving agendas for meetings of our Board;

•	Approving meeting schedules of our Board to ensure that there is sufficient time for discussion of all agenda items;

•	Developing agendas for and calling meetings of the Independent Directors when necessary or appropriate; and

•	Being available for consultation and direct communication if requested by major stockholders.

In connection with Mr. Kilroy’s retirement as Chair at the Annual Meeting, our Board has determined it is in the best interests of the Company and our stockholders to separate the positions of CEO and Chair of the Board, and expects to appoint an Independent Director, Dr. Brennan, to serve as Chair following Mr. Kilroy’s retirement. The Board believes that having a separate CEO and an independent Board Chair at this time will continue to facilitate the CEO transition process, allowing Ms. Aman to focus on the operations of our business while the Chair of the Board can focus on leading the Board in its responsibilities. In connection with Dr. Brennan’s appointment as our independent Board Chair, our Independent Directors are not expected to designate a separate Lead Independent Director following the Annual Meeting.

While the Board as a whole works together to oversee management’s execution of our operations, our risk exposure and risk management plans, and our overall strategic direction, Dr. Brennan will work closely with our CEO, and take action as determined necessary or appropriate, to ensure there is critical independent oversight over these key areas of focus. We believe our leadership structure —both currently and as planned following Mr. Kilroy’s retirement—enhances our Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and our business.

30	PROXY STATEMENT	KILROY REALTY

Board Oversight of Risk

Both our Board and management have key responsibilities in managing risk throughout the Company, as shown below. Board oversight of risks inherent in its areas of responsibility is delegated to the various Board committees, with each committee generally reporting to our Board at each regular Board meeting. Our Board believes that this structure is conducive to its risk oversight process.

KILROY REALTY	PROXY STATEMENT	31

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including our CEO, President, Chief Financial Officer, Chief Accounting Officer and Controller, and other members of senior financial management), employees, agents, and consultants. This Code of Business Conduct and Ethics satisfies the requirements of a “code of business conduct and ethics” under the NYSE listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. This Code of Business Conduct and Ethics is available in the Investors — Overview — Governance Documents section of our website at https://www.kilroyrealty.com. Amendments to, or waivers from, any provision of this Code of Business Conduct and Ethics that apply to the Company’s directors or executive officers, including our CEO, President, Chief Financial Officer, Chief Accounting Officer and Controller, and other members of senior financial management, may be made only by the Board or a Board committee and will be promptly posted on our website to the extent required by applicable SEC rules and NYSE listing standards.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chair of the Board and the Lead Independent Director, establishment of the Board’s standing committees, director stock ownership guidelines, succession planning, and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investors — Overview — Governance Documents section of our website at https://www.kilroyrealty.com.

Succession Planning

Pursuant to our Corporate Governance Guidelines, our Board and our CEO review succession planning, management performance, and management development on a regular basis. To facilitate this succession planning oversight by the Board, the Board has established a Succession Planning Committee of the Board that is responsible for reviewing the Company’s succession planning and management performance and development. The members of the Succession Planning Committee are Messrs. Stevenson and Kilroy and Dr. Brennan, with Mr. Stevenson serving as its Chair. The Succession Planning Committee reviews potential succession candidates, including the qualifications, experience, and career development priorities for these individuals, and provides recommendations to our Board regarding CEO and management personnel successors. In addition to the Committee’s assessments, directors also engage with potential CEO and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess potential successor candidates.

Our Board also maintains an emergency CEO succession plan. The plan will become effective in the event our CEO becomes unable to perform his or her duties in order to minimize potential disruption or loss of continuity to the Company’s business and operations. The Succession Planning Committee reviews the emergency succession plan periodically and makes recommendations to the Board regarding any changes or updates to the emergency succession plan.

Corporate Social Responsibility and Sustainability Oversight

We are committed to operating in a responsible and sustainable manner. Our Board and management take seriously their responsibility to oversee and advance the Company’s CSR&S initiatives and recognize that community engagement and sustainable operations benefit all of our constituencies and are key to preserving our Company’s value and credibility. Our CSR&S initiatives have yielded results that we believe stand out in our industry and create long-term value for our stockholders. For information regarding our programs and achievements, see “Corporate Social Responsibility and Sustainability” on page 5 and our website at https://kilroyrealty.com/sustainability.

32	PROXY STATEMENT	KILROY REALTY

Board Commitment. Our dedicated CSR&S Committee provides oversight and guidance to the Board and management regarding the Company’s objectives related to sustainability, human capital matters (including diversity and inclusion, health and wellness, and employee engagement), philanthropy and community involvement, good corporate citizenship, and other non-financial objectives that are of significance to the Company and our stockholders and the community at large. The CSR&S Committee develops, oversees, and periodically reviews our CSR&S objectives, initiatives, policies, and procedures, monitors legal, regulatory, and compliance matters, and surveys public policy trends as part of its duties.

Management Commitment. Our management team is tasked with executing our CSR&S initiatives. Management coordinates with representatives from our sustainability, risk management, security, asset management, legal, and engineering groups to ensure enterprise-level integration of our CSR&S initiatives. Our annual cash incentive plan performance measurement framework considers our achievement of certain sustainability disclosures and CSR&S initiatives in determining the annual short-term incentive amount for our executive management team. For more information on our cash incentive plan, see “Compensation Discussion and Analysis — 2023 Named Executive Officer Compensation — Short-Term Incentives” below.

Employee Involvement. An internal team that spans our sustainability, legal, human resources, and administration groups meets regularly to discuss initiatives and progress around social and environmental issues, and our Senior Vice President, Sustainability, Senior Vice President, Corporate Counsel, and Executive Vice President, Chief Administrative Officer report to the CSR&S Committee multiple times a year.

We have also implemented several employee-led initiatives to further our CSR&S goals, such as the Kilroy Culture Crew, which focuses on promoting the well-being of our employees, collaboration between sustainability, asset management, and engineering on implementing sustainability programs, and employee volunteer activities ranging from food drives to charity walks. We also conduct periodic wellness surveys to assist in tailoring our employee health programs.

Philanthropy. The Company provides financial support to charitable organizations focused on strong communities and a healthy planet. Our philanthropic philosophy is to provide unrestricted grants to allow the organizations we support to execute their programs most efficiently. Additionally, we continued our Matching Gifts Program through which the Company matches employee donations made to qualified organizations with the opportunity for employees to earn up to a $500 match. To learn more about our efforts, please view our annual Sustainability Report on our website located at https://kilroyrealty.com/sustainability.

KILROY REALTY	PROXY STATEMENT	33

BOARD COMMITTEES

Our Board has five (5) standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Governance Committee, (iv) the CSR&S Committee, and (v) the Succession Planning Committee.

All members of the Audit Committee, Compensation Committee, and Governance Committee are Independent Directors. Our Audit Committee, Compensation Committee, Governance Committee, CSR&S Committee, and Succession Planning Committee each operate under a written charter adopted by our Board, which is available in the Investors — Overview — Governance Documents section of our website at https://www.kilroyrealty.com.

Director Name	Independent	Audit	Compensation	Governance	CSR&S	Succession Planning

Edward F. Brennan, PhD LID*	X		C	✓		✓

Jolie A. Hunt	X		✓	✓	C

Scott S. Ingraham	X	F C		✓

Louisa G. Ritter	X	F ✓	✓	✓

Gary R. Stevenson	X		✓	✓		C

Peter B. Stoneberg	X	F ✓		C	✓

Angela M. Aman

John Kilroy						✓

LID Lead Independent Director    ✓ Committee Member     F Financial Expert     C Committee Chair

*	Dr. Brennan is expected to be appointed independent Board Chair if elected at the Annual Meeting.

34	PROXY STATEMENT	KILROY REALTY

AUDIT COMMITTEE

MEMBERS* Scott S. Ingraham (Chair) Louisa G. Ritter Peter B. Stoneberg All Independent** All NYSE / SEC Qualified Financial Experts**†	MEETINGS • Held seven meetings during 2023 KEY MEMBER SKILLS • High level of financial experience • Senior leadership experience • Risk oversight/ management experience

RESPONSIBILITIES

The responsibilities of the Audit Committee include, among other things, overseeing:

•   the appointment, compensation, and oversight of the independent auditor, including the independent auditor’s qualifications and independence;

•   the quality and integrity of the Company’s financial statements, including the annual audit and review of the Company’s financial statements, critical accounting policies, critical audit matters, and issues encountered during the annual audit;

•   the Company’s compliance with legal and regulatory requirements;

•   the Company’s accounting and system of internal controls;

•   cybersecurity and information security risks, including risk mitigation, ongoing employee training, and insurance coverage to defray security breach costs;

•   the performance of the Company’s internal audit function and independent auditor; and

•   the Company’s policies and internal control procedures in place to safeguard the Company’s assets, including the scope of applicable risk of loss insurance, the Company’s cybersecurity risks and preparedness, and the Company’s significant financial risk exposures and policies.

*	Dr. Brennan also served on the Audit Committee until March 27, 2023.

**	Each member of the Audit Committee is independent under applicable SEC and NYSE listing standards for audit committee membership.

†	The Board based its determination on the qualifications and business experience of each of Messrs. Ingraham and Stoneberg and Ms. Ritter described above under “Proposal 1 — Election of Directors.”

KILROY REALTY	PROXY STATEMENT	35

EXECUTIVE COMPENSATION COMMITTEE

MEMBERS* Edward F. Brennan, PhD (Chair) Jolie A. Hunt Louisa G. Ritter Gary R. Stevenson All Independent**	MEETINGS • Held six meetings during 2023 KEY MEMBER SKILLS • Senior leadership experience • Risk oversight/ management experience • Advanced degree/ professional accreditation

RESPONSIBILITIES

The responsibilities of the Compensation Committee include, among other things:

•   reviewing and making any necessary changes to our compensation philosophy, including reviewing the risk level of the Company’s compensation arrangements;

•   reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of those goals and objectives, and determining and approving our CEO’s compensation level based on such evaluation;

•   reviewing and approving the compensation for our other executive officers and all executive officers’ employment agreements, severance arrangements, or any other compensation-related agreements;

•   reviewing and making recommendations to the Board regarding compensation for non-employee members of our Board;

•   reviewing and making recommendations to the Board regarding the adoption, amendment or any discontinuation of any compensation plans under which Company securities may be issued, or which otherwise requires stockholder approval, and approving award grants under any such plan and the terms of any such awards;

•   appointing the Company’s 401(k) Committee (which is not a committee of the Board);

•   overseeing the Company’s 401(k) Committee;

•   overseeing the Company’s relationship with its compensation advisors;

•   overseeing the administration of the Company’s clawback policy and stock ownership guidelines; and

•   preparing the Compensation Committee Report included in this Proxy Statement and, if appropriate, recommending to the Board that the CD&A be included in the Proxy Statement.

*	Mr. Stoneberg also served on the Compensation Committee until March 27, 2023. Ms. Ritter joined the Compensation Committee on March 27, 2023.

**

In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a separate committee of the Board or a subcommittee of the Compensation Committee. The Compensation Committee has not delegated any of its responsibilities or authority. In 2023, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to assist it in reviewing our 2023 compensation programs and retained Korn Ferry to assist it in reviewing performance-based vesting and incentive payment determinations for 2023, reviewing our 2024 compensation programs, and to advise on the terms of Ms. Aman’s employment and compensation. As discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Independent Compensation Consultant” below, the Compensation Committee assessed the independence of Mercer and Korn Ferry and has concluded that its engagement of each of them did not raise any conflict of interest with the Company and that each of them is independent. The services provided by Mercer and Korn Ferry in 2023 are also discussed in that section.

36	PROXY STATEMENT	KILROY REALTY

At the request of the Compensation Committee, certain of our executive officers aid the Compensation Committee in reviewing and analyzing our executive compensation program. These services are discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Management in Executive Compensation Planning” below.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS Edward F. Brennan, PhD Jolie A. Hunt Scott S. Ingraham Louisa G. Ritter* Gary R. Stevenson Peter B. Stoneberg (Chair) All Independent	MEETINGS • Held six meetings during 2023 KEY MEMBER SKILLS • Legal/regulatory experience • Public company executive/Board experience • Risk oversight/ management experience

RESPONSIBILITIES

The responsibilities of the Governance Committee include, among other things:

•   identifying individuals qualified to serve as Board members consistent with criteria approved by the Board;

•   recommending director nominees for the next annual meeting of stockholders for approval by the Board and to fill vacancies on the Board, including making recommendations to the Board concerning the appropriate size of the Board;

•   developing and annually reviewing the Corporate Governance Guidelines, and the director qualification criteria set forth therein, and recommending any proposed changes to the Board;

•   overseeing the evaluation of the Board;

•   overseeing the Code of Business Conduct and Ethics and the Related Party Transactions Policy and reviewing all Related Party Transactions and Principal Party Transactions (as defined under “Other Matters — Certain Relationships and Related Party Transactions”); and

•   generally advising the Board on corporate governance and related matters.

*	Ms. Ritter joined the Governance Committee on March 27, 2023.

Additionally, the Governance Committee has the authority to engage any independent counsel or other outside experts or advisors it deems desirable or appropriate.

KILROY REALTY	PROXY STATEMENT	37

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY COMMITTEE

MEMBERS Jolie A. Hunt (Chair) Peter B. Stoneberg John Kilroy	MEETINGS • Held two meetings during 2023 KEY MEMBER SKILLS • Human capital management • Strong leadership experience

RESPONSIBILITIES

The responsibilities of the CSR&S Committee include, among other things:

•  generally advising the Board and management of the Company on matters related to the Company’s corporate social responsibility objectives, including but not limited to:

○   sustainability, including short- and long-term climate-related risks and opportunities, and advancing progress on energy, carbon, water, and waste goals;

○   human capital matters, including diversity and inclusion, health and wellness, and employee engagement;

○  philanthropy and community involvement, and good corporate citizenship; and

○   other non-financial issues that are of significance to the Company and our stockholders; and

•  developing and overseeing Company goals, policies and procedures, and initiatives to ensure alignment with, and promote the achievement of, such objectives.

SUCCESSION PLANNING COMMITTEE

MEMBERS Gary R. Stevenson (Chair) Edward F. Brennan, PhD John Kilroy	MEETINGS • Held nine meetings during 2023 KEY MEMBER SKILLS • Senior leadership experience • Public company board experience • Risk oversight/human capital management experience

RESPONSIBILITIES

The responsibilities of the Succession Planning Committee include, among other things:

•   identifying, as needed, potential successors for CEO and other key management positions for consideration by the Board;

•   reviewing management’s policies and strategies related to succession generally; and

•   reviewing and maintaining the Company’s emergency succession plan.

38	PROXY STATEMENT	KILROY REALTY

DIRECTOR SELECTION, EVALUATION, AND COMMUNICATIONS

Qualifications of Director Nominees

The Board is committed to having a membership comprised of individuals who by occupation, background, and experience are in a position to make strong, positive contributions to the Company and our stockholders, and will include women and individuals from minority groups in the qualified pool from which director candidates are selected. In considering candidates for nomination or appointment to the Board, the Governance Committee and the Board seek director candidates who, both individually and collectively, have such knowledge, experience, and education, based on criteria determined by the Governance Committee, to further the objectives of the Company at a given point in time and to provide balance to the Board’s knowledge, perspective, experience, and expertise. The Governance Committee has established board membership criteria (the “Board Membership Criteria”), which it uses as a guideline in considering nominations to the Company’s Board. The criteria include, but are not limited to:

•	Commitment to promoting the long-term interests of the Company’s stockholders;

•	Reputation and character;

•	Knowledge, experience, and education;

•	Mature business judgment;

•	Sufficient time, energy, and attention to dedicate to the Company’s affairs;

•	Diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills, and experience;

•	Compliance with the Company’s stock ownership guidelines, as set forth in the Corporate Governance Guidelines;

•	Independence; and

•	Provide balance to the Board’s knowledge, perspective, experience, and expertise.

In addition, the Company’s Bylaws and listing standards of the NYSE require the Board to be composed of a majority of directors who qualify as “Independent Directors” as defined therein. In considering director candidates, the Governance Committee and Board do not discriminate based on race, ethnicity, national origin, gender, religion, or disability.

The Board Membership Criteria established by the Governance Committee are not exhaustive and the Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Governance Committee reviews and assesses the Board Membership Criteria annually.

Process for Identifying Nominees for Director

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Governance Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The Governance Committee will review each potential candidate’s qualifications against the Board Membership Criteria described above. In reviewing each potential candidate, the Governance Committee also considers the results of the annual Board and individual director evaluations for purposes of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as director nominees.

Stockholder-Recommended Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. Candidates recommended by a stockholder are evaluated in the same manner as candidates identified by the Governance Committee. The Company’s Policies and Procedures Concerning Consideration of Director Candidates can be found in the Governance Documents section of our website at https://www.kilroyrealty.com. All recommendations must be directed to the Governance Committee c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. Recommendations for director nominees to be considered at the 2025 annual meeting of stockholders must be received in writing not later than November 30, 2024.

KILROY REALTY	PROXY STATEMENT	39

Each stockholder recommending a person as a director candidate must provide the Company with the following information for the Governance Committee to determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate:

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is an employee of the recommending stockholder or any member of the recommending stockholder group or has been at any time during the current or preceding calendar year;

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted directly or indirectly any consulting, advisory, or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates during the current or preceding calendar year;

•

Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

The recommending stockholder must also provide supplemental information that the Governance Committee may request to determine whether the recommended director candidate (i) meets the standards of independence established by the NYSE; (ii) satisfies the Board Membership Criteria described above; and (iii) is qualified to serve on the Audit Committee. In addition, the recommending stockholder must include the consent of the recommended director candidate and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Governance Committee. The Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, although it will only recommend to the Board as potential nominees those candidates it believes are most qualified. The Governance Committee will not consider any director candidate if his or her candidacy or, if elected, Board membership, would violate controlling state or federal law.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Governance Committee, the Governance Committee oversees an annual evaluation of the performance of the Board. Each standing committee also conducts a separate evaluation of its own performance and of the adequacy of its charter and reports to the Board on the results of this evaluation. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The Governance Committee also reviews the qualifications and effectiveness of individual directors each year when the directors stand for re-nomination. The review of individual directors includes an assessment of each director’s skills and experience in relationship to the Board Membership Criteria and that director’s commitment to the Board as evidenced by preparation for, understanding of, and attendance at, Board meetings. The results of the individual director evaluations and the Governance Committee’s recommendations regarding director nominations are reported to the Board. The annual evaluations are generally conducted in the fourth quarter of each year or in the first quarter of the following year.

40	PROXY STATEMENT	KILROY REALTY

Communications with the Board

Stockholders or other interested parties who wish to contact the Board, the Board Chair or the Lead Independent Director, any Board committee, or our Independent Directors as a group may send written correspondence c/o Board of Directors at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The name of any specific intended Board recipients should be clearly noted in the communication. All communications will be received, processed, and forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes, and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board. In addition, if requested by stockholders, when appropriate, the Board Chair or the Lead Independent Director will also be available for consultation and direct communication with stockholders.

KILROY REALTY	PROXY STATEMENT	41

AUDIT AND NON-AUDIT FEES

Deloitte has served as the Company’s independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997. Deloitte is expected to be reappointed by the Audit Committee for the current fiscal year at its meeting to be held during the second quarter, which will precede the Annual Meeting.

The Audit Committee of the Board has determined that Deloitte is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by Deloitte and establishes a pre-approved aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting. The Audit Committee has delegated this pre-approval authority to Mr. Ingraham, the Chair of the Audit Committee, although such delegation does not limit the authority of the Audit Committee to pre-approve in its discretion any specific services to be provided by Deloitte.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by Deloitte for professional services rendered in fiscal years 2023 and 2022 are as follows:

Fees(1)	2023	2022

Audit Fees(2)	$1,879,490	$1,852,190

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	—	—

Total Fees	$1,879,490	$1,852,190

(1)

All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures described above. The Audit Committee has concluded that the provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence.

(2)

Includes the aggregate fees billed for the audits of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting, review of financial statements included in their quarterly reports on Form 10-Q, consultations with management on technical accounting and regulatory issues and services provided for assistance with and review of other regulatory filings.

42	PROXY STATEMENT	KILROY REALTY

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board is composed of Independent Directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1)(i) thereunder, and the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee appoints the Company’s independent auditor and reviews and discusses the audited financial statements included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K with management, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting.

Deloitte & Touche LLP, the Company’s independent auditor, is responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2023 with management and Deloitte. The Audit Committee discussed with Deloitte its judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company. The Audit Committee also considered the compatibility of Deloitte’s provision of audit and any tax and non-audit services with Deloitte’s independence.

The Audit Committee discussed with Deloitte the overall scope of its respective audits. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of its examinations, evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee relied upon the information, opinions, reports, and statements presented to them by the Company’s management and by Deloitte. The Audit Committee held seven meetings during 2023.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements as of and for the year ended December 31, 2023 be included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 9, 2024.

Audit Committee

Scott S. Ingraham, Chair

Louisa G. Ritter

Peter B. Stoneberg

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

KILROY REALTY	PROXY STATEMENT	43

OUR EXECUTIVE OFFICERS

Age: 44 Director Since: 2024 Officer Since: 2024 Race/Ethnicity: Caucasian	ANGELA M. AMAN Chief Executive Officer and Director Biographical information regarding Ms. Aman is set forth above under the caption “Proposal 1 — Election of Directors.”

Age: 64 Officer Since: 2000 Race/Ethnicity: Caucasian	JUSTIN SMART President

•   Mr. Smart was appointed President effective March 2023.

•   Mr. Smart previously served as President, Development and Construction from July 2022 through February 2023, and as Executive Vice President, Development and Construction Services from January 2013 through June 2022. Mr. Smart served as Senior Vice President of Development and Construction Services from August 2000 through December 2012.

•   Mr. Smart has more than 30 years of real estate development experience covering a wide range of product types, including office, industrial, residential, and resort properties throughout the United States.

•   From June 1996 to August 2000, Mr. Smart was Vice President of Development with Intrawest Corporation, a leading developer of resorts and resort real estate.

•   Prior to 1996, Mr. Smart served as Vice President of Construction with Kilroy Industries.

44	PROXY STATEMENT	KILROY REALTY

Age: 41 Officer Since: 2017 Race/Ethnicity: Caucasian	ELIOTT TRENCHER Executive Vice President, Chief Financial Officer and Chief Investment Officer

•   Mr. Trencher was appointed Chief Financial Officer and Treasurer in February 2022 (serving in an interim capacity until February 2023), and continues to also serve as Chief Investment Officer, a position he has held since December 2020 with responsibility for acquisitions, dispositions, joint ventures, and new markets. Upon joining the Company in 2017, Mr. Trencher served as Senior Vice President, Corporate Strategy.

•   Prior to joining the Company, Mr. Trencher worked at Cohen & Steers (NYSE: CNS) from 2008 to 2017 where he held various roles, the most recent of which was Vice President, Associate Portfolio Manager. In this role, he was an integral member of the team responsible for investing a multi-billion-dollar portfolio in US REITs. Mr. Trencher specialized in office, life science, healthcare, and industrial REITs.

•   From 2005 to 2008, Mr. Trencher was employed at Goldman Sachs (NYSE: GS) where he was an Analyst in the Corporate Real Estate Group.

•   Mr. Trencher received his Bachelor of Arts degree in Economics from New York University.

Age: 68 Officer Since: 2014 Race/Ethnicity: Caucasian	A. ROBERT PARATTE Executive Vice President, Chief Leasing Officer

•   Mr. Paratte was appointed Executive Vice President, Chief Leasing Officer in February 2023. Mr. Paratte served from January 2014 until February 2023 as Executive Vice President, Head of Leasing and Business Development. Mr. Paratte is responsible for the Company’s leasing and business development activities across all regions in which the Company operates. Across a two-decade plus career in commercial real estate, Mr. Paratte has held leadership roles in a variety of disciplines, including leasing, property acquisitions, development, and property management.

•   Mr. Paratte joined the Company after seven years at Tishman Speyer where he was managing director for global leasing and business development from April 2007 to December 2013.

•   Prior to Tishman Speyer, Mr. Paratte was a partner at San Francisco-based William Wilson and Associates.

•   Mr. Paratte is a licensed California Real Estate Broker and a member of the Urban Land Institute.

•   Mr. Paratte holds a Bachelor of Science degree in Environmental Planning from the University of California, Davis and an MBA from the University of San Francisco.

KILROY REALTY	PROXY STATEMENT	45

Age: 52 Officer Since: 2001 Race/Ethnicity: Caucasian	HEIDI ROTH Executive Vice President, Chief Administrative Officer and Secretary

•   Ms. Roth was appointed Executive Vice President, Chief Administrative Officer in February 2019 and she was appointed Secretary effective March 2023. Ms. Roth has been with the Company since 1997 and most recently held the role of Executive Vice President and Chief Accounting Officer following her appointment as Senior Vice President and Controller in July 2005. Prior to such time, Ms. Roth held various other positions with the Company, including serving as the Company’s Vice President, Internal Reporting and Strategic Planning.

•   Prior to joining the Company, Ms. Roth was a CPA with Ernst & Young in Los Angeles. She is a Certified Public Accountant (inactive) and a member of the AICPA.

•   Ms. Roth currently serves as Chair of the Board of Directors and Chair of the Audit Committee of the Board of Directors of Crystal Stairs, Inc., a nonprofit child development organization and is an emeritus member of the National Association of Real Estate Investment Trust’s Best Financial Practices Council.

•   Ms. Roth received her Bachelor of Science degree in Accounting from the University of Southern California.

Age: 55 Officer Since: 2017 Race/Ethnicity: Caucasian	JOHN OSMOND Executive Vice President, Head of Asset Management

•   Mr. Osmond was appointed Executive Vice President in February 2022 after serving as Senior Vice President, Head of Asset Management since March 2019 and Senior Vice President, Asset Management in the San Francisco region since 2017. Mr. Osmond is responsible for the company’s asset management and operations of the office, retail, and life science portfolios.

•   Prior to joining the Company, Mr. Osmond held leadership positions at Broadreach Capital Partners, Ellis Partners, Equity Office Properties, and Spieker Properties and has managed office, industrial, residential, retail, and life science product throughout the Western United States.

•   In addition to asset management, Mr. Osmond has over two decades of experience in the disciplines of leasing, acquisitions, dispositions, and development.

•   Mr. Osmond received a Bachelor of Science degree in Business Administration, with an emphasis in Real Estate Management, from California State University East Bay.

•   Mr. Osmond is a member of Urban Land Institute and NAIOP.

46	PROXY STATEMENT	KILROY REALTY

COMPENSATION DISCUSSION

AND ANALYSIS

INTRODUCTION

This CD&A describes the material elements of our executive compensation program, the compensation decisions made under the program, and the factors considered in making those decisions for the NEOs listed below for 2023. Ms. Aman, our CEO, is not an NEO for 2023 because she did not commence employment with the Company until January 2024.

Name	Title
John Kilroy	Former Chief Executive Officer; Chair of the Board*
Justin Smart	President*
Eliott Trencher	Executive Vice President, Chief Financial Officer and Chief Investment Officer*
A. Robert Paratte	Executive Vice President, Chief Leasing Officer*
Heidi Roth	Executive Vice President, Chief Administrative Officer and Secretary
Tyler Rose	Former President and Secretary*

*   Mr. Kilroy retired as CEO of the Company on January 21, 2024. Mr. Rose separated from employment on March 1, 2023. Mr. Smart assumed the role of President of the Company on Mr. Rose’s separation, having previously served the Company as its President, Development and Construction Services. Mr. Trencher’s service as Chief Financial Officer was in an interim capacity until February 1, 2023. Mr. Paratte served as Executive Vice President, Head of Leasing and Business Development until his appointment on February 1, 2023 as Executive Vice President, Chief Leasing Officer.

Our Business

We are a self-administered REIT that is active in premier markets on the West Coast of the United States and in Austin, Texas. With more than 70 years of history, we have built deep experience in the regions we operate in through multiple macroeconomic and real estate cycles. In 1997, we became a publicly traded REIT and in 2013, we were added to the S&P MidCap 400 Index. We believe the following aspects of our business make us one of the leading office and life science REITs in the United States:

•

A fully integrated real estate platform. Our core management capabilities encompass all aspects of real estate, including the leasing, asset management, property management, construction management and the acquisition, financing, development, redevelopment, and disposition of office, life science, and mixed-use projects.

•

Strong development experience. We maintain an active, multi-year development program that focuses on economically dynamic locations where anticipated long-term demand is strong, supply is limited, and barriers to entry are high.

•

A leader in sustainability. We are an advocate of sustainability practices and are an industry leader in LEED-certified design, development, and property operations. As discussed under “Corporate Social Responsibility and Sustainability — Commitment to Sustainability” above, we are proud to have achieved carbon-neutral operations across our portfolio since 2020. We achieved this commitment in December 2020 and have maintained carbon-neutral operations since that time.

•

An innovator in work spaces. We strive to be a leader in rethinking and reshaping the physical work environment, which we believe is necessary to meet the evolving needs of the fast-paced and knowledge-driven businesses that choose to locate in our markets.

KILROY REALTY	PROXY STATEMENT	47

EXTENSIVE STOCKHOLDER ENGAGEMENT AND RESPONSE TO 2023 VOTE

The Compensation Committee values input from the Company’s stockholders. In 2023, we reached out to the holders of more than 75% of our shares of common stock and requested meetings to solicit their input on a variety of topics, including market conditions, executive compensation, corporate strategy, and corporate governance practices. We met with each of the stockholders who accepted such request, which included holders of more than 60% of our shares of common stock. Our Lead Independent Director and Chair of the Compensation Committee personally led all of these meetings.

The Compensation Committee recognizes that the results of the 2023 Say-On-Pay vote demonstrated that some stockholders had certain specific concerns about the compensation provided to our NEOs. The feedback we received was generally that stockholders supported our performance-based executive compensation program, but that most who had voted against our 2023 Say-On-Pay vote and our 2022 Say-On-Pay vote had done so because of the severance arrangements in place under Mr. Kilroy’s employment agreement and the severance arrangements that had been in place with our former Executive Vice President and Chief Operating Officer, Jeffrey Hawken. The following chart summarizes the feedback we received and the actions taken in response to that feedback.

Feedback	Actions Taken

Point #1. Certain stockholders expressed concern with Mr. Kilroy’s compensation levels and the level of severance benefits provided in the employment agreement entered into with Mr. Kilroy in 2018, which has been disclosed in our Proxy Statement every year since. However, stockholders generally understood that:

•  we had no unilateral right to take the benefits away from Mr. Kilroy; and

•  it is not realistic to think that a lesser level of benefits for Mr. Kilroy could have been negotiated while his contract was in effect (at least, not without providing replacement benefits that would have a similar value, thus resulting in no meaningful net gain for the Company and our stockholders; further, the full severance benefits for Mr. Kilroy might never have been, and indeed were not, triggered).

•  Peer Group Data and Compensation Consultant Advice. Last year, the Compensation Committee affirmed that it would obtain input from its independent compensation consultant in structuring any severance arrangements in a new CEO’s employment agreement and that it would structure any such severance arrangements based on the practices of our peer group of companies. In structuring Ms. Aman’s employment and compensation terms, the Compensation Committee considered peer group data and obtained input from Korn Ferry.

•  Right-Sized CEO Compensation Levels. Ms. Aman’s annual compensation levels reflect appropriate peer group data and are significantly lower than the compensation arrangements that had been in place for Mr. Kilroy while he was CEO. Specifically, Ms. Aman’s 2024 base salary is $800,000 and her 2024 target annual incentive is $1,400,000, while Mr. Kilroy’s 2023 base salary was $1,225,000 and his 2023 target annual incentive was $3,000,000. While the grant date value of Mr. Kilroy’s 2023 annual equity award was $7,000,000 (as discussed below) and Mr. Kilroy had the right to minimum annual equity awards under his employment agreement, Ms. Aman’s employment agreement provides that she was entitled to an initial equity award (with a grant date value of $4,000,000) and an annual equity award (with a value of at least $3,500,000) for only her first two years of employment (2024 and 2025). The Compensation Committee will have full discretion to determine her annual equity awards after 2025. Ms. Aman’s employment agreement is discussed further in the “Employment Agreement with Angela M. Aman” section below.

•  Right-Sized CEO Severance Levels. Severance benefits for Ms. Aman have also been reduced significantly from those provided to Mr. Kilroy based on peer group data. As outlined in the “Estimated Severance and Change in Control Benefits” discussion below, had Mr. Kilroy’s employment terminated due to his retirement on December 31, 2023, his total retirement benefits (as quantified in that section) would have been $55,142,170 and, had his employment been terminated without cause or had he terminated employment for good reason on December 31, 2023, his total severance benefits (as quantified in that section) would have been $75,592,170.

48	PROXY STATEMENT	KILROY REALTY

Feedback	Actions Taken

Should Ms. Aman’s employment be terminated without cause, or should she resign for good reason, her severance benefits would be approximately $4,400,000 ($6,600,000 if the termination occurred in connection with a change in control of the Company), plus a pro-rated bonus for the year of termination, plus reimbursement of premiums to continue healthcare coverage under COBRA for 18 months. Ms. Aman would be entitled to accelerated vesting of her initial equity award in these circumstances, but not any annual or other equity awards she may have received (unless the termination occurred in connection with a change in control of the Company, in which case she would be entitled to accelerated vesting of all equity awards in connection with such a severance event).

•  Transition Agreement with John Kilroy; Required Retirement Benefits but No Severance For a Termination Without Cause. As discussed in the “Transition Agreement with John Kilroy” section below, we entered into a Transition Agreement with Mr. Kilroy in connection with his retirement. Pursuant to the Transition Agreement, Mr. Kilroy delayed his retirement to January 21, 2024 and agreed to provide certain additional transition support during 2024. The Board and Compensation Committee concluded (with input from its independent compensation consultant) that the terms of the Transition Agreement were reasonable, and in the best interests of our stockholders, to help ensure a smooth transition of leadership. Mr. Kilroy is entitled to certain payments under the Transition Agreement for services he is providing in 2024 (in addition to the retirement benefits provided for in his employment agreement), but no bonus or new equity awards for 2024. The payments include $172,000 in salary for January 2024, compensation as a non-employee director beginning in February 2024 while he serves on the Board, and certain monthly consulting fees while he provides consulting advice to the company during 2024 (ranging from $80,000 to $92,000 monthly beginning with February 2024, with a potential $15,000 increase if Mr. Kilroy waives certain administrative support). While stockholders had expressed concern regarding the retirement and severance benefits for Mr. Kilroy, the Company had no unilateral right to take the retirement benefits away from Mr. Kilroy and it was not realistic to think that a lesser level of retirement benefits for Mr. Kilroy could be negotiated (at least, not without providing replacement benefits that would have a similar value, thus resulting in no meaningful net gain for the Company and our stockholders). The Company did avoid paying the higher level of severance benefits to Mr. Kilroy, as Mr. Kilroy did not receive severance for a termination without cause.

Point #2. Certain stockholders continued to express concern with the level of severance benefits provided to our former Chief Operating Officer, Jeffrey Hawken, in connection with his July 2020 separation from the Company. However, stockholders generally understood that (other than confirming that we would not enter into any new arrangements that would require us to extend or renew an employment agreement on the same (or better) terms for the executive or else severance would be triggered under the

•  Commitment to Not Include Such a Provision in New Employment Agreements. The Compensation Committee re-affirmed that the legacy provision at issue in Mr. Hawken’s prior employment agreement (requiring the Company to extend or renew the agreement on the same (or better) terms for the executive or else severance would be triggered under the agreement) is not included in any other current employment agreements with the Company and would not be included in any new Company employment agreements in the future.

•  New Employment Agreements Have Not Included Such a Provision. In March 2023, we entered into an employment agreement with Mr. Trencher and Mr. Trencher’s new employment agreement does not include such a provision. Further, Ms. Aman’s employment agreement does not include such a provision.

KILROY REALTY	PROXY STATEMENT	49

Feedback	Actions Taken

agreement) there was nothing further we could do to address the situation in that:

•  these were legacy provisions in Mr. Hawken’s prior employment agreement;

•  the severance benefits would have been triggered even earlier had we failed to extend the term of Mr. Hawken’s employment agreement upon substantially the same (or better) compensation and other terms for Mr. Hawken;

•  we had no unilateral right to take the benefits away from Mr. Hawken; and

•  it was not realistic to think that a lesser level of benefits for Mr. Hawken could have been negotiated in the circumstances (at least, not without providing replacement benefits that would have had similar value, thus resulting in no meaningful net gain for the Company and our stockholders).

Point #3. A desire for more objectivity and simplicity in our short-term incentives.	As discussed in more detail below, our 2024 short-term incentive program has been further streamlined to simplify the program, and includes additional objective weightings of goals.
Point #4. General support for our performance-based executive compensation program.	The Compensation Committee adopted a substantially similar performance-based executive compensation program for each of 2023 and 2024.

When making future compensation decisions for our NEOs, the Compensation Committee will continue to consider the views that stockholders express through the annual Say-on-Pay votes and through direct communication between stockholders and our Lead Independent Director, our Board, and management.

2023 COMPANY PERFORMANCE

During 2023, the Company achieved strong financial and operational results and further positioned itself for continued long-term growth. Below is a summary of our key achievements:

LEASING	2023 CHANGE IN GAAP RENTS(1)	OFFICE DEVELOPMENT DELIVERIES

1.35M SF	14.8%	830K SF

Highest Annual Leasing Volume Since 2019	Strong Increase to Average GAAP Rents on Leases	Another Strong Year of Development Deliveries

(1)

Change in GAAP rents (leases executed) is calculated as the change between GAAP rents for signed leases and the expiring GAAP rents for the same space. May include leases for which re-leasing timing was impacted by the COVID-19 pandemic and restrictions intended to prevent its spread. Excludes leases for which the space was vacant when the property was acquired by the Company.

50	PROXY STATEMENT	KILROY REALTY

Despite the challenging economic backdrop, we continued to execute on our strategic initiatives in 2023, while managing our comprehensive risk profile, and generating solid year-over-year financial and operational results, which included the following:

Solid 2023 Operational Performance.

•

Signed ~1,350,000 square feet of leases, our highest annual leasing volume since 2019, including ~1,285,000 square feet of new or renewing leases in the stabilized portfolio and ~65,000 square feet of leases in the Company’s current development program. Highlights include:

—	A ~157,000 square foot new lease with a global technology company for a term of approximately five years at our Mathilda Campus in Sunnyvale

—	A ~65,000 square foot new lease with a technology company for a term of approximately five years at our Kilroy Sabre Springs property in San Diego

—	A ~58,000 square foot renewal with a healthcare information technology company for a term of approximately six years at our Carmel Valley Corporate Center property in Del Mar

•	Stabilized office portfolio was 86.4% leased and 85.0% occupied at year-end

Another Strong Year of Development Deliveries. We continued to create significant value for our stockholders through our development program.

In 2023, we completed construction on over $750 million of office space. These projects included:

•	200 W. 6th Street (Indeed Tower) – a $690 million, ~760,000 square foot office project located in the Austin CBD, which was 78% leased at year-end

•

9514 Towne Centre Drive – a $60 million, ~70,000 square foot office project located in the University Towne Center submarket of San Diego, which was 100% leased to a global technology company at year-end

Over the past ten years, we have delivered projects, at a cost of $5.6 billion, encompassing ~6.9 million square feet of office space, 198,000 square feet of retail and production, distribution and repair space, and 1,001 residential units. The office projects were approximately 94% leased upon stabilization and generated a stabilized cash return on cost that averaged between 7.0% and 8.0%.

Prudent Balance Sheet Management. During 2023, we took proactive measures to maintain our financial flexibility and liquidity and strengthen our balance sheet. Below is a list of these actions and key achievements:

•

Ended 2023 with liquidity of approximately $1.9 billion, which was comprised of approximately $766.7 million of cash and cash equivalents and certificates of deposits and full availability under our $1.1 billion revolving credit facility

•	Full year 2023 Net Debt to EBITDA of 6.1x(2)

•

Completed an opportunistic financing transaction that enhanced our liquidity with a non-recourse secured loan on a portion of our One Paseo campus for $375 million with a maturity date of August 10, 2034. The loan bears interest at a fixed rate of 5.90% on an interest-only basis

•	Successfully upsized our 2022 term loan by $120 million via the accordion, increasing our aggregate outstanding amount to $520 million with a maturity date of October 3, 2026(3)

•	Maintained Baa2/BBB ratings from Moody’s/S&P

•	Repurchased approximately $21.3 million of our $425 million unsecured senior notes due December 2024 at a discount

(2)

The net debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s 2023 EBITDA, for such period. The Company’s 2023 EBITDA reflects our pro rata share of joint ventures and excludes $14.5 million in CEO retirement-related costs. Debt is presented net of cash.

(3)	Reflects the exercise of two one-year extension options.

KILROY REALTY	PROXY STATEMENT	51

Business Values Take into Account Non-Financial Objectives. We are committed to pursuing corporate responsibility objectives, including sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company, our tenants, and our stockholders, as further described under “Corporate Social Responsibility and Sustainability” beginning on page 5.

Maintained Leadership Position in Sustainability. We continue to be recognized for our industry-leading sustainability practices. For a list of accomplishments, see “Corporate Social Responsibility and Sustainability — Industry Leading Sustainability Practices” on page 9.

Strong Company Leadership. The Company’s leadership team is comprised of individuals that have extensive real estate experience. On February 1, 2023, Eliott Trencher was promoted to Chief Financial Officer (CFO), no longer serving as CFO on an interim capacity. In addition, Mr. Kilroy retired as our Chief Executive Officer (CEO) after 30 years on January 21, 2024 and on January 22, 2024, we welcomed Angela Aman as our new CEO.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s corporate strategies, business objectives, and the creation of sustainable long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking annual cash incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives;

•	To set total compensation to be competitive with companies in our peer group, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•	To provide a majority of target total direct compensation for the NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain, and incentivize talented and experienced individuals in the highly competitive West Coast and Austin, Texas employment and commercial real estate markets.

52	PROXY STATEMENT	KILROY REALTY

WHAT WE PAY AND WHY: EXECUTIVE COMPENSATION ELEMENTS

The following table sets forth the key elements of our executive compensation program, along with the primary objective and key features associated with each element of compensation.

Compensation Element	Primary Objective		Key Features	Page Reference

Base Salary	•	To provide a regular source of income so employees can focus on day-to-day responsibilities.	•

Competitive pay, considering job scope, position, knowledge, tenure, skills, and experience. Base salary is a relatively small portion of each NEO’s overall compensation opportunity, as we believe that the majority of each executive’s compensation opportunity should be directly tied to financial and operational performance and/or total shareholder returns.

Page 55
	•	To recognize ongoing performance of job responsibilities.

Short-Term Incentives (Annual Cash Bonuses)	•	To motivate and reward for achievement of annual financial and operational goals and other strategic objectives measured over the year.	•

Final payouts are awarded to our NEOs based on specific performance metrics and qualitative goals, with weightings assigned to each measurement category that are established at the beginning of each year based on the Company’s business plan. Each NEO can earn between 0% and 150% of their target cash incentive based on the Company’s performance against the pre-established goals.

Page 55

Long-Term Incentives (Annual Equity Awards)	•	To emphasize long-term performance objectives.	•

For 2023, three-fourths of our NEOs’ annual long-term incentive award was subject to performance-based vesting requirements over a three-year period. The award would be forfeited if a minimum FFO per share threshold for 2023 was not achieved (without the opportunity to vest in any future year) and, if the FFO goal was achieved, 50% of the award was subject to vesting based on relative TSR performance over the entire three-year vesting period and 50% of the award was subject to vesting based on the average ratio of net debt to EBITDA performance over the entire three-year vesting period.

Page 59
	•	To encourage creation of equity value and further align the interests of our NEOs with stockholder interests.
	•	To retain key executives through the performance and vesting periods.

DESIGN FEATURES OF THE 2023 EXECUTIVE COMPENSATION PROGRAM

We believe that our executive compensation program strikes an appropriate balance between attracting and retaining executives with the expertise and talent required to execute on our active portfolio management strategy, and linking compensation with the performance of the Company. Below is a summary of some of the key design features of our 2023 executive compensation program.

•

Majority of NEO Target TDC is “At Risk.” Approximately 89% of Mr. Kilroy’s target TDC(4) and approximately 79% of our other NEOs’ target TDC for 2023 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price, and/or individual performance, as shown below.

(4)

As used in this Proxy Statement, “target TDC” means the executive’s base salary, target annual cash incentive, and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2023. In this Proxy Statement, when presenting the average target TDC for our other NEOs (NEOs other than Mr. Kilroy), and in presenting the average portion of the other NEOs’ target TDC that is at risk, performance-based or in the form of long-term incentives, Mr. Rose has been excluded because his employment with the Company ended during 2023.

KILROY REALTY	PROXY STATEMENT	53

•

Annual Short-Term Incentives Based on Performance Measurement Framework. Annual short-term incentives (annual cash bonuses) are “at risk” because the amount awarded could range from 0% to 150% of the NEO’s target short-term incentive depending on Company performance. The Compensation Committee determined the 2023 annual short-term incentives for our NEOs based on a rigorous performance measurement framework, assessing the Company’s actual performance against pre-established financial and operational goals (including ESG goals). We also applied specific weightings for each Company performance category to reduce the degree of qualitative judgment applied in determining final payouts. Based on the Company’s performance (as reflected on pages 50-52), the Compensation Committee determined that the final 2023 short-term incentives for our NEOs who received payments under this program would be 125% of target payout levels. See “Short-Term Incentives — Decisions for 2023; 2023 Key Operating and Financial Goal Setting and Performance” on pages 56-59 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of equity-based long-term incentives that vest over a three-year period. In 2023, approximately 62% of Mr. Kilroy’s (and approximately 57% of our other NEOs’) target TDC was in the form of equity-based long-term incentives. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders. Annual long-term equity awards are “at risk” because the final award value depends on our relative total shareholder return and continued service over the three-year vesting period. In addition, three-fourths of our NEOs’ 2023 annual equity awards are subject to performance-based vesting. Shares available to be earned were contingent on achievement of a threshold level of FFO per share for 2023. If that goal was achieved, vesting levels will be determined based on (i) our TSR compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards) and (ii) our average annual ratio of net debt to EBITDA over that period (for the remaining 50% of the performance-based awards).

•

Target TDC Set Taking into Account Market Pay Levels and Payouts are Linked to Performance. The Compensation Committee did not set 2023 target TDC levels at any specific percentile against our peer group. Rather, the Compensation Committee considered peer group compensation data for 2022 to inform its decision-making process for 2023. In setting the 2023 compensation levels, the Compensation Committee also considered the following factors:

—

Active Portfolio Management Strategy in Highly Competitive Markets. Our business model requires an active portfolio management strategy (see “2023 Company Performance” beginning on page 50 for a summary of our 2023 activities). We believe implementing this strategy requires a broader skill set than those of executives who focus primarily on managing cash flows of a more static investment portfolio.

—

Target TDC Realized Only if Goals Achieved. In 2023, approximately 74% of Mr. Kilroy’s (and approximately 65% of our other NEOs’) target TDC was performance-based. As a result, our NEOs would only receive their target TDC if the Company performs.

—

Majority of NEO Target TDC is Subject to Forfeiture and Linked to Performance. As noted above, the payout of our short-term incentives and vesting of performance-based equity awards depends on our actual performance and may be forfeited if threshold goals are not achieved.

2023 NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Committee reviews and authorizes each NEO’s compensation on an annual basis. Executive compensation is not established at any specific percentile against our peer group. Rather, the Compensation Committee considers the following factors:

•

The performance of the Company (e.g., TSR, operational performance, financial performance, investment activity (acquisitions, dispositions, development, and redevelopment), and balance sheet management);

•	The performance of each NEO;

•	The contribution of each NEO to our overall results;

•	Input from our CEO (with respect to our other NEOs);

•	Additional roles or responsibilities assumed;

54	PROXY STATEMENT	KILROY REALTY

•	Experience, skill set, and tenure;

•	Base salary, target short-term incentive, and long-term incentive grant levels for comparable positions at companies in our peer group;

•	The NEO’s employment agreement (if any); and

•	The relative need to retain the NEO.

Base Salary

General Description

As noted above, we provide base salaries as a regular source of income so employees can focus on day-to-day responsibilities and to recognize ongoing performance of job responsibilities.

Decisions for 2023

In February 2023, the Compensation Committee determined that the NEOs’ respective 2023 annual base salary levels would increase by approximately 9% for Mr. Smart and 11% for Mr. Trencher, and would otherwise remain at the same level as in effect at the end of 2022 for the other NEOs. The 2023 annual base salary for each of our NEOs was as follows: $1,225,000 for Mr. Kilroy, $600,000 for Mr. Smart (increased from $550,000), $500,000 for Mr. Trencher (increased from $450,000), $550,000 for Mr. Paratte, and $525,000 for Ms. Roth.

The increases for Mr. Smart and Mr. Trencher were based on the Compensation Committee’s assessment of the factors noted on pages 53-54. The increases for each were specifically in connection with their taking on added responsibilities with the Company.

Short-Term Incentives

General Description

Our short-term incentives (annual cash bonuses) are based on the annual performance of our Company.

During the first quarter of the year, the Compensation Committee approves a performance measurement framework for that year and establishes a target short-term incentive amount for each NEO. This process typically begins prior to year-end, takes place over several months, and involves an on-going dialogue between the Chair of the Compensation Committee and our management team regarding the plan and outlook for the year. In establishing the performance measurement framework, the Compensation Committee considers the Company’s business plan for the year, the Company’s bonus goals and actual performance for the completed year, feedback received from stockholders, and the discussions between the Chair of the Compensation Committee and our management team regarding the plan and outlook for the year. The Compensation Committee also receives input from management regarding the Company’s business plan and the business environment generally and from its independent compensation consultant. The independent compensation consultant is involved throughout the process in advising the Compensation Committee on the general structure of the program, as well as the specific metrics and goals under consideration.

The Compensation Committee selects the performance categories, metrics, and goals that it believes will accurately assess the annual performance of the Company and its strategic goals. The Compensation Committee assigns a weight to each of the performance categories. That weighting further reduces the degree of qualitative judgment applied in determining final payouts.

Following the performance year, the Compensation Committee compares the Company’s actual performance results to the pre-established goals. The Compensation Committee then rates the Company’s performance in each category based on actual operating results against the goals in that category as follows:

•	Extraordinary – 150% of target

•	Superior – 125% of target

•	On Target – 100% of target

•	In-Line – 75% of target

•	Below Target – 50% of target

•	Well Below Target – 0% of target

KILROY REALTY	PROXY STATEMENT	55

The Compensation Committee then applies the weighting for each performance category to determine the Company’s overall achievement and potential bonus payout percentages. The Compensation Committee’s determination on the actual short-term incentive amount paid for each NEO is based on a holistic assessment of results achieved and the business environment for the year (which may take into account the Company’s TSR for the year), and individual awards may vary based on the Compensation Committee’s assessment of each NEO’s contributions and achievements. The Compensation Committee engages in discussions with management regarding the Company’s business plan for the year, the goals that had been established for the performance measurement framework, actual performance results for the year and the general business environment for the year. The Compensation Committee also receives input from its independent compensation consultant regarding these matters and our CEO provides the Compensation Committee with input regarding the performance of the NEOs (other than the CEO’s performance). The maximum amount that may be awarded to an NEO is 150% of the NEO’s target short-term incentive amount.

Since our business strategy requires us to actively manage our portfolio, the Compensation Committee believes that a rigid short-term incentive formula could undermine opportunistic decisions that have a negative impact on short-term gains but create long-term stockholder value (e.g., midyear changes in our strategy or portfolio due to a shift in market conditions or unanticipated opportunities can significantly alter specific objective goals that are set early in the year). The Compensation Committee believes its approach in determining each NEO’s short-term incentive payout reflects an appropriate balance between applying objective criteria and preserving flexibility to keep each NEO focused on strategic decisions that are in the best long-term interests of our stockholders.

Decisions for 2023; 2023 Key Operating and Financial Goal Setting and Performance

The Compensation Committee determined that the NEOs’ 2023 target short-term incentive amounts (as a percentage of base salary) would remain at the same level as in effect for 2022 (other than for Mr. Smart, as noted below). The 2023 target short-term incentive amount for each of our NEOs was as follows: $3,000,000 for Mr. Kilroy, $900,000 for Mr. Smart, $500,000 for Mr. Trencher, $550,000 for Mr. Paratte, and $525,000 for Ms. Roth. Mr. Smart’s 2023 target short-term incentive amount was increased from $550,000 (the amount in effect for 2022) in connection with his promotion to President and based on the Compensation Committee’s assessment of the factors noted on pages 53-54 and, in particular, its assessment of the target incentive opportunities for executives holding similar positions at our peer group of companies. The 2023 target short-term incentive level for Mr. Kilroy was the minimum target amount required pursuant to his employment agreement. Mr. Rose was not eligible for a short-term incentive for 2023 as he separated from employment with us on March 1, 2023.

In developing the performance measurement framework and goals for 2023, the Compensation Committee selected performance measures that it considers to be common measures of REIT performance and the Company prepared a bottoms-up, property-by-property budget that incorporated property specific assumptions for the Company’s stabilized portfolio. The Company then integrated those assumptions with the Company’s development and funding strategies, against a backdrop of existing real estate conditions. As a result, the Company created financial and operational goals that were directly tied to the Company’s existing portfolio and the broader business objectives for 2023.

The Compensation Committee then reviewed and approved the Company’s proposed 2023 financial and operational goals for inclusion in the performance measurement framework, each as described below. Historically, goals have generally been set at levels that were higher than the performance levels achieved in the prior year. However, since the composition of the Company’s portfolio changes from year to year (for example, the Company sold no properties in 2023 as compared to $1.1 billion in 2021), the performance level in the prior year may not accurately reflect the difficulty of achieving the specified level of performance in the current year (for example, because of occupancy levels, scheduled lease expirations, capital expenditure budgets, development activity, product mix, or disposition timing). In these cases, the Compensation Committee may set performance goals at levels that are the same or lower than the performance results achieved in the prior year but at levels that, after considering the composition of the Company’s portfolio at the start of each year, the Compensation Committee believes are comparatively as, or more, rigorous. Specifically, the goals established for 2023 took into account the potential impact of five large tenant move-outs that were known or suspected at the time the Compensation Committee set the goals. Furthermore, significant uncertainties regarding the full, extended impact of the COVID-19 pandemic on the commercial real estate market continued to exist at the time the Compensation Committee set the 2023 performance goals. The Compensation Committee established goals that it believed, when setting the goals, were challenging.

56	PROXY STATEMENT	KILROY REALTY

The design of the 2023 performance measurement framework is mainly consistent with the design of the 2022 performance measurement framework, except that the Company believed that dispositions may be less central to its strategy in 2023 and included dispositions under the category of Balance Sheet Management (whereas it had been a separate category in the 2022 framework). The following table shows the 2023 performance measurement framework and 2023 goals approved by the Compensation Committee in early 2023, as well as the Company’s actual 2023 performance.

2023 Performance Measurement Framework

Category	Metric	2023 Goals	2023 Performance	Why It Is Important
Operations (40% weight)	FFO Per Share(1):	$4.50 to $4.55	$4.74(2)

Our operational performance demonstrates our ability to manage our Class A portfolio profitably and includes key metrics utilized by the REIT industry. We depend primarily on cash flows generated by leasing activity in both the stabilized portfolio and development program. Effective expense management further enhances our financial performance and drives our bottom line results. The amount of leasing, Same Store Cash NOI growth, and occupancy demonstrate our effectiveness in lease execution and expense management. FFO and FAD per share indicate our ability to generate strong net cash flows after funding capital expenditures, corporate overhead, and other corporate expenses, including dividends.

	FAD Per Share(1):	$3.34	$4.03
	Same Store Cash NOI Growth(1):	1.0%	4.4%
	Leasing SF:	750,000	1,347,000
	Average Full-Year Occupancy:	86.5% to 88.0%	87.3%
	G&A Expense ($MM):	$86.0	$78.9(2)

Balance Sheet Management(3) (20% weight)	Net Debt/EBITDA(4):	7.0x	6.1x

Prudently managing our balance sheet allows us to fund our in-place operations and future growth opportunities. Balancing various forms of capital and keeping a keen eye on leverage is critical to our business so that we are well-positioned throughout market cycles. Our success in doing so is measured by our Net Debt/EBITDA ratio, a key metric used by our investors and rating agencies to evaluate financial risks in our business, and our capital raised.

	Capital Raised (Debt, Equity, Dispositions) ($MM):	$400	$495

Development (20% weight)	Cash Return on Property Costs(5):	Kilroy Oyster Point Phase 2: 6.25% - 6.75%	6.25% - 6.75%	Development is a driver of growth and value in our business that can impact the quality of our portfolio, generate meaningful cash flow, and create future value.
		9514 Towne Centre Drive: 8.0% - 8.5%	8.0% - 8.5%
		4690 Executive Drive: 15.0% - 15.5%	15.0% - 15.5%
		4400 Bohannon Drive: 7.75% - 8.25%	7.75% - 8.25%

KILROY REALTY	PROXY STATEMENT	57

Category	2023 Goals and Performance	Why It Is Important
ESG (20% weight)

We set a goal to maintain carbon-neutral operations in 2023, which we achieved through onsite energy efficiency measures, onsite renewable energy generation, offsite renewable energy procurement, and verified carbon offsets.

We also set a goal to achieve a GRESB 5-star rating between our stabilized portfolio and our development portfolio, which we achieved.

We continue to track progress toward our goal that all new office and life science development projects will achieve LEED Gold or LEED Platinum certification. All of our new office and life science development projects in process in 2023 are on track to earn LEED Gold or higher.

We also set goals to maintain gender and ethnic diversity through policy development and workforce representation and transparency, and to increase employee engagement and training around sustainability, and health and wellness. We accomplished these goals in 2023 by maintaining our Company-wide diversity initiative, communicating regularly with our employees on educational and other topics, hosting events such as themed lunches to acknowledge and highlight heritage months, holidays, and other cultural events, and implementing targeted training on diversity and inclusion, and health and wellness-related topics. We maintained transparency around our diversity metrics through disclosing diversity data to the Bloomberg Gender Equality Index (“Bloomberg GEI”), and we were included as a member of the Bloomberg GEI in 2023 for the fourth year in a row.

Given the importance of these topics to our business, our investors and our tenants, as well as for our recruitment and retention efforts, we maintain a focus on corporate social responsibility and sustainability. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities, and minimize our environmental impact, all while creating sustainable, long-term value for our stockholders.

(1)

See Appendix A for the definition of “FFO Per Share,” “FAD (or Funds Available for Distribution) Per Share” and “Same Store NOI (on a GAAP and cash basis)” and reconciliations of net income available to common stockholders computed in accordance with GAAP to FFO Per Share, Adjusted FFO Per Share, Same Store NOI (on a GAAP and cash basis), and to FAD Per Share. 2023 Budgeted FAD assumed approximately $125 million of recurring capex. Adjusted FFO Per Share is used as a performance metric under the performance-based component of our NEO equity awards as defined in those award agreements. The Compensation Committee believes it is nevertheless appropriate to take FFO Per Share into account in our short-term incentive award performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework.

(2)	Excludes $14.5 million of costs related to Mr. Kilroy’s retirement.

(3)	As of December 31, 2023.

(4)

The Company’s 2023 EBITDA reflects our pro rata share of joint ventures and excludes $14.5 million in CEO retirement-related costs. Pro-rata for the Company’s share in the Company’s strategic ventures. The net debt to EBITDA ratio is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take the net debt to EBITDA ratio into account in our short-term incentive performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework. The net debt to EBITDA ratio is calculated as the Company’s consolidated net debt balance for the applicable period, divided by the Company’s EBITDA, as adjusted, for such period. See Appendix A for a definition of “EBITDA, as adjusted,” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to EBITDA, as adjusted.

(5)	Cash return on property costs, as to a particular project, is an estimate of our potential cash flows from the project relative to the amount of cash we estimate to invest in the project.

58	PROXY STATEMENT	KILROY REALTY

At the end of the year, the Compensation Committee determined the Company’s actual 2023 performance disclosed in the chart above and applied the goal weightings set forth above to determine the aggregate total annual bonuses that were earned based on the Company’s 2023 performance. As a result, the Compensation Committee determined that the Company’s overall performance for 2023 was at the “Superior” level. The chart below describes the Compensation Committee’s assessment of the Company’s 2023 achievement of each performance goal category.

Category	2023 Assessment
Operations	145% of Target
Balance Sheet Management	145% of Target
Development	90% of Target
ESG	100% of Target

As a result, the short-term incentive amounts paid to the NEOs (other than Mr. Rose) for 2023 were 125% of target payout levels. The Compensation Committee determined that each of the NEOs made significant contributions to the Company in 2023 and did not make any adjustments to the NEOs’ 2023 annual incentives based on individual performance relative to the team as a whole.

The 2023 actual short-term incentive amount for each of our NEOs (each, 125% of the NEO’s target annual incentive amount) was as follows: $3,750,000 for Mr. Kilroy, $1,125,000 for Mr. Smart, $625,000 for Mr. Trencher, $687,500 for Mr. Paratte, and $656,250 for Ms. Roth.

Long-Term Incentives

General Description

We grant annual long-term incentives to our NEOs in the form of RSUs that vest over a three-year period. A portion of the RSUs awarded to certain members of our senior management team, including our Executive Vice Presidents and more senior officers, include performance-based vesting requirements. Each RSU represents and is paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions, which further aligns our NEOs’ interests with those of our stockholders. The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of any RSUs prior to the time the shares are actually issued. Each RSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs and vest (if at all) together with the underlying RSU to which they relate. In addition to annual equity awards, we occasionally make grants of equity awards at other times at the discretion of the Compensation Committee, such as in recognition of service to the Company, in connection with the negotiation of an employment agreement or the hiring or promoting of employees.

Decisions for 2023

The 2023 annual equity awards to our NEOs consist of the following:

•

Three-fourths of our NEOs’ total annual equity award are RSUs subject to performance-based vesting requirements (“performance-based RSUs”). The performance-based RSUs cliff vest, if and to the extent the performance goals are achieved, in one lump sum after the end of the three-year vesting period. Based on its assessment of business levels and opportunities at the time of grant of the awards, the Compensation Committee set the 2023 operational goal (i.e., the FFO Per Share metric) for the performance-based RSUs above the goal used for the prior year.

•

One-quarter of each NEO’s annual equity award are RSUs subject to a time-based vesting schedule (“time-based RSUs”). The time-based RSUs vest ratably in annual installments over a three-year vesting period and payouts are subject to continued service through the applicable vesting date.

The Compensation Committee believed that a significant portion of each NEO’s total 2023 annual equity award should be subject to performance-based vesting requirements to accomplish the following objectives:

•	Align overall reward opportunity with actual performance delivered;

KILROY REALTY	PROXY STATEMENT	59

•

Require achievement of pre-defined operational goals using a performance measure that is reflective of management’s efforts (i.e., the FFO Per Share metric for the first year, which applies to all of the performance-based awards, and the net debt to EBITDA ratio metric over the three-year performance period, which applies to 50% of the performance-based awards);

•

Require sustained longer-term performance of the Company’s share price by including a relative TSR modifier that measures the Company’s performance against other office REIT competitors in a custom peer group informed by the Bloomberg REIT Office Property Index over the entire three-year vesting period (i.e., the TSR Percentile Ranking metric, which applies to the other 50% of the performance-based awards); and

•	Create an additional retention incentive, as vesting is contingent on each NEO’s continued service through the end of the three-year vesting period.

2023 Annual Equity Award Values

In February 2023, the Compensation Committee granted each NEO (other than Mr. Rose) a number of time-based RSUs and a “target” number of performance-based RSUs, each expressed as a dollar value that was then converted into a number of RSUs based on our stock price on the date of grant. These dollar values are set forth in the chart below. The Compensation Committee determined that the aggregate dollar value for each NEO’s 2023 annual equity award was appropriate based on its consideration of the factors listed on page 53-54. Mr. Rose was not considered for an annual equity award for 2023 because, at the time of grant of the awards, it was known that he would be separating from employment with the Company.

Named Executive	Time-Based RSUs(1) (25%)	Target Performance- Based RSUs(1) (75%)	Total Equity Award
John Kilroy	$1,750,000	$5,250,000	$7,000,000
Justin Smart	$ 687,500	$2,062,500	$2,750,000
Eliott Trencher	$ 300,000	$ 900,000	$1,200,000
A. Robert Paratte	$ 425,000	$1,275,000	$1,700,000
Heidi Roth	$ 250,000	$ 750,000	$1,000,000

(1)   These amounts are the values approved by the Compensation Committee in February 2023 and converted into the corresponding number of RSUs (the number of RSUs at the “target” level of performance in the case of the performance-based RSUs) based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.

2023 Performance-Based RSUs

The 2023 performance-based RSUs vest when the Compensation Committee determines if, and to the extent, the performance vesting conditions have been achieved by the Company. Such determination will be made by the Compensation Committee during January or February 2026. The total number of 2023 performance-based RSUs that ultimately vest will be determined as follows:

1.

The target number of performance-based RSUs granted to each NEO is first multiplied by an FFO Per Share modifier that ranges from 0% to 150% (and 0% to 175% in the case of Mr. Kilroy). This modifier is determined by the Company’s FFO Per Share for 2023 as shown in the table below (the number of RSUs resulting from this calculation is referred to as the “Banked Shares” subject to the award).

60	PROXY STATEMENT	KILROY REALTY

FFO Per Share (for 2023)*	FFO Per Share Modifier* (for NEOs except Mr. Kilroy)	FFO Per Share Modifier* (for Mr. Kilroy)
$4.65 or greater	150%	175%
$4.50 to $4.55	100%	100%
$4.40	50%	25%
Less than $4.40	0% (complete forfeiture)	0% (complete forfeiture)

* Determined on a pro-rata basis between points

The Banked Shares subject to the award are then eligible to vest as follows:

2.

50% of the Banked Shares are multiplied by a TSR Percentile Ranking modifier that ranges from 50% to 150% (and from 25% to 175% for Mr. Kilroy). This modifier is determined as shown in the table below based on the percentile ranking of the Company’s TSR for the three-year performance period (2023-2025) among the TSRs for the comparison group of companies. The companies included in the relative TSR comparison group for these awards are identified in the “Description of Plan-Based Awards – Performance-Based RSUs” section below.

TSR Percentile Ranking* (2023-2025) — 50.0% Weight	TSR Modifier* (for NEOs except Mr. Kilroy)	TSR Modifier* (for Mr. Kilroy)
80th percentile or greater	150%	175%
50th percentile	100%	100%
20th percentile or lower	50%	25%

* Determined on a pro-rata basis between points

For example, if the TSR Percentile Ranking is at the 50th percentile, then there is no modification up or down to the Banked Shares allocated to this metric. If the TSR Percentile Ranking is below the 50th percentile, then the Banked Shares allocated to this metric may be reduced by up to 75% for Mr. Kilroy’s award and by up to 50% for our other NEOs’ awards. If the TSR Percentile Ranking is greater than the 50th percentile, then the Banked Shares allocated to this metric may be increased by up to 75% for Mr. Kilroy’s award and by up to 50% for our other NEOs’ awards.

3.

50% of the Banked Shares are multiplied by an Average Net Debt to EBITDA Ratio modifier that ranges from 50% to 150% (and from 25% to 175% for Mr. Kilroy). This modifier is determined as shown in the table below based on the Company’s Average Net Debt to EBITDA Ratio for the three-year performance period (2023-2025) calculated in the manner described in the “Description of Plan-Based Awards – Performance-Based RSUs” section below.

Average Net Debt to EBITDA Ratio* (2023-2025) — 50.0% Weight	Average Net Debt to EBITDA Ratio Modifier* (for NEOs except Mr. Kilroy)	Average Net Debt to EBITDA Ratio Modifier* (for Mr. Kilroy)
6.90x or less	150%	175%
7.40x	100%	100%
7.90x or higher	50%	25%

* Determined on a pro-rata basis between points

The FFO Per Share measure applies to the 2023 results only. This measure was selected as a performance metric because it is a financial measure commonly used by analysts and investors to evaluate a REIT’s operating and financial performance and overall management of its portfolio. If the threshold level of FFO Per Share shown above is not achieved, the entire award is forfeited with no opportunity to vest in a future year.

KILROY REALTY	PROXY STATEMENT	61

The TSR Percentile Ranking over the three-year performance period modifier was included to further align executives’ interests and potential rewards with total shareholder returns on a relative basis over a longer-term performance period.

The Average Net Debt to EBITDA Ratio modifier, again, over the three-year performance period, was included to align the Company’s growth plans with maintaining a conservative balance sheet. By including a key leverage metric, the Company is limited, without negatively impacting compensation, in its ability to incur significant additional debt to fund growth and earnings unless there is proportionate growth in earnings.

The increased up-side and down-side leverage applied to the TSR modifier and the Average Net Debt to EBITDA Ratio modifier for the award to Mr. Kilroy reflected his responsibility for the overall performance of the Company. The FFO Per Share and Average Net Debt to EBITDA Ratio levels corresponding to the target level of performance (100% vesting) were set lower than the actual levels of performance attained in 2022 because of the potential impact of five large tenant move-outs that were known or suspected at the time the awards were granted. Taking those move-outs into account and at the time it established the goals, the Compensation Committee believed that the goals would remain appropriately challenging.

Please see the discussion under “Named Executive Officer Compensation Tables — Description of Plan-Based Awards — Performance-Based RSUs” beginning on page 80 below for more information on determining FFO Per Share, TSR Percentile Ranking, Average Net Debt to EBITDA Ratio and related modifiers for purposes of these awards.

The following chart illustrates the operation of the performance-based RSUs awarded in 2023 and discussed above:

62	PROXY STATEMENT	KILROY REALTY

2023 FFO Performance Under 2023 Annual Equity Awards

In February 2024, the Compensation Committee determined that the Company’s 2023 FFO Per Share, when adjusted in accordance with the 2023 RSU award agreement, was $4.74. Costs of $0.12 per share in 2023 related to Mr. Kilroy’s retirement were added back to reported FFO per share for purposes of this determination in accordance with the terms of the award agreements.

As a result, 150% (175% for Mr. Kilroy) of the target number of performance-based RSUs awarded in 2023 to each NEO were Banked Shares and became eligible to vest, subject to (1) further adjustment as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors included in the comparison group of companies over the entire three-year performance period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Net Debt to EBITDA Ratio over the three-year performance period, and (2) continued service through the remainder of the three-year performance period. However, in accordance with the applicable award terms, the performance measurement period for Mr. Kilroy’s performance-based RSUs awarded in 2023 ended in connection with his retirement in January 2024. In February 2024, the Compensation Committee determined, in accordance with the applicable award terms and based on performance for the short performance period ending in connection with Mr. Kilroy’s retirement, that Mr. Kilroy’s performance-based RSUs awarded in 2023 would vest at 295.3% of the target level.

2022 FFO Performance Under 2022 Annual Equity Awards

In January 2022, the Compensation Committee awarded the NEOs RSUs that had a structure similar to the RSUs awarded in February 2023. The 2022 RSUs are described more fully in the Company’s proxy statement for the 2023 annual meeting of stockholders. In January 2023, the Compensation Committee determined that the Company’s 2022 FFO Per Share, when adjusted in accordance with the 2022 RSU award agreement, was $4.77. Added back to reported FFO per share for purposes of this determination and in accordance with the terms of the award agreements was $0.09 per share of unbudgeted costs incurred in 2022.

As a result, 150% (175% for Mr. Kilroy) of the target number of performance-based RSUs awarded in 2022 to each NEO were Banked Shares and became eligible to vest, subject to (1) further adjustment as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors included in the comparison group of companies over the entire three-year vesting period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Net Debt to EBITDA Ratio over the three-year performance period, and (2) continued service through the remainder of the three-year performance period. However, in accordance with the applicable award terms, the performance measurement period for Mr. Kilroy’s performance-based RSUs awarded in 2022 ended in connection with his retirement in January 2024. In February 2024, the Compensation Committee determined, in accordance with the applicable award terms and based on performance for the short performance period ending in connection with Mr. Kilroy’s retirement, that Mr. Kilroy’s performance-based RSUs awarded in 2023 would vest at 234.1% of the target level.

2023 Performance Under 2021 Annual Equity Awards

In January 2021, the Compensation Committee awarded the NEOs (other than Mr. Trencher) RSUs that had a structure similar to the RSUs awarded in February 2023. The 2021 RSUs are described more fully in the Company’s 2022 Proxy Statement. In January 2022, the Compensation Committee determined that the Company’s 2021 FFO Per Share, when adjusted in accordance with the 2021 RSU award agreement, was $4.23. Added back to reported FFO per share for purposes of this determination and in accordance with the terms of the award agreements was $0.34 per share of unbudgeted costs incurred in 2021, including $0.01 per share of unbudgeted compensation costs, $0.39 per share of unbudgeted financing costs related to the disposition of The Exchange on 16th, and $0.11 per share of other unbudgeted costs, which were all offset by $0.17 per share related to the unbudgeted impact of acquisitions in 2021.

KILROY REALTY	PROXY STATEMENT	63

As a result, the Compensation Committee made a final determination in February 2024 that 200% (and 262.5% in the case of Mr. Kilroy) of the target number of performance-based RSUs awarded in 2021 to each NEO (other than Mr. Trencher) vested. The Compensation Committee’s final determination was based on (a) 150% (175% for Mr. Kilroy) of the target number of 2021 performance-based RSUs awarded to each NEO being Banked Shares as a result of the Company’s 2021 FFO Per Share performance, (b) a 116.7% (and 125% in the case of Mr. Kilroy) adjustment with respect to 50% of the Banked Shares as a result of the Company’s relative TSR performance against other office REIT competitors included in the SNL US REIT Office Index at the time of grant of the award (other than KBS Real Estate Investment Trust II, Inc. because it ceased to be publicly-traded during the performance period) over the entire three-year performance period being at the 60th percentile, and (c) a 150% adjustment (and 175% adjustment in the case of Mr. Kilroy) with respect to 50% of the Banked Shares as a result of the Company’s Average Net Debt to EBITDA Ratio over the three-year performance period being 5.39x. As the SNL US REIT Office Index was discontinued during 2021, for purposes of these awards, the TSR performance of the SNL US REIT Office Index was based on the actual TSR of that index through the point that it was discontinued and, after the point it was discontinued, based on the weighted TSRs of the constituent companies that were included in that index at the time it was discontinued.

Additional Compensation Elements

Indirect Elements of Compensation

To assist us in attracting and retaining key executives, our NEOs are eligible to participate in the same health, welfare, and insurance benefit plans in which our other salaried employees are generally able to participate. In addition, to help attract and retain our executives, we provide certain of our NEOs with certain other benefits such as an automobile allowance, a medical allowance, supplemental life insurance, and certain reimbursements for club dues, financial planning services, and home office expenses. We also provide all our employees, including our NEOs, the opportunity to rent an available residential unit at a Company property at a discount.

Stock Award Deferral Program

We maintain a Stock Award Deferral Program under which our directors and certain of our management employees, including our NEOs, may elect to receive RSUs in lieu of restricted shares granted under the 2006 Plan in order to defer receipt of these shares (or may elect to defer payment of RSUs that would otherwise be made when the RSUs vest). Each RSU issued under the deferral program represents the right to receive one share of our common stock in the future, subject in each case to the vesting conditions provided in the restricted stock or RSU award. In addition, deferred RSUs carry with them the right to receive dividend equivalents that credit participants, upon our payment of dividends in respect of the shares underlying the participant’s RSUs, with additional RSUs equal to the value of the dividend paid in respect of such shares. Shares of stock underlying RSUs will be paid to the participant on the earliest to occur of a change in control, the participant’s “separation from service” with us, the participant’s death or disability, or a pre-determined date, if specified by the participant. By electing to receive deferred RSUs, participants are generally able to defer income taxes on these awards, which we believe helps us to attract, retain, and incentivize top talent without significant additional cost to the Company.

Since RSUs are paid in our common stock and the deferral of payment of RSUs under the program may result in participants holding RSUs for a longer period, we believe the Stock Award Deferral Program enhances the alignment between management and stockholder interests.

Defined Contribution Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers our eligible employees, including our NEOs, and those of certain designated affiliates. The 401(k) Plan permits our eligible employees to defer receipt of (and taxation on) a portion of their annual compensation, subject to certain limitations imposed by the 401(k) Plan and under the Internal Revenue Code. The employees’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 10% of the participant’s base salary (thus, the maximum match is 5% of the participant’s base salary) and subject to certain other limits under the tax laws. Participants vest immediately in the amounts contributed by us to their plan accounts. Our employees are eligible to participate in the 401(k) Plan after three months of service with us. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. This tax-preferential savings option helps us to attract, retain, and incentivize top talent.

64	PROXY STATEMENT	KILROY REALTY

Deferred Compensation Plan

We maintain a cash deferred compensation plan, the 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”), under which our directors and certain of our management employees, including our NEOs, may defer receipt of their compensation, including up to 100% of their director fees and cash bonuses and up to 70% of their salaries or other types of eligible compensation, each as applicable. In addition, partners and eligible management employees, including certain of our NEOs, may receive semi-monthly contributions from us to their Deferred Compensation Plan accounts equal to 10% of their respective gross semi-monthly base salaries (or certain guaranteed payments, in the case of partners). The Deferred Compensation Plan provides that we may also make additional discretionary contributions to participant accounts. We made the 10% Company matching contributions, but did not make any discretionary contributions, to the Deferred Compensation Plan for 2023 for the benefit of our NEOs. The Deferred Compensation Plan fits into our compensation philosophy by providing our NEOs with the ability to accrue compensation and generate savings in a tax-efficient manner in excess of limits imposed on our 401(k) Plan, thereby enhancing retention and providing additional financial security that enables our executives to focus on their work-related obligations. For additional information, refer to the Nonqualified Deferred Compensation table below.

Severance and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs (other than Mr. Paratte) that include certain severance benefits. Our equity awards also provide for continued or accelerated vesting in connection with certain terminations of the award holder’s employment or a change in control. We believe that these provisions help to ensure the day-to-day stability and focus of our management team. The Compensation Committee evaluates the level of severance benefits to provide our NEOs on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices as of the date they were entered into.

We do not provide our NEOs with any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs. Instead, time-based RSU awards granted to our NEOs generally vest in connection with a change in control transaction only if the award is to be terminated (and will not be continued, substituted for, or assumed) in connection with the transaction. In the case of the performance-based RSUs granted to our NEOs, the RSUs will vest based on the Company’s performance through the transaction. The time-based RSUs granted to our NEOs also generally vest, and any severance benefits for our NEOs are generally triggered, upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or, in certain cases, due to the retirement, death, or disability of the NEO.

For a description of the material terms of these arrangements, see “Named Executive Officer Compensation Tables — Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts,” “Named Executive Officer Compensation Tables — Grants of Plan-Based Awards — 2023,” “Named Executive Officer Compensation Tables — Description of Plan-Based Awards” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

Employment Agreement with Angela M. Aman

On December 6, 2023, the Board appointed Angela Aman to serve as CEO of the Company effective as of January 22, 2024 (the “Succession Date”). In connection with her appointment as CEO, the Company, the Operating Partnership and Ms. Aman entered into an Employment Agreement (the “Aman Employment Agreement”) that provides for Ms. Aman’s employment with the Operating Partnership and to serve in the position of CEO of the Company beginning on the Succession Date. The terms of the Aman Employment Agreement were negotiated with Ms. Aman and include the following compensation and benefits for her while she serves in these positions:

•	Ms. Aman will be entitled to an annual base salary of $800,000, which may be increased (but not decreased) by the Board (or a committee thereof) from time to time.

•

Ms. Aman will be entitled to an annual incentive bonus opportunity based on the achievement of performance criteria to be established by the Board (or a committee thereof). Ms. Aman’s annual target and maximum bonus opportunities will be 175% and 262.5%, respectively, of her base salary for the corresponding fiscal year (with her bonus for 2024 to be not less than 50% of her target bonus for that year).

KILROY REALTY	PROXY STATEMENT	65

•

Effective on January 22, 2024, the Company granted Ms. Aman 101,627 RSUs under the 2006 Plan (equal to $4,000,000 divided by the closing price for a share of the Company’s common stock (in regular trading) on the New York Stock Exchange on the Succession Date, rounded to the nearest whole unit). The award will vest in one installment on the first anniversary of the Succession Date, subject to Ms. Aman’s continued employment through the vesting date, provided that the award will vest in full if her employment with the Operating Partnership is terminated prior to that date and she would be entitled to the severance benefits described below in connection with that termination of employment. This initial award was intended to induce Ms. Aman to accept our offer of employment and to compensate Ms. Aman for a portion of the compensation opportunities that she forfeited with her prior employer in accepting employment with the Company.

•

Additional equity awards for Ms. Aman, commencing with awards for fiscal year 2024, will be in the discretion of the Board (or a committee thereof), provided that Ms. Aman’s annual equity award for each of fiscal year 2024 and 2025 will have a grant date fair value (as determined in accordance with the Company’s equity award valuation methodology used for its financial reporting purposes) of not less than $3,500,000.

•

Ms. Aman will be entitled to certain employee benefits, such as participation in the Company’s retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available to the Company’s executive officers generally.

•

In connection with her relocation to the Los Angeles area, Ms. Aman will also be entitled to reimbursement for (i) up to $15,000 per month for temporary corporate housing, (ii) up to $200,000 in the aggregate for travel and other relocation costs (plus reimbursement of her brokerage fee for the sale of her current principal residence), (iii) any deposits or tuition for private schools for her children for the current school year that cannot be recovered, and (iv) any taxes she may incur in connection with such reimbursements, provided that Ms. Aman must complete her relocation by July 31, 2024. Should Ms. Aman’s employment with the Operating Partnership terminate within one year after her relocation is completed (other than a termination by the Company without Cause, by her for Good Reason, or due to her death or Disability, as such terms are defined in the Aman Employment Agreement), she will be required to repay the amount of these reimbursements to the Company.

The term of Ms. Aman’s employment under the Aman Employment Agreement is for an initial term commencing on the Succession Date and ending on March 31, 2028, with automatic one-year renewals unless one party has provided the other party with at least 60 days’ advance notice of non-renewal of the term and subject to earlier termination by either the Company (which term includes the Operating Partnership, as the context may require, for purposes of employment and severance benefit provisions) or Ms. Aman.

The Aman Employment Agreement generally provides that if Ms. Aman’s employment with the Company is terminated by the Company without Cause or by Ms. Aman for Good Reason, Ms. Aman will be entitled to receive the following separation benefits: (1) a severance payment equal to two times the sum of her annual base salary and target annual incentive bonus, paid out in installments over the two-year period following her separation date; (2) payment of any bonus due for a fiscal year that ended prior to her separation date plus a pro-rata portion of her target bonus for the year in which her employment ends (pro-rata based on the number of days of employment during the year); and (3) payment or reimbursement of Ms. Aman’s premiums to continue healthcare coverage under COBRA for up to 18 months. However, if such a termination of Ms. Aman’s employment by the Company without Cause or by her for Good Reason occurs during the period within 60 days before a Change in Control (as defined in the Aman Employment Agreement) of the Company or at any time after such a Change in Control, Ms. Aman will be entitled to (a) a severance payment equal to three times the sum of her annual base salary and her target annual incentive bonus (with such amount to be paid generally in a lump sum if the termination occurs on or within two years after the Change in Control); (b) payment of any bonus due for a fiscal year that ended prior to her separation date plus a pro-rata portion of her target bonus for the year in which her employment ends (pro-rata based on the number of days of employment during the year); (c) payment or reimbursement of Ms. Aman’s premiums to continue healthcare coverage under COBRA for up to 18 months; (d) as to each then-outstanding equity-based award granted by the Company to Ms. Aman that vests based solely on continued service with the Company, accelerated vesting of the entire outstanding and unvested portion of the award; and (e) as to each outstanding equity-based award granted by the Company to Ms. Aman that is subject to performance-based vesting requirements, any service-based vesting requirement under the award will be deemed satisfied in full but the performance-based vesting measurement will still apply and will be treated as provided in the applicable award agreement. Ms. Aman’s receipt of the separation benefits described above is conditioned on her delivering a release of claims in favor of the Company. Ms. Aman is not entitled to a tax gross-up payment if any of her benefits are subject to taxation under Sections 280G and 4999 of the Internal Revenue Code, but her benefits will be reduced to the extent necessary to avoid such taxes if such a reduction in benefits would put Ms. Aman in a better after-tax position than receiving the benefits in full.

66	PROXY STATEMENT	KILROY REALTY

If Ms. Aman’s employment terminates due to her death or disability, she would be entitled to payment of any bonus due for a fiscal year that ended prior to her separation date plus a pro-rata portion of her target bonus for the year in which her employment ends.

Transition Agreement with John Kilroy

On March 30, 2023, Mr. Kilroy announced his retirement as the Company’s CEO effective as of December 31, 2023. Subsequently, in connection with Ms. Aman’s appointment as the Company’s CEO to start on January 22, 2024, Mr. Kilroy agreed to continue his service as CEO of the Company until January 21, 2024 (the “Retirement Date”) and to provide consulting services to the Company following his Retirement Date.

On December 13, 2023, the Company, the Operating Partnership, and Mr. Kilroy entered into a Transition Agreement (the “Transition Agreement”). The Transition Agreement provided that Mr. Kilroy would receive a single payment of $172,000 as salary for serving as CEO in January 2024 through the Retirement Date, and that he would not be entitled to any bonus, new equity award grant, or other new incentive compensation in his capacity as an employee during January 2024. Mr. Kilroy would be entitled to the retirement benefits provided in his employment agreement with the Company and under the outstanding equity awards previously granted by the Company to Mr. Kilroy, provided that he remained employed with the Company through December 31, 2023 and satisfied the conditions set forth in the Transition Agreement. Mr. Kilroy’s retirement benefits under these agreements, which he will receive in connection with his January 21, 2024 retirement, are described under “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below. Mr. Kilroy did not receive severance for a termination without cause.

In addition, pursuant to the Transition Agreement, Mr. Kilroy will continue to serve as a member of the Board and as Chair of the Board until the Company’s 2024 annual meeting of stockholders, subject to earlier termination in certain circumstances provided in the Transition Agreement. Following the Retirement Date, Mr. Kilroy is also eligible for compensation for his service on the Board as a non-employee director in accordance with the Company’s Director Compensation Policy as described under “Director Compensation” below (generally, a $70,000 annual retainer paid in quarterly installments and pro-rated for the portion of the quarter served as a non-employee director, plus applicable committee fees for any Board committees on which Mr. Kilroy may serve. Mr. Kilroy was not entitled to an equity award under the Company’s Director Compensation Policy for his service prior to the Company’s 2024 annual meeting of stockholders).

Pursuant to the Transition Agreement, Mr. Kilroy also agreed to provide consulting services to the Company as described therein for the period commencing on the day after the Retirement Date and ending December 31, 2024, subject to earlier termination by the Company or Mr. Kilroy in certain circumstances provided for in the Transition Agreement (the “Consulting Period”). For the period from February 2024 through the month in which the Company’s 2024 annual meeting of stockholders occurs, Mr. Kilroy is entitled to a consulting fee of $92,000 per month. His consulting fee will be $80,000 for each month in the Consulting Period thereafter. The monthly consulting fee will increase by $15,000 in certain circumstances where Mr. Kilroy no longer receives administrative support from the Company. In accordance with the Transition Agreement, the Company provided certain releases of claims in favor of Mr. Kilroy and Mr. Kilroy provided certain releases of claims in favor of the Company.

Decisions for 2024

The 2024 compensation arrangements with Ms. Aman and Mr. Kilroy are discussed above. None of our other NEOs received an increase in base salary or in target annual cash incentive for 2023 from the level in effect at the end of 2022, except that Mr. Trencher received an increase in base salary to $550,000 and an increase in target annual cash incentive to $550,000. The structure of the Company’s annual cash incentive program for 2024 is similar to the annual cash incentive program in effect for 2023 except as noted below, and the structure of the Company’s annual equity awards for 2024 remain substantially the same as the awards for 2023.

KILROY REALTY	PROXY STATEMENT	67

In order to simplify and provide more objectivity under our annual cash incentive program, the executive annual cash incentive program framework for 2024 will include four financial goals, each specifically weighted (FFO Per Share, leasing square feet in the operating portfolio, leasing square feet in the development portfolio, and net debt to adjusted EBITDA ratio, weighted 35%, 17.5%, 7%, and 10.5%, respectively, of the overall incentive opportunity), an ESG measurement category (weighted 10% of the overall incentive opportunity), and an individual performance assessment (weighted 20% of the overall incentive opportunity), with each of the four financial goals having a pre-determined level of performance required in order to achieve the threshold, target, or maximum incentive payout for the portion of the awards corresponding to those goals.

HOW WE MAKE COMPENSATION DECISIONS

Executive Compensation Committee

Our executive compensation program is designed and established by, and executive compensation decisions are made by, the Compensation Committee. When making decisions on our executive compensation program, the Compensation Committee takes the views that stockholders have expressed through our Say-on-Pay votes and through our stockholder engagement efforts into account.

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to hire, retain, and terminate the services of independent compensation consultants to assist in its decision-making process. The Compensation Committee retained Mercer and Korn Ferry as its independent compensation consultants in 2023 to provide advice regarding executive and director compensation.

Mercer performed a comprehensive review of our 2023 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our short-term incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards, and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. During 2023, Mercer also provided data to the Compensation Committee on the compensation and relative performance of our peer group, reviewed certain peer group data provided by management and others, and reviewed drafts of the CD&A and related compensation tables for inclusion in the Company’s Proxy Statement filed in 2023.

Korn Ferry provided advice during 2023 regarding the employment and compensation terms for Ms. Aman, the terms of the Transition Agreement with Mr. Kilroy, performance-based vesting and incentive payment determinations for 2023, and on our executive compensation framework for 2024.

A representative of the Compensation Committee’s independent compensation consultant regularly attends meetings of the Compensation Committee and regularly meets privately in executive session with the Compensation Committee to discuss its recommendations.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (collectively, “MMC”), a diversified conglomerate of companies that provide insurance, strategy, and human resources consulting services. During 2023, affiliates of MMC other than Mercer received $666,978 in fees for providing services to the Company, and Mercer received $156,500 for its services with respect to executive and director compensation described above. The decision to engage other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Compensation Committee has reviewed the other services provided by other MMC affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf).

68	PROXY STATEMENT	KILROY REALTY

During 2023, Korn Ferry received $436,250 in fees for providing executive and director search services to the Company, and Korn Ferry received $135,000 for its services with respect to executive and director compensation described above. The decision to engage Korn Ferry to provide executive and director search services to the Company was made before the Compensation Committee retained Korn Ferry to provide executive and director compensation consulting services to the Compensation Committee. However, the Compensation Committee was aware of the existing engagement with Korn Ferry at the time it engaged Korn Ferry as its compensation consultant, the members of the Compensation Committee are updated on the search services being provided by Korn Ferry, and, in performing its search services for the Company, Korn Ferry reports to the Board or one of its other committees. The decision to engage Korn Ferry to provide the search services was made by the Board or one of its other committees and, while the Board did not specifically approve Korn Ferry’s compensation for providing the search services, the Board (or applicable committee thereof) is informed as to the fees being provided to Korn Ferry to perform such services. The Compensation Committee has reviewed the other services provided by Korn Ferry and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Korn Ferry (or any individuals working on the Company’s account on Korn Ferry’s behalf).

Role of Management in Executive Compensation Planning

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for the CEO) and provides evaluations for all other executive officers. Our Chief Financial Officer and Chief Administrative Officer present overall results of the Company’s performance and achievement of historical and go-forward business objectives, and provide input on peer group selection and the design of the executive compensation program, from management’s perspective.

Our Chief Financial Officer and Chief Administrative Officer each also evaluate the financial implications and affordability of the Company’s compensation program. Each of our executive officers (including our NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which the executive has particular knowledge or expertise, and legal counsel may advise on matters with respect to which the individual has particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of our NEOs.

Market Review and Compensation Peer Group

The Compensation Committee reviews peer group data to assess the competitiveness of our executive compensation program and to help inform its decision-making process.

When assessing the executive compensation peer group to be used for 2023, the Compensation Committee considered shifts in market and internal financial profiles, as well as our business’ forward-looking strategic priorities. With these perspectives in mind and with Mercer’s input, the Compensation Committee continued to assess potential peer group companies based on factors such as financial alignment, office REIT focus, and West Coast concentration of properties. With our growing presence in Texas, the Compensation Committee also evaluated potential peers based on their presence and strength in such market, as well as each company’s focus on development of its properties. With the rapid changes that have occurred in the office real estate market recently, the Compensation Committee also identified significant changes in the size of certain companies that had previously been included in our peer group, with several having become considerably smaller and one having grown significantly larger than the Company, which led to certain adjustments. After consideration of these criteria, in December 2022, the Compensation Committee elected to remove Realty Income Corporation, Brandywine Realty Trust, and Piedmont Office Realty Trust, Inc. from the 2023 peer group, and to add JBG SMITH Properties and Rexford Industrial Realty, Inc. The resulting 2023 peer group consisted of the 14 publicly-traded REITs shown in the table below. The changes in the peer group did not materially change the Company’s summary financial statistics profile relative to the 2022 peer group, though we believe that the range of company sizes and business models are now more closely aligned with those of the Company.

KILROY REALTY	PROXY STATEMENT	69

2023 Pay Decision Peer Group: KRC Alignment Characteristics

				Comparable Categories
Company	Total Revenues(1)	Equity Market Cap(2)	Total Assets(3)	Office REIT Market(4)	Equity Market Cap(5)	Total Revenues(6)	Total Assets(7)	W. Coast Concen- tration(8)	Texas Concen- tration(8)	Development Focus(9)
	(MM)	(MM)	(MM)
Boston Properties, Inc.	$3,236	$11,012	$24,208	✓	—	—	—	✓	—	✓
Alexandria Real Estate Equities, Inc.	$2,887	$22,030	$35,523	✓	—	✓	—	✓	✓	✓
Healthpeak Properties, Inc.	$2,181	$10,823	$15,771	—	—	✓	✓	✓	—	✓
Vornado Realty Trust	$1,884	$5,377	$16,493	✓	✓	✓	✓	—	—	✓
Hudson Pacific Properties, Inc.	$ 985	$2,418	$9,747	✓	—	✓	✓	✓	✓	✓
Douglas Emmett, Inc.	$ 948	$1,310	$9,319	✓	✓	✓	✓	✓	✓	✓
The Macerich Company	$ 856	$3,324	$8,094	—	✓	✓	✓	✓	✓	✓
Highwoods Properties, Inc.	$ 837	$2,910	$12,356	✓	✓	✓	✓	—	—	✓
Cousins Properties Incorporated	$ 835	$2,427	$6,063	✓	✓	✓	✓	—	✓	✓
SL Green Realty Corp.	$ 805	$3,696	$7,537	✓	—	✓	✓	✓	—	✓
Corporate Office Properties Trust	$ 798	$11,823	$9,259	✓	✓	✓	—	—	—	✓
Paramount Group, Inc.	$ 685	$2,876	$4,257	✓	—	✓	✓	✓	—	✓
Rexford Industrial Realty, Inc.	$ 606	$1,628	$5,903	—	✓	✓	✓	✓	—	—
JBG SMITH Properties	$ 472	$1,124	$8,453	✓	—	✓	✓	—	—	—
75th Percentile	$1,659	$9,461	$14,917	—	—	—	—	—	—	—
50th Percentile	$ 847	$3,117	$9,289	—	—	—	—	—	—	—
25th Percentile	$ 800	$2,420	$7,676	—	—	—	—	—	—	—
Kilroy Realty Corporation	$1,130	$4,274	$11,401	✓	✓	✓	✓	✓	✓	✓

(1)	Per S&P Capital IQ database’s definition of Total Revenue, based on the trailing 12 months of publicly reported data as of April 8, 2024.

(2)	As of December 31, 2023, based on publicly-available information from the S&P Capital IQ database’s definition of Market Capitalization as of April 8, 2024.

(3)	Per S&P Capital IQ database’s definition of Total Assets, based on the most recently reported fiscal quarter as of April 8, 2024.

(4)	Office REITS as defined by the GICS Office REIT Sub-Industry.

(5)	Comparable firms based on equity market capitalization defined as those that fall within 0.5x — 2.0x of the Company’s market capitalization as of December 31, 2022.

(6)	Comparable firms based on total revenue defined as those that fall within 0.5x — 2.0x of the Company’s revenue level based on the information summarized in the chart.

(7)	Comparable firms based on asset size defined as those that fall within 0.5x — 2.0x of the Company’s asset level based on the information summarized in the chart.

(8)	Defined as possessing a significant portfolio of properties on the West Coast or Texas respectively, and/or being a significant West Coast or Texas talent competitor.

(9)	Defined as having three or more significant projects in development or recently completed.

70	PROXY STATEMENT	KILROY REALTY

COMPENSATION GOVERNANCE PRACTICES

We maintain compensation and governance-related policies described below that we believe represent current best practices.

Compensation and Governance Practices
Clawback policy
Anti-hedging policy
Anti-pledging policy
Robust stock ownership guidelines for executives and non-employee directors
Stock holding requirements
No single trigger change in control provisions
No excise tax gross-ups
Related party transactions policy
No repricing of underwater stock options without stockholder approval
Independent compensation consultant

  Regular engagement with investors, with our Lead Independent Director and Chair of the Compensation Committee or Chair of the Governance

  Committee personally leading meetings with all stockholders who accepted such request

Compensation Clawback Policy

In accordance with SEC and NYSE requirements, the Board has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.

Anti-Hedging Policy

We maintain a policy that restricts our directors, officers, certain other employees, and their family members from engaging in any transaction that might allow them to gain from declines in the price of Company securities. Employees subject to our anti-hedging policy include employees that participate in our equity compensation plans, employees who, because of their job responsibilities, are considered more likely to have access to material non-public information (including employees in accounting, legal, and administration) and other employees who are in possession of material non-public information from time to time. Specifically, we prohibit transactions by these individuals using derivative securities, or otherwise participating in hedging, “stop loss” or other speculative transactions involving Company securities, including short-selling Company securities, trading in any puts, calls, covered calls or other derivative products involving Company securities, or writing purchase or call options, short sales, and other similar transactions.

Anti-Pledging Policy

We have a policy prohibiting our NEOs and other Section 16 officers from pledging, or using as collateral, Company securities to secure personal loans, lines of credit, or other obligations, which includes holding Company securities in an account that has been margined. Exceptions to this policy are granted where the securities pledged (i) are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, as discussed below, (ii) do not total more than 10% of the individual’s total beneficial ownership of Company securities, and (iii) are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such securities. Our Board may grant other exceptions to this policy in such circumstances as it considers appropriate; however, no such other exceptions have been made.

KILROY REALTY	PROXY STATEMENT	71

Minimum Stock Ownership Guidelines

As part of our compensation philosophy, we believe that our NEOs and our directors should hold a significant amount of the Company’s stock to help align their long-term interests with those of our stockholders. Accordingly, we maintain minimum stock ownership guidelines applicable to all of our NEOs, as reflected in the table below, and all of our directors, as described under “Director Compensation” below. Under the guidelines, each NEO has six years from the point of first being subject to the guidelines to satisfy the minimum guideline level of ownership. An NEO’s ownership that counts for purposes of the guidelines includes Company stock owned outright by the NEO, shares issuable in exchange for common limited partnership units of Kilroy Realty, L.P., shares held by the spouse or dependent children of the NEO, shares held in trust for the benefit of the NEO, the NEO’s spouse or dependent children, shares held by the NEO in a 401(k) plan account, and shares subject to the NEO’s outstanding RSU awards (with shares subject to performance-based RSU awards taken into account at the “target” level of performance). As of December 31, 2023, all of our NEOs who were then serving as one of our executive officers had met the minimum required level of ownership (600% of base salary for Mr. Kilroy and 300% of base salary for all of our other NEOs).

Stock Holding Requirements

Our stock ownership guidelines also provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting, or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive pursuant to the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and shares having a fair market value equal to the executive’s expected tax liability resulting from the award.

Named Executive	Ownership Requirement as a % of Base Salary	Ownership Requirement Met as of December 31, 2023
John Kilroy	600%	Yes
Justin Smart	300%	Yes
Eliott Trencher	300%	Yes
A. Robert Paratte	300%	Yes

Heidi Roth	300%	Yes

No Single Trigger Change in Control Severance Provisions

None of our executives have the benefit of any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs.

No Excise Tax Gross-Ups

None of our executives’ agreements with the Company provide for tax “gross-up” payments.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. The Compensation Committee notes this deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and our stockholders’ best interest, including designing and awarding compensation for our executive officers that is not fully deductible for tax purposes. In addition, we believe that we qualify as a REIT under the Internal Revenue Code and are not subject to federal income taxes, meaning that the payment of compensation that is not deductible under Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code.

72	PROXY STATEMENT	KILROY REALTY

COMPENSATION COMMITTEE MATTERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Executive Compensation Committee

Edward F. Brennan, PhD, Chair

Jolie A. Hunt

Louisa G. Ritter

Gary R. Stevenson

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Brennan, Mr. Stevenson, and Ms. Hunt were members of the Compensation Committee during all of 2023. Mr. Stoneberg served on the Compensation Committee, and Ms. Ritter joined the Compensation Committee in the first quarter of 2023. No one who served on the Compensation Committee at any time during 2023 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during the year ended December 31, 2023 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

KILROY REALTY	PROXY STATEMENT	73

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2021, 2022, and 2023. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus), and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement (other than Mr. Paratte) regarding base salary and short-term incentive amounts is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying disclosure following that table, provide information regarding the cash and equity awards granted to our NEOs in 2023. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE — 2021, 2022, AND 2023

The following table sets forth summary information regarding compensation of our NEOs for all services rendered to us in all capacities in 2021, 2022, and 2023.

Name & Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation (2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (3) ($)	Total (4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John Kilroy(5) Former Chief Executive Officer	2023	1,225,000	—	7,051,689		3,750,000	—	535,853	12,562,542
	2022	1,225,000	—	7,289,420	—	3,750,000	—	597,340	12,861,760
	2021	1,225,000	—	7,412,945	—	3,900,000	—	594,191	13,132,136

Justin Smart(5) President	2023	600,000	—	2,761,749		687,500	—	121,906	4,171,155
	2022	550,000	—	1,951,721	—	687,500	—	112,420	3,301,640

	2021	550,000	—	1,974,912	—	715,000	—	112,673	3,352,585

Eliott Trencher(5) Executive Vice President, Chief Financial Officer and Chief Investment Officer	2023	500,000	—	1,205,155		625,000	—	81,519	2,411,674
	2022	450,000		763,634	—	625,000	—	77,105	1,915,739

A. Robert Paratte(5) Executive Vice President, Chief Leasing Officer	2023	550,000	—	1,707,269		687,500	—	114,760	3,059,529
	2022	550,000	—	1,746,292	—	687,500	—	119,002	3,102,794
	2021	500,000	—	1,767,040	—	650,000	—	111,991	3,029,031

Heidi Roth(5) Executive Vice President, Chief Administrative Officer	2023	525,000	—	1,004,309		656,250	—	113,861	2,299,420

Tyler Rose(5) Former President	2023	218,494	—	—	—	—	—	1,292,089	1,510,583
	2022	600,000	—	1,951,721	—	750,000	—	129,886	3,431,607

	2021	600,000	—	1,974,912	—	780,000	—	133,116	3,488,028

(1)

The amounts reported in column (e) of the table above for each year reflect the aggregate accounting fair value of stock awards granted in the applicable year as computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes). For information on the assumptions used in the accounting fair value computations, refer to Note 16 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2023 Form 10-K filed with the SEC. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, may not be indicative of the realized value of the awards if they vest.

74	PROXY STATEMENT	KILROY REALTY

As discussed in the CD&A, in 2021, 2022, and 2023, the Company granted annual long-term incentive award RSUs to the NEOs, the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the accounting fair value of the performance-based RSUs awarded in these years was determined based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, as of the grant date of the awards (as determined for accounting purposes) we determined that, other than as to the Company TSR Percentile Ranking performance condition applicable to the awards, the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, for such portion of these awards, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. For the portion of the performance-based awards that vest based on the Company’s TSR Percentile Ranking, the accounting fair value was included for the NEOs as Stock Award compensation for the year in which the grant was made based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of such grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year in which the awards were granted. Under the terms of the performance-based awards at grant, for awards granted in each of 2021, 2022, and 2023, between 0% and 225% (between 0% and 306.25% in the case of the awards granted to Mr. Kilroy), of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above as of the grant date of the awards) of the annual long-term incentive performance-based RSUs awarded to the NEOs in 2021, 2022, and 2023 (to the extent compensation is shown in the Summary Compensation Table for the NEO for the year of grant of the award) under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions other than the Company’s TSR Percentile Ranking, which we originally judged to be the probable outcome, and using the Monte Carlo simulation pricing model to value the portion of the awards that vest based on the Company’s TSR Percentile Ranking, and (b) assuming that the highest level of performance would be achieved (for awards granted in each of 2021, 2022, and 2023, 225% of the target level for awards other than Mr. Kilroy’s and 306.25% in the case of the awards granted to Mr. Kilroy).

2021 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$5,666,925	$16,078,135
Justin Smart	$1,499,906	$3,206,293
A. Robert Paratte	$1,342,016	$2,868,782
Tyler Rose	$1,499,906	$3,206,293
2022 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$5,539,404	$16,078,270
Justin Smart	$1,476,702	$3,206,376
Eliott Trencher	$388,613	$843,798
A. Robert Paratte	$1,321,272	$2,868,885
Tyler Rose	$1,476,702	$3,206,376
2023 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$5,301,657	$16,078,177
Justin Smart	$2,074,218	$4,640,656
Eliott Trencher	$905,123	$2,025,035
A. Robert Paratte	$1,282,261	$2,868,806
Heidi Roth	$754,276	$1,687,544
Tyler Rose	—	—

KILROY REALTY	PROXY STATEMENT	75

(2)	As described in the CD&A, each of the NEOs received a short-term incentive under the Company’s 2023 annual incentive program in the amount reported in column (g) of the table.

(3)	The following table identifies the items reported in the “All Other Compensation” column of the table for each NEO in 2023:

Executive Officers	Employee Health- Care Premiums	Medical Allowance	Life & Disability Insurance Premiums	Company Contributions to Deferred Compensation Plan	Company Contributions to 401(k) Plan	Travel and Automobile – Related Expenses	Home Office/ Other Expenses	Other*	Total Benefits
John Kilroy	$5,979	$25,000	$310,021	$122,500	$13,500	$27,067	$3,127	$28,658	$535,853
Justin Smart	$1,567	$25,000	—	$60,000	$13,500	$21,741	$97	—	$121,906
Eliott Trencher	$5,462	—	—	$50,000	$10,250	$15,663	$145	—	$81,519
A. Robert Paratte	$3,687	$25,000	—	$55,000	$13,500	$15,820	$1,754	—	$114,760
Heidi Roth	$2,617	$25,000	—	$52,500	$13,500	$20,208	$36	—	$113,861
Tyler Rose	$573	$4,263	—	$10,231	$13,500	$3,523	—	$1,260,000	$1,292,089

*

The amounts included in the “Other” column above include $15,128 in club dues and $13,530 in housing for Mr. Kilroy, and $1,260,000 in payments pursuant to the Separation Agreement for Mr. Rose (which amount represents $1,200,000 of cash payments pursuant to the Separation Agreement plus an estimated $60,000 to continue Mr. Rose’s healthcare coverage under COBRA through December 31, 2024). The terms of Mr. Rose’s Separation Agreement with the Company and the Operating Partnership are described under “Potential Payments Upon Termination or Change in Control” below.

As discussed under “Other Matters — Certain Relationships and Related Party Transactions,” during 2023 the Company was a party to a time-sharing agreement with Mr. Kilroy, Mr. Smart, Mr. Paratte, Ms. Roth, and Mr. Rose for the use of an aircraft that is owned by the Company. Our senior executives are actively involved in managing and overseeing the Company’s activities over a broad geographic area. The Company owns the aircraft to help maximize the business time and effectiveness of our executive team and avoid the time and scheduling constraints associated with commercial air travel. Such NEOs may, pursuant to the time-sharing agreement, use the aircraft for personal travel when the aircraft is not being used for business purposes. In addition, if there is open space available on a flight that has been arranged for business purposes, a non-business guest of an NEO may on occasion travel on that flight. The aggregate incremental costs, as discussed under “Other Matters — Certain Relationships and Related Party Transactions,” of any personal use of the aircraft by an NEO during 2023 were paid for by the NEO pursuant to the NEO’s time-sharing agreement.

(4)

The amounts reported in column (j) of the table above include amounts that have been deferred under our Deferred Compensation Plan. For further information regarding our Deferred Compensation Plan, see above under “Compensation Discussion and Analysis — Deferred Compensation Plan.” For an additional description of the amounts deferred, see the Nonqualified Deferred Compensation table on page 86.

(5)

Mr. Kilroy retired as CEO of the Company on January 21, 2024. Mr. Rose separated from employment on March 1, 2023. Mr. Smart assumed the role of President of the Company on Mr. Rose’s separation, having previously served the Company as its President, Development and Construction Services. Mr. Trencher has served as Executive Vice President, Chief Financial Officer and Chief Investment Officer since February 25, 2022 (serving as Chief Financial Officer in an interim capacity until February 1, 2023). Mr. Paratte served as Executive Vice President, Head of Leasing and Business Development until his appointment on February 1, 2023 as Executive Vice President, Chief Leasing Officer. In accordance with applicable SEC rules, only compensation information for the year in which Mr. Trencher, Mr. Paratte, or Ms. Roth was a named executive officer is included in the table above.

Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts

We have entered into employment agreements with each of Messrs. Kilroy, Smart, and Trencher, and Ms. Roth. Mr. Rose was also a party to an employment agreement with the Company prior to his separation from employment. The provisions of these agreements regarding severance are discussed under “Potential Payments Upon Termination or Change in Control” below. During 2023, we did not have an employment agreement with Mr. Paratte. Our employment agreement with Ms. Aman is discussed on pages 65-67, and the Transition Agreement entered into with Mr. Kilroy is discussed on page 67.

76	PROXY STATEMENT	KILROY REALTY

John Kilroy

Mr. Kilroy entered into a new amended and restated employment agreement with the Company effective December 27, 2018. Subject to earlier termination as provided in the agreement, the term of Mr. Kilroy’s amended and restated employment agreement was scheduled to end on December 31, 2023, and Mr. Kilroy would retire on that date. Mr. Kilroy’s retirement date was then re-set as January 21, 2024 pursuant to the terms of his Transition Agreement. The employment agreement provided for an initial annual base salary of $1,225,000 and that the Compensation Committee would review Mr. Kilroy’s base salary each year during the term of the agreement and had discretion to increase (but not decrease) his base salary level. The agreement also provided for Mr. Kilroy’s target short-term incentive award (annual cash bonus) to be set at not less than $3,000,000 and his annual equity incentive award to be set at not less than $6,000,000, with the Compensation Committee to determine Mr. Kilroy’s actual cash and equity incentive award amounts each year. The agreement also provided for Mr. Kilroy to participate in the Company’s long-term incentive plan applicable to senior executives, pursuant to which the Compensation Committee had the discretion to grant certain equity awards, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, reimbursement of business expenses, an auto allowance, an annual physical examination, an annual payment equal to $130,768 for Mr. Kilroy’s supplemental life insurance premiums, and an annual payment up to $250,000 for Mr. Kilroy’s disability insurance premiums. The agreement did not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Kilroy’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Justin Smart

Mr. Smart entered into an employment agreement with the Company dated January 28, 2016. The term of the employment agreement was originally scheduled to end on March 1, 2019 but has been extended to March 1, 2025 pursuant to the agreement’s provision for an automatic one-year extension each year unless either party provides notice that the letter agreement will not be extended, subject to earlier termination in connection with a termination of Mr. Smart’s employment. The agreement provides for an initial annual base salary of $500,000 and provides that the Compensation Committee will review Mr. Smart’s base salary each year during the term of the agreement and has discretion to increase (not decrease) his base salary level. On December 5, 2022 and in connection with Mr. Smart’s promotion, the Compensation Committee approved an increase to Mr. Smart’s rate of base salary to $600,000 annually, effective on March 1, 2023, and increased his target annual cash incentive level to $900,000, effective beginning in 2023. The agreement also provides for Mr. Smart’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Smart to participate in the Company’s executive and employee benefit plans and programs. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Smart’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Eliott Trencher

On March 3, 2023, we entered into an employment agreement with Mr. Trencher. The term of the employment agreement continues through March 1, 2026, subject to automatic annual renewals at the end of the scheduled term unless one party has provided at least 90 days’ advance notice of non-renewal to the other and further subject to earlier termination as provided in the agreement. The agreement provides that Mr. Trencher will serve the Company as its Executive Vice President, Chief Financial Officer and Chief Investment Officer during the term of the agreement, though in the future we may elect to reassign the title of Chief Investment Officer. The agreement provides for an initial annual base salary of $500,000 and provides that the Compensation Committee will review Mr. Trencher’s base salary each year during the term of the agreement and has discretion to increase (not decrease) his base salary level. The agreement also provides for Mr. Trencher’s target short-term incentive award to be set at not less than 100% of his annual base salary. The agreement also provides that, during the term of the agreement, Mr. Trencher will be eligible to receive annual stock incentive awards from the Company (the size and other terms and conditions of which will be determined each year by the Compensation Committee) and he will participate in the Company’s executive and employee benefit plans and programs.

KILROY REALTY	PROXY STATEMENT	77

Heidi Roth

Ms. Roth entered into an employment agreement with the Company dated January 28, 2016. The term of the employment agreement was originally scheduled to end on March 1, 2019 but has been extended to March 1, 2025 pursuant to the agreement’s provision for an automatic one-year extension each year unless either party provides notice that the letter agreement will not be extended, subject to earlier termination in connection with a termination of Ms. Roth’s employment. The agreement provides for an initial base salary of $350,000 and provides that the Compensation Committee will review Ms. Roth’s base salary each year during the term of the agreement and has discretion to increase (not decrease) her base salary level. The agreement also provides for Ms. Roth’s target short-term incentive award to be set at not less than 100% of her annual base salary and her annual equity incentive award to have a target grant date value of not less than 100% of her annual base salary. The agreement also provides for Ms. Roth to participate in the Company’s executive and employee benefit plans and programs. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Ms. Roth’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Tyler Rose

Mr. Rose entered into an employment agreement with the Company effective January 28, 2016. The term of the employment agreement was originally scheduled to end on March 1, 2020 but was extended to March 1, 2023. On November 30, 2022, the Company entered into the Separation Agreement with Mr. Rose pursuant to which Mr. Rose ceased to be an officer of the Company on March 1, 2023. The employment agreement provided for an initial annual base salary of $500,000 and provided that the Compensation Committee would review Mr. Rose’s base salary each year during the term of the agreement and had discretion to increase (but not decrease) his base salary level. The agreement also provided for Mr. Rose’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provided for Mr. Rose to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs and reimbursement of business expenses. The agreement did not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Rose’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

78	PROXY STATEMENT	KILROY REALTY

GRANTS OF PLAN-BASED AWARDS — 2023

The following table sets forth summary information regarding the incentive awards granted to our NEOs during 2023.(1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards; Number of Securities Under- lying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

John Kilroy	2/6/2023	—	—	—	—	—	—	44,137	—	—	1,750,032
	2/6/2023	—	—	—	8,276	132,409	405,503	—	—	—	5,301,657
	2/6/2023	—	3,000,000	4,500,000	—	—	—	—	—	—	—

Justin Smart	2/6/2023	—	—	—	—	—	—	17,340	—	—	687,531
	2/6/2023	—	—	—	13,005	52,018	117,041	—	—	—	2,074,218
	2/6/2023	—	900,000	1,350,000	—	—	—	—	—	—	—

Eliott Trencher	2/6/2023	—	—	—	—	—	—	7,567	—	—	300,032
	2/6/2023	—	—	—	5,675	22,699	51,073	—	—	—	905,123
	2/6/2023	—	500,000	750,000	—	—	—	—	—	—	—

A. Robert Paratte	2/6/2023	—	—	—	—	—	—	10,719	—	—	425,008
	2/6/2023	—	—	—	8,039	32,157	72,353	—	—	—	1,282,261
	2/6/2023	—	550,000	825,000	—	—	—	—	—	—	—

Heidi Roth	2/6/2023	—	—	—	—	—	—	6,306	—	—	250,033
	2/6/2023	—	—	—	4,729	18,916	42,561	—	—	—	754,276
	2/6/2023	—	525,000	787,500	—	—	—	—	—	—	—

Tyler Rose	—	—	—	—	—	—	—	—	—	—	—

(1)	The table includes the target and maximum 2023 short-term incentives for the NEOs, as well as the time-based RSUs and performance-based RSUs that were granted to each of the NEOs in 2023.

(2)

The threshold level of the performance-based RSUs granted in February 2023 is presented based on achieving the threshold level of FFO Per Share for 2023 and without giving effect to any adjustment for the Company’s TSR Percentile Ranking or Average Net Debt to EBITDA Ratio over the three-year performance period.

(3)

These amounts present the aggregate accounting fair value of the equity awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation determined as of the grant date of the awards. For information on the assumptions used in the accounting fair value computations, refer to Note 16 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2023 Form 10-K filed with the SEC. Also see footnote (1) to the Summary Compensation Table above.

KILROY REALTY	PROXY STATEMENT	79

DESCRIPTION OF PLAN-BASED AWARDS

Columns (d) and (e) of the Grants of Plan-Based Awards table above report the target and maximum, respectively, short-term incentive award levels for our NEOs for 2023. The 2023 short-term incentive awards actually paid to our NEOs are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See the “Short-Term Incentives” section of the CD&A for a discussion of our performance measurement framework and the 2023 short-term incentive awards for our NEOs.

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The Compensation Committee administers the 2006 Plan. The Compensation Committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.

Each NEO may be entitled to accelerated vesting of his or her outstanding equity incentive awards upon certain terminations of employment with the Company or if the awards are to be terminated in connection with a change in control of the Company. The terms of this accelerated vesting are described in this section and below under “— Potential Payments Upon Termination or Change in Control.”

Each RSU subject to the awards described below represents a contractual right to receive one share of our common stock. Payment will generally be made as the RSUs become vested, although the NEO may elect to have the RSUs paid on a deferred basis. Subject to the NEO’s employment agreement or the award agreement evidencing the RSUs, if an NEO’s employment terminates for any reason during the vesting period, any RSUs that have not previously vested will terminate.

The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of the RSUs subject to these awards, but do have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. Any such dividend equivalents are credited in the form of additional RSUs that are subject to the same vesting requirements as the RSUs to which they relate.

Time-Based RSUs

Column (i) of the Grants of Plan-Based Awards table above reports awards of RSUs granted to our NEOs in February 2023 that vest based solely on the executive’s continued employment or service with the Company. Each of the time-based RSUs granted to our NEOs in 2023 is subject to a three-year vesting schedule, with one-third of the award vesting on January 5 in each of the three years following the year of the grant date.

Performance-Based RSUs

Columns (f) through (h) of the Grants of Plan-Based Awards table above report awards of performance-based RSUs granted to our NEOs in February 2023.

As described more fully above under “Compensation Discussion and Analysis — 2023 Named Executive Officer Compensation,” the percentage of performance-based RSUs granted in February 2023 that become eligible to vest range from 0% to 225% of the RSUs subject to the award (0% to 306.25% in the case of the award granted to Mr. Kilroy) depending on the Company’s FFO Per Share for 2023 and its TSR Percentile Ranking relative to the Company’s peer group and Average Net Debt to EBITDA Ratio for the 2023-2025 performance period.

For 2023, the FFO Per Share performance condition was determined to have been satisfied at 150% (175% in the case of the award granted to Mr. Kilroy) of the target level. Accordingly, between approximately 75% and 225% of the target number of RSUs subject to each award (43.75% to 306.25% in the case of the award granted to Mr. Kilroy) is eligible to vest based on the Company’s TSR Percentile Ranking and Average Net Debt to EBITDA Ratio for 2023-2025 and on the NEO’s continued employment through the date the Compensation Committee determines the level of achievement of the performance goals.

80	PROXY STATEMENT	KILROY REALTY

In general, for purposes of these performance awards, “FFO Per Share” means the Company’s funds from operations during 2023, determined in accordance with the 2018 Restated White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year), and similar corporate transactions, the impact of any changes in accounting principles or practices, the impact of unbudgeted donations, contributions or other costs related to political, social or civil causes in an effort to protect the value of our assets, and the impact of other extraordinary items not contemplated by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays, divided by the weighted average common shares of the Company outstanding for 2023, calculated on a diluted basis, including participating share-based awards (i.e., unvested stock and time-based RSUs), the dilutive impact of stock options and contingently issuable shares, and assuming the exchange of all common limited partnership units outstanding.

If the Company’s FFO Per Share for 2023 was less than $4.40, the award would be forfeited in full. If the Company’s FFO Per Share for 2023 was $4.40, the percentage of the target number of shares subject to the award that will become “Banked Shares” would be 50% (25% in the case of the award granted to Mr. Kilroy). If the Company’s FFO Per Share for 2023 was $4.50 to $4.55 (target), the percentage of the target number of shares subject to the award that will become Banked Shares would be 100%. If the Company’s FFO Per Share for 2023 was $4.65 or greater, the percentage of the target number of shares subject to the award that will become Banked Shares would be 150% (175% in the case of the award granted to Mr. Kilroy). For an FFO Per Share amount between these levels, the number of Banked Shares would be determined on a pro-rata basis.

In general, for purposes of these awards, the “TSR Percentile Ranking” for the performance period (2023-2025) will be determined as follows: the percentile ranking of the Company’s TSR for the performance period will be determined against the TSRs for the performance period for a comparison group of companies (consisting of Boston Properties, Inc., Vornado Realty Trust, SL Green Realty Corp., Douglas Emmett, Inc., Hudson Pacific Properties, Inc., Cousins Properties Incorporated, Highwoods Properties, Inc., Paramount Group, Inc., Corporate Office Properties Trust, Piedmont Office Realty Trust, Inc., Brandywine Realty Trust, JBG SMITH Properties, American Assets Trust, Inc., Easterly Government Properties, Inc., Empire State Realty Trust, Inc., and Office Properties Income Trust, but excluding any such company if its common equity ceases to be listed or traded on a national securities exchange before the end of the performance period). These calculations will be based on average closing stock prices during the twenty-trading day period immediately prior to the start of the performance period and the twenty-trading day period at the end of the performance period, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends, and reverse stock splits. If the TSR Percentile Ranking is the 80th percentile or greater, the TSR modifier as to 50% of the Banked Shares will be 150% (175% in the case of the award granted to Mr. Kilroy). If the TSR Percentile Ranking is the 50th percentile, the TSR modifier as to 50% of the Banked Shares will be 100%. If the TSR Percentile Ranking is the 20th percentile or lower, the TSR modifier as to 50% of the Banked Shares will be 50% (25% in the case of the award granted to Mr. Kilroy). For a TSR Percentile Ranking between these levels, the TSR modifier will be determined on a pro-rata basis.

KILROY REALTY	PROXY STATEMENT	81

In general, for purposes of these awards, the “Average Net Debt to EBITDA Ratio” for the performance period (2023-2025) will be determined as the average of the Company’s Annual Net Debt to EBITDA Ratio (as defined below) for each of 2023, 2024, and 2025. The Company’s “Annual Net Debt to EBITDA Ratio” will be determined as the average of the Company’s consolidated net debt balances (that is debt less cash on hand) at the end of each quarter of the applicable year, divided by the Company’s EBITDA for the applicable year. The Company’s EBITDA will be determined as the Company’s consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, and impairment losses. EBITDA and net debt, as applicable, will be adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year), and similar corporate transactions, the impact of any changes in accounting principles or practices, the impact of unbudgeted donations, contributions or other costs related to political, social or civil causes in an effort to protect the value of our assets, and the impact of other extraordinary items not contemplated by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays, and any unbudgeted earnings (to the extent not otherwise included in earnings) from leases that are entered into but for which the property has not been delivered for occupancy. If the Average Net Debt to EBITDA Ratio is 6.90x or less, the net debt to EBITDA modifier as to 50% of the Banked Shares will be 150% (175% in the case of the award granted to Mr. Kilroy). If the Average Net Debt to EBITDA Ratio is 7.40x, the net debt to EBITDA modifier as to 50% of the Banked Shares will be 100%. If the Average Net Debt to EBITDA Ratio is 7.90x or higher, the net debt to EBITDA modifier as to 50% of the Banked Shares will be 50% (25% in the case of the award granted to Mr. Kilroy). For an Average Net Debt to EBITDA Ratio between these levels, the net debt to EBITDA modifier will be determined on a pro-rata basis.

82	PROXY STATEMENT	KILROY REALTY

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2023

The following table sets forth summary information regarding the outstanding stock awards held by each of our NEOs as of December 31, 2023, including the vesting dates for the portions of these awards that had not vested as of that date. None of our NEOs held any option awards as of December 31, 2023.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)		(d)	(e)		(f)
John Kilroy	2/18/2021	—		—	179,900	(3)	7,167,233
	2/18/2021	11,424	(4)	455,128	—		—
	1/28/2022	—		—	160,284	(5)	6,385,703
	1/28/2022	20,353	(6)	810,883	—		—
	2/6/2023	—		—	243,928	(7)	9,718,095
	2/6/2023	46,463	(8)	1,851,094	—		—
Justin Smart	2/18/2021	—		—	41,855	(3)	1,667,500
	2/18/2021	8,869	(4)	353,343	—		—
	1/28/2022	—		—	37,292	(5)	1,485,698
	1/28/2022	8,087	(6)	322,192	—		—
	2/6/2023	—		—	82,139	(7)	3,272,431
	2/6/2023	18,254	(8)	727,235	—		—
Eliott Trencher	1/29/2021	2,000	(4)	79,698	—		—
	1/28/2022	—		—	9,814	(5)	390,980
	1/28/2022	4,362	(6)	173,798	—		—
	2/6/2023	—		—	35,843	(7)	1,427,985
	2/6/2023	7,966	(8)	317,358	—		—
A. Robert Paratte	2/18/2021	—		—	37,449	(3)	1,491,970
	2/18/2021	2,774	(4)	110,521	—		—
	1/28/2022	—		—	33,366	(5)	1,329,319
	1/28/2022	4,943	(6)	196,936	—		—
	2/6/2023	—		—	50,778	(7)	2,022,984
	2/6/2023	11,284	(8)	449,552	—		—
Heidi Roth	2/18/2021	—		—	17,623	(3)	702,120
	2/18/2021	1,307	(4)	52,079	—		—
	1/28/2022	—		—	19,628	(5)	781,960
	1/28/2022	2,908	(6)	115,865	—		—
	2/6/2023	—		—	29,869	(7)	1,189,998
	2/6/2023	6,638	(8)	264,472	—		—
Tyler Rose		—		—	—		—

KILROY REALTY	PROXY STATEMENT	83

(1)

The number of shares or units shown in columns (c) and (e) includes dividend equivalents credited with respect to the award as of December 31, 2023. Dividend equivalents vest at the same time and subject to the same conditions as the award to which they relate.

(2)

The dollar amounts shown in columns (d) and (f) are determined by multiplying the number of shares or units reported in columns (c) and (e), respectively, by $39.84 (the Company’s closing stock price on December 29, 2023).

(3)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2021, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2023 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to Mr. Kilroy), determined based on the Company’s FFO Per Share for 2021 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Mr. Kilroy) based on the Company’s TSR Percentile Ranking for the three-year period 2021-2023, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Mr. Kilroy) based on the Company’s Average Net Debt to EBITDA Ratio for the three-year period 2021-2023. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2021, representing 150% of the target number of shares subject to the award (and 175% of the target number of shares subject to the award granted to Mr. Kilroy). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Net Debt to EBITDA Ratio.

(4)	The unvested portions of these awards were scheduled to vest on January 5, 2024.

(5)

These are the unvested portions of the performance-based RSUs granted to our NEOs in January 2022, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2024 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to Mr. Kilroy), determined based on the Company’s FFO Per Share for 2022 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Mr. Kilroy) based on the Company’s TSR Percentile Ranking for the three-year period 2022-2024, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Mr. Kilroy) based on the Company’s Average Net Debt to EBITDA Ratio for the three-year period 2022-2024. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2022, representing 150% of the target number of shares subject to the award (and 175% of the target number of shares subject to the award granted to Mr. Kilroy). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Net Debt to EBITDA Ratio.

(6)	The unvested portion of this award was scheduled to vest in three equal installments on January 5, 2024 and January 5, 2025.

(7)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2023, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2025 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to Mr. Kilroy), determined based on the Company’s FFO Per Share for 2023 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Mr. Kilroy) based on the Company’s TSR Percentile Ranking for the three-year period 2022-2024, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to Mr. Kilroy) based on the Company’s Average Net Debt to EBITDA Ratio for the three-year period 2023-2025. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2023, representing 150% of the target number of shares subject to the award (and 175% of the target number of shares subject to the award granted to Mr. Kilroy). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Net Debt to EBITDA Ratio.

(8)	The unvested portion of this award was scheduled to vest in three equal installments on January 5, 2024, January 5, 2025, and January 5, 2026.

84	PROXY STATEMENT	KILROY REALTY

OPTION EXERCISES AND STOCK VESTED — 2023

The following table summarizes the vesting of stock awards during 2023 that were previously granted to our NEOs. None of our NEOs held or exercised any Company stock options during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
(a)	(b	)	(c	)
John Kilroy(2)	287,842		11,119,083
Justin Smart(3)	39,451		1,550,748
Eliott Trencher(4)	5,899		220,020
A. Robert Paratte(5)	32,287		1,281,949
Heidi Roth(6)	19,874		769,338
Tyler Rose(7)	52,033		2,005,244

(1)   The dollar amounts shown in column (c) above are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)   Includes (i) 239,476 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2023 with a value of $9,344,751 and (ii) 48,366 RSUs with a value of $1,774,332 that were issued as dividend equivalents during 2023 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 18,498 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2023 table below.

(3)   Includes (i) 34,071 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2023 with a value of $1,348,434 and (ii) 5,380 RSUs with a value of $202,314 that were issued as dividend equivalents during 2023 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 32,506 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2023 table below.

(4)   Includes (i) 5,464 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2023 with a value of $203,643 and (ii) 435 RSUs with a value of $16,377 that were issued as dividend equivalents during 2023 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance.

(5)   Includes (i) 29,103 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2023 with a value of $1,155,017 and (ii) 3,184 RSUs with a value of $126,932 that were issued as dividend equivalents during 2023 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance.

(6)   Includes (i) 16,096 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2023 with a value of $633,001 and (ii) 3,778 RSUs with a value of $136,338 that were issued as dividend equivalents during 2023 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 1,952 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2023 table below.

(7)   Includes (i) 43,847 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2023 with a value of $1,704,327 and (ii) 8,186 RSUs with a value of $300,917 that were issued as dividend equivalents during 2023 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 3,667 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2023 table below.

KILROY REALTY	PROXY STATEMENT	85

NONQUALIFIED DEFERRED COMPENSATION — 2023

The following table sets forth summary information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2023, and the total deferred amounts for the NEOs as of December 31, 2023.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
John Kilroy	—	748,451	764,524	—	14,738,181
Justin Smart	553,750	1,153,565	1,087,974	—	7,690,201
Eliott Trencher	—	50,000	47,024	—	311,576
A. Robert Paratte	158,125	55,000	129,788	(1,144,942)	977,029
Heidi Roth	—	118,538	310,417	(659,782)	2,470,902
Tyler Rose	—	183,272	(234,130)	(5,755,063)	139,759

(1)

The amount reported as registrant contributions in 2023 under column (c) includes each NEO’s RSUs that vested in 2023 but had not yet become payable, as described in the footnotes to the Option Exercises and Stock Vested table above for each executive. These RSUs are payable in shares of our common stock but, pursuant to the terms of each NEO’s deferral of the RSUs, payment does not occur until the applicable date as determined under our deferred compensation program. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2023, they had not yet become payable. The amounts reported as registrant contributions in the table above include stock-settled obligations with respect to the vested and deferred RSUs described above of $625,951 for Mr. Kilroy, $1,093,565 for Mr. Smart, $173,041 for Mr. Rose, and $66,038 for Ms. Roth. The amounts reported as registrant contributions in the table above also include cash-settled obligations of $122,500 for Mr. Kilroy, $60,000 for Mr. Smart, $50,000 for Mr. Trencher, $55,000 for Mr. Paratte, $52,500 for Ms. Roth and $10,231 for Mr. Rose, and are also included as 2023 compensation for the NEOs in the “All Other Compensation” column of the Summary Compensation Table.

(2)

The amount reported as aggregate earnings in 2023 under column (d) represents the change in value of cash-settled obligations and the change in value of each executive’s vested and deferred RSUs (based on the closing price of our common stock on December 29, 2023). No amounts reported in this column were reported as 2023 compensation for the NEOs in the Summary Compensation Table.

(3)

The balance at the end of 2023 under column (f) reflects amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years through and including 2023 to the extent the executive was an NEO for the applicable year. These amounts include both cash deferrals and the grant date fair value of deferred RSUs for each NEO. The grant date fair value of the deferred RSUs assume target performance achievement and do not include any performance modification. Amounts reported in column (f) also include earnings credited on deferred amounts. In accordance with applicable SEC rules, these earnings have not been included in the Summary Compensation Table.

Deferrals of cash-settled compensation shown in this table are made under the Deferred Compensation Plan. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to certain performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of calendar-year performance period). In addition, newly eligible participants may be able to make deferral elections up to thirty days after they first become eligible to participate in the Deferred Compensation Plan, if later than the end of the year preceding that in which such deferred amounts will be earned. Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Deferred Compensation Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

86	PROXY STATEMENT	KILROY REALTY

Participants are permitted to allocate (and reallocate) their cash-settled deferrals, as well as Company contributions and any notional earnings on either of the foregoing, amongst the investment alternatives made available by the Deferred Compensation Plan administrator for purposes of determining any notional gains or losses on participant account balances. The charts below show the investment alternatives available under the Deferred Compensation Plan from January 1, 2023 through December 31, 2023, with the performance of each investment alternative for the applicable period of time it was available under the Deferred Compensation Plan.

Investment Alternatives (1/1/2023 — 12/31/2023)	Investment Category	2023 Performance
DFA US Small Cap I	Small Blend	17.64%
DFA US Targeted Value I	Small-Value	19.31%
Fidelity® 500 Index	Market Index	26.29%
Fidelity® Balanced	Balanced	21.60%
Fidelity® Contrafund®	Large Growth	39.33%
Fidelity® Extended Market Index	Small/Mid DJ Index	25.37%
Fidelity® Government Income	Intermediate Govt Bond	4.22%
Fidelity® International Discovery	International Equity	14.16%
Fidelity Advisor® Investment Gr Bd M	Intermediate-Term Bond	6.18%
Fidelity® Low-Priced Stock	Mid Value	14.35%
MFS Mid Cap Growth R6	Mid Growth	21.50%
Fidelity® Real Estate Investment Port	Specialty — US REITs	10.87%
Fidelity® Government MMkt	Government Money Market	4.77%
Fidelity® US Bond Index	Intermediate Term Bd Index	5.56%
MainStay Large Cap Growth R1	Large Growth	42.79%
T. Rowe Price Dividend Growth Advisor	Large Blend	13.35%
Vanguard Equity-Income Adm	Large Value	7.76%
Vanguard Inflation-Protected Secs Adm	Inflation-Linked Bond	3.79%
Vanguard Total Intl Stock Index Admiral	Total International Index	15.52%

These allocations are hypothetical only and do not give participants ownership interests in any actual assets of the Company or any trust funding obligations under the Deferred Compensation Plan; however, the Company may set aside assets to fund its obligations under the Deferred Compensation Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual installments (in certain cases, beginning no earlier than six months after retirement), or (iii) upon a change in control, in full. Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability, or retirement, the remaining balance of the participant’s account will generally be distributed in full (in certain cases, six months after the occurrence of such separation from service). In addition, a participant’s account balance will be distributed as soon as possible following the participant’s death or disability. All such separation, death, and disability distributions will be made without regard to any participant election(s).

KILROY REALTY	PROXY STATEMENT	87

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to our NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company as of December 31, 2023. For Mr. Rose, we have described the actual benefits he received in connection with his separation from employment effective March 1, 2023.

John Kilroy

Mr. Kilroy’s amended and restated employment agreement effective as of December 27, 2018 provided that, if his employment was terminated by the Company without “cause” or by Mr. Kilroy for “good reason” (as these terms were defined in his employment agreement) during the term of the agreement, he would have been entitled to receive the following payments and benefits (the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) a cash payment equal to $36,675,000; (iii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iv) vesting of equity awards as governed by the applicable plans, programs and agreements; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; (vii) continuation of health insurance coverage for Mr. Kilroy, his spouse and his dependents, as applicable, for three years after the date of termination, at our expense; and (viii) payment of an amount equal to $130,768 per year for the three-year period following the termination of his employment to cover premium payments incurred in connection with his life insurance policy. In addition, if Mr. Kilroy was terminated in such circumstances early in a calendar year prior to the granting of his annual long-term incentive award, the Company would grant him a long-term incentive award (or cash equivalent) for that year with all time-based vesting conditions deemed satisfied at grant.

If Mr. Kilroy retired during the term of the agreement, he would be entitled to receive the Termination Benefits described above, except that the cash payment described above would be $16,225,000.

If Mr. Kilroy’s employment was terminated due to his death or “disability” (as this term was defined in his employment agreement) during the term of the agreement, he would have been entitled to receive the Termination Benefits described above, except that the cash payment described above would have been $16,225,000. In addition, if Mr. Kilroy was terminated in such circumstances early in a calendar year prior to the granting of his annual long-term incentive award, the Company would grant him a long-term incentive award (or cash equivalent) for that year with all time-based vesting conditions deemed satisfied at grant.

If any payments under Mr. Kilroy’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments would have been reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction resulted in his retaining a greater amount of the payments on an after-tax basis if such reduction had not been made. In the event of a “change in control” (as defined in the employment agreement) had occurred, the employment agreement provided that we would place the amount of the potential cash obligations to Mr. Kilroy in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Kilroy immediately prior to such change in control.

Except in the event of a termination due to Mr. Kilroy’s death, the employment agreement required Mr. Kilroy to sign a general release of claims in favor of the Company in order to receive the Termination Benefits described above, other than accrued but unpaid compensation through the date of termination.

Mr. Kilroy’s amended and restated employment agreement provided that if his employment was terminated, his stock incentive awards granted by the Company would be governed by the terms and conditions of the applicable award agreements, including vesting of the awards upon his retirement. The retirement age applicable to the Company’s stock incentive awards granted to Mr. Kilroy before 2019 (age 70) was not changed, his retirement age for purposes of any stock incentive awards granted in 2019, 2020, or 2021 was 73, and his retirement age for purposes of any stock incentive awards granted in 2022 or 2023 was age 74 or 75, respectively. (Mr. Kilroy turned age 75 prior to December 31, 2023.) The terms of any new equity incentive award granted by the Company to Mr. Kilroy would otherwise include provisions regarding termination of employment that were not less favorable to him than the provisions applicable to his 2018 annual equity incentive award granted by the Company.

88	PROXY STATEMENT	KILROY REALTY

In December 2023, the Company entered into a Transition Agreement with Mr. Kilroy that provided for his retirement date to be extended to a date in January 2024 and for him to receive the retirement benefits under his employment agreement described above in connection with his retirement. See the “Transition Agreement with John Kilroy” section of the “Compensation Discussion and Analysis” above for additional information on Mr. Kilroy’s Transition Agreement.

Justin Smart

Mr. Smart’s employment agreement provides that, if his employment is terminated by the Company without “cause” or by Mr. Smart for “good reason” (as these terms are defined in his employment agreement), he will be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs, and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) payment of the premiums charged for Mr. Smart, his spouse, and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Smart would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Smart’s employment agreement) during the three preceding full performance years.

If Mr. Smart’s employment is terminated due to his death, he will be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse, and his dependents, as applicable, will be for one year after the date of termination.

If Mr. Smart’s employment is terminated due to his disability, he will be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse, and his dependents, as applicable, will be for one year after the date of termination.

The employment agreement requires Mr. Smart to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payment), other than accrued but unpaid compensation through the date of termination.

Eliott Trencher

The employment agreement that we entered into with Mr. Trencher on March 3, 2023 provides that, if Mr. Trencher’s employment is terminated by the Company without “cause” or by Mr. Trencher for “good reason” (as these terms are defined in his employment agreement), he will be entitled to receive the following payments and benefits: (i) accrued but unpaid compensation through the date of termination; (ii) full vesting of time-based equity awards; (iii) vesting of performance-based cash or equity awards as governed by the applicable award agreement, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (iv) all payments due under any other compensatory or benefit plan, including any deferrals; (v) payment of the premiums charged for Mr. Trencher, his spouse, and his eligible dependents to continue medical coverage under COBRA for eighteen months after the date of termination; and (vi) cash severance pay equal to one times his annual rate of base salary plus one times his target annual bonus opportunity. If Mr. Trencher’s employment with the Company terminates due to his death or disability, Mr. Trencher will be entitled to a pro-rated annual bonus for the year in which his employment terminates.

The employment agreement requires Mr. Trencher to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above, other than accrued but unpaid compensation through the date of termination and other than in connection with a termination due to Mr. Trencher’s death or disability.

KILROY REALTY	PROXY STATEMENT	89

Heidi Roth

Ms. Roth’s employment agreement provides that, if her employment is terminated by the Company without “cause” or by Ms. Roth for “good reason” (as these terms are defined in her employment agreement), she will be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual cash incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) payment of the premiums charged for Ms. Roth and her eligible dependents to continue medical coverage under COBRA for eighteen months after the date of termination. In addition, Ms. Roth would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) one and one-half times her annual base salary and (ii) one and one-half times the average of her two highest annual cash incentive awards received by Ms. Roth in the preceding three completed performance years.

If Ms. Roth’s employment is terminated due to her death, she will be entitled to receive the Termination Benefits described above, except that (i) her Severance Payment described above will be determined using a multiplier of “one” instead of “one and one-half,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Ms. Roth and her dependents, as applicable, will be for one year after the date of termination.

If Ms. Roth’s employment is terminated due to her disability, she will be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Ms. Roth and her dependents, as applicable, will be for one year after the date of termination.

The employment agreement requires Ms. Roth to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payment), other than accrued but unpaid compensation through the date of termination.

Tyler Rose

The term of Mr. Rose’s employment agreement with the Company was scheduled to end on March 1, 2023 and Mr. Rose from time to time had raised the possibility that he could retire. However, we believed that it was valuable for Mr. Rose to remain employed with the Company through at least March 1, 2023 and for Mr. Rose to be available for an additional year following his separation to continue providing support and advice. Accordingly, on November 30, 2022, and as discussed in the proxy statement for our 2023 annual meeting of stockholders, the Company and its Operating Partnership entered into a Separation Agreement with Mr. Rose. The terms of the Separation Arrangement were negotiated between the parties. Pursuant to the Separation Agreement, Mr. Rose ceased to be an officer and employee of the Company on March 1, 2023 and Mr. Rose agreed to provide an additional year of transition support to the Company and the Operating Partnership following his separation. Pursuant to the Separation Agreement, the Company paid Mr. Rose $1.2 million (which was less than the level of severance benefits for a termination without “cause” under his employment agreement), the Company reimbursed Mr. Rose for his costs to continue healthcare coverage under COBRA through December 31, 2024, and the vesting of Mr. Rose’s Company long-term incentive equity awards accelerated on the basis of a termination without “cause” (as described below in “Potential Payments on Termination or Change in Control”), which resulted in the vesting of 43,705 RSUs under the Separation Agreement. The Separation Agreement also included a release of claims.

Non-Disclosure Agreements

Each of the NEOs has entered into a Non-Disclosure Agreement with the Company. Under their respective agreements, each of them has agreed to (i) restrictions on competitive activities during his or her employment, (ii) restrictions on disclosure of confidential information, (iii) restrictions on disparaging the Company and its affiliates, and (iv) certain cooperation with the Company regarding any litigation to which the Company may be party.

90	PROXY STATEMENT	KILROY REALTY

Equity Awards

Under the terms of the 2006 Plan, if there is a change in control of the Company, each NEO’s outstanding awards granted under the plan will not automatically accelerate and become vested under the terms of the 2006 Plan. If, however, the awards will not continue, be substituted for, or assumed after the change in control event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Compensation Committee also has discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

The award agreement used for executive annual long-term incentive awards granted before 2024 generally provides that upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death, “disability” or “retirement” (as such terms are defined in the NEO’s employment agreement), subject to the NEO providing a general release of claims in favor of the Company, the time-based RSU award will fully vest and the time-based vesting requirements of the performance-based RSU award will be deemed satisfied. The award agreement used for executive annual long-term incentive awards granted in 2024 generally provides that upon a termination of the NEO’s employment by the Company without “cause” or by the NEO for “good reason,” in either case in connection with or following a change in control of the Company and subject to the NEO providing a general release of claims in favor of the Company, the time-based RSU award will fully vest and the time-based vesting requirements of the performance-based RSU award will be deemed satisfied.

Our outstanding annual performance-based RSU awards granted to the NEOs generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a termination of the NEO’s employment described above, or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined: (1) if the termination or change in control occurs in the first three months in the performance period applicable to the award, the FFO Per Share goal, the Average Net Debt to EBITDA Ratio goal and, in the case of a qualifying termination of employment, the TSR Percentile Ranking goal shall each be deemed to be satisfied at the applicable “target” levels; (2) if the termination or change in control occurs after the first three months but within the first year of the performance period applicable to the award, by measuring the Company’s actual FFO Per Share for the completed quarters that occur prior to the fiscal quarter in which the termination or change in control occurs and adding that to the Company’s target FFO Per Share goals for the remaining fiscal quarters in the performance period, and measuring such performance against the applicable FFO Per Share goals (or in the case of a change in control, the FFO Per Share goal will be deemed to be satisfied at the applicable “target” level if greater); (3) if the termination or change in control occurs during the performance period but after the first year of the performance period, the FFO Per Share performance will be measured based on actual performance for the first year of the performance period; (4) if the termination or change in control occurs during the performance period but after the first three months of the performance period, the Average Net Debt to EBITDA Ratio performance will be determined by measuring the Company’s actual Average Net Debt to EBITDA Ratio for any completed fiscal year in the performance period that occur prior to the fiscal year in which the termination or change in control occurs and adding that to the Company’s target Average Net Debt to EBITDA goals for the remaining fiscal years in the performance period, and measuring such performance against the applicable Average Net Debt to EBITDA goals (or in the case of a change in control, the Average Net Debt to EBITDA goal will be deemed to be satisfied at the applicable “target” level if greater); and (5) if the termination occurs after the first three months in the performance period or the change in control occurs at any time in the performance period applicable to the award, by measuring the Company’s TSR Percentile Ranking based on actual stock price performance through the date prior to which the termination or change in control occurs (or if such change in control is due to a board change, the Company’s TSR Percentile Ranking will be deemed to be satisfied at the applicable “target” level). In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

KILROY REALTY	PROXY STATEMENT	91

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS

The information in this section sets forth the value of benefits and payments to each of the NEOs who was employed by us on December 31, 2023 upon the triggering events indicated and is based upon the terms of the employment agreements and equity award agreements in effect as of December 31, 2023 as described in “— Potential Payments Upon Termination or Change in Control” above. As required by applicable SEC rules, the estimated values in this section assume that the triggering event took place on December 31, 2023. Except as otherwise described below in the context of a change in control of the Company, none of our NEOs is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause. As of December 31, 2023, none of our NEOs, other than Mr. Kilroy, was retirement eligible for purposes of any severance benefits under the terms of their employment agreements. As of December 31, 2023, Mr. Paratte was not a party to an employment agreement with the Company. Accordingly, he was not entitled to any cash severance had his employment terminated in any circumstances on December 31, 2023.

As discussed in the “Transition Agreement with John Kilroy” section of the “Compensation Discussion and Analysis” above, in connection with Mr. Kilroy’s retirement on January 21, 2024 he received the benefits described above for his retirement and he did not receive severance for a termination without cause.

John Kilroy

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death(2) ($)	Disability ($)	Retirement ($)

Cash Severance	—	36,675,000	16,225,000	16,225,000	16,225,000

Medical Benefits	—	187,700	187,700	187,700	187,700

Accelerated Vesting	—	38,337,166	38,337,166	38,337,166	38,337,166

Other Termination Perks/Benefits	—	392,304	—	392,304	392,304

Total	—	75,592,170	54,749,886	55,142,170	55,142,170

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)   During his employment, we made payments to Mr. Kilroy to cover premium payments incurred in connection with a supplemental life insurance policy pursuant to the terms of his employment agreement. In addition to the amounts payable by us shown in this column, Mr. Kilroy’s supplemental life insurance policy provides a $10,000,000 death benefit.

The value of the accelerated vesting of equity awards in the table above $38,337,166 was based on the closing price of our common stock on the last trading day of 2023.

92	PROXY STATEMENT	KILROY REALTY

Justin Smart

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	3,725,000	1,862,500	3,725,000

Medical Benefits	—	122,915	61,457	61,457

Accelerated Vesting	—	9,813,422	9,813,422	9,813,422

Other Termination Perks/Benefits	—	—	—	—

Total	—	13,661,337	11,737,379	13,599,879

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

Eliott Trencher

Potential Payment/ Benefit	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	1,000,000	—	—

Medical Benefits	—	92,186	—	—

Accelerated Vesting	—	3,113,057	3,113,057	3,113,057

Other Termination Perks/Benefits	—	—	—	—

Total	—	4,205,243	3,113,057	3,113,057

A. Robert Paratte

Potential Payment/ Benefit	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	—	—	—

Medical Benefits	—	—	—	—

Accelerated Vesting	—	7,259,522	7,259,522	7,259,522

Other Termination Perks/Benefits	—	—	—	—

Total	—	7,259,522	7,259,522	7,259,522

KILROY REALTY	PROXY STATEMENT	93

Heidi Roth

Potential Payment/ Benefit	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	1,767,188	1,178,125	1,767,188

Medical Benefits	—	92,186	61,457	61,457

Accelerated Vesting	—	4,023,444	4,023,444	4,023,444

Other Termination Perks/Benefits	—	—	—	—

Total	—	5,882,818	5,263,026	5,852,089

The preceding estimated severance and change in control benefits tables assume that equity awards outstanding under our 2006 Plan would be substituted for, assumed, or otherwise continued following a change in control transaction. If the awards were not substituted for, assumed, or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2023, be the same as the accelerated vesting value set forth above for the NEO under the “Termination Without Cause or For Good Reason” column.

94	PROXY STATEMENT	KILROY REALTY

CEO PAY-RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of Mr. Kilroy (our CEO for all of 2023) to the median of the total annual compensation of all our employees (excluding Mr. Kilroy). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that Mr. Kilroy’s total compensation for 2023 was $12,599,424 and the median of the total 2023 compensation of all our employees (excluding Mr. Kilroy) was $177,600. Accordingly, we estimate the ratio of Mr. Kilroy’s total compensation for 2023 to the median of the total 2023 compensation of all our employees (excluding Mr. Kilroy) to be 71 to 1.

We identified the median employee by taking into account the total cash compensation for 2023 for all individuals, excluding Mr. Kilroy, who were employed by us or one of our affiliates on December 1, 2023, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to their total cash compensation for 2023, other than to annualize the base wages for any full-time employee not employed by us for the entire year. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2023 was determined using the same rules that apply to reporting the compensation of our NEOs (including Mr. Kilroy) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology, except that compensation under non-discriminatory benefit plans was also included in the calculation of the total annual compensation for 2023 for purposes of this pay-ratio disclosure. The 2023 total annual compensation amounts in the first paragraph of this pay-ratio disclosure include $38,596 and $12,600 of compensation for Mr. Kilroy and the median employee, respectively, under non-discriminatory benefit plans.

KILROY REALTY	PROXY STATEMENT	95

PAY VERSUS PERFORMANCE DISCLOSURE
The following summarizes the relationship between our CEO’s, and our other Named Executive Officers’, total compensation paid and our financial performance for the years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “
PEO
”, and our Named Executive Officers other than our CEO are referred to as our “
Non-PEO
NEOs
”):
2023
Pay-Versus-Performance
Table

Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Value of Initial Fixed $100 Investment Based On:		Net Income (5)	Adjusted FFO Per Share (6)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	$12,562,542	$25,900,093	$2,690,472	$3,753,631	$56.50	$112.04	$238,288,000	$4.74

2022	$12,861,760	($2,765,523)	$2,542,703	$1,051,595	$51.80	$91.22	$259,493,000	$4.77

2021	$13,132,136	$17,166,531	$2,825,077	$4,112,722	$84.45	$125.76	$658,910,000	$4.23

2020	$11,904,496	($22,070,364)	$4,663,837	$2,485,568	$70.76	$91.60	$207,293,000	$4.15

(1)
John Kilroy
was our CEO for each of the years included in the table above. For 2020, our Non-PEO NEOs were Justin Smart, Tyler Rose, Michelle Ngo, A. Robert Paratte, Heidi Roth, and Jeffrey Hawken. For 2021, our Non-PEO NEOs were Justin Smart, Tyler Rose, Michelle Ngo, and A. Robert Paratte. For 2022, our Non-PEO NEOs were Justin Smart, Tyler Rose, Eliott Trencher, Michelle Ngo, and A. Robert Paratte. For 2023, our Non-PEO NEOs were Justin Smart, Eliott Trencher, A. Robert Paratte, Heidi Roth, and Tyler Rose.

(2)
See the Summary Compensation Table above for the total compensation for our CEO for each year covered in the table (or, for years prior to 2021, the Summary Compensation Table in our annual proxy statement for the applicable year). The average total compensation for the
Non-PEO
NEOs for 2023 was calculated from the Summary Compensation Table above. The average total compensation for the
Non-PEO
NEOs for each of 2022, 2021, and 2020 was calculated from the Summary Compensation Table as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission in 2023, 2022, or 2021, respectively.

(3)
For purposes of this table, the compensation actually paid (also referred to as “
Compensation Actually Paid
” or “
CAP
”) to each of our Named Executive Officers (including, for this purpose, each former named executive officer included in one of the
Non-PEO
NEO groups) means the executive officer’s total compensation as reflected in the Summary Compensation Table for the applicable year less the grant date fair values of stock awards and option awards included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the executive officer for the applicable year, and adjusted for the following with respect to the RSUs granted to the executive officer:

•	Plus the year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year;

•
Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested at the end of the covered fiscal year;

•	Plus the vesting date value of awards which were granted and vested during the same covered fiscal year;

•	Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year;

•	Less, as to any awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year;

•
Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested awards (no dividends were paid on unvested awards and the crediting of dividend equivalents in accordance with the applicable award terms has been taken into account in determining the applicable fiscal year-end
or vesting date value of the awards); and

•
Plus, as to an award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the RSUs held by the Named Executive Officers were materially modified during the fiscal years covered by the table).

In making each of these adjustments, the “value” of an award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then use to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form
10-K
each year and the footnotes to the Summary Compensation Table that appear in our annual proxy statement.

96	PROXY STATEMENT	KILROY REALTY

The table reflects the CAP (determined as noted above) for our CEO and, for our
Non-PEO
NEOs, the average of the CAPs determined for the
Non-PEO
NEOs for each of the years shown in the table.
The following table provides a reconciliation of the Summary Compensation Table Total to CAP for Mr. Kilroy, our CEO during 2023.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Chief Executive Officer	2023
Summary Compensation Table Total	$12,562,542
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	($7,051,689)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$17,336,664
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	($735,694)
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$236,639
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Prior to Vesting Date	$3,551,631
Compensation Actually Paid	$25,900,093
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the
Non-PEO
NEOs for 2023 to the average of the Compensation Actually Paid for the
Non-PEO
NEOs for 2023.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	2023
Summary Compensation Table Total	$2,690,472
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	($1,335,696)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	$1,966,241
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	$134,634
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($48,723)
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Prior to Vesting Date	$346,703
Compensation Actually Paid	$3,753,631

(4)
Total Shareholder Return represents the return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. Peer Group Total Shareholder Return represents the return on a fixed investment of $100 in the FTSE NAREIT All Equity REIT Index for the period beginning on the last trading day of 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last three years against our total shareholder return and the total shareholder return for the FTSE NAREIT All Equity REIT Index (each calculated as described above) over that period of time.

KILROY REALTY	PROXY STATEMENT	97

(5)
This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for
our
Non-PEO
NEOs for each of the last three years against our net income for each of those years.

(6)
This column shows the Company’s Adjusted FFO Per Share for each fiscal year covered by the table. We consider Adjusted FFO Per Share to be a key metric in our executive compensation program, used in determining vesting of our NEOs’ performance-based RSUs. The following chart illustrates the CAP for our CEO and the average CAP for our
Non-PEO
NEOs for each of the last three years against our Adjusted FFO Per Share for each of those years. See
Appendix A
for a definition
of
Adjusted FFO Per Share.

98	PROXY STATEMENT	KILROY REALTY

Following is an unranked list of the Company’s financial performance measures we consider most important in linking the compensation actually paid to our
Named
Executive Officers for 2023 with Company performance.

•	Adjusted FFO Per Share

•	FFO Per Share

•	Relative Total Shareholder Return (TSR Percentile Ranking)

•	Average Net Debt to EBITDA Ratio

•	Same Store Cash NOI

•	Occupancy
These performance measures were used in our performance-based RSUs or in our 2023 short-term incentive (cash bonus) performance measurement framework. For a discussion of these terms as used in our 2023 performance-based RSUs, see “Description of Plan-Based Awards – Performance-Based RSUs” above. For a discussion of our 2023 short-term incentive performance measurement framework, see the “Compensation Discussion and Analysis” above.
In addition to the financial performance measures listed above, we view the Company’s stock price, upon which the value of our awards is dependent, as a key performance-based component of our executive compensation program to further align the interests of our senior management team with the interests of our stockholders.

KILROY REALTY	PROXY STATEMENT	99

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains one equity compensation plan, the 2006 Plan. The plan has been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2023 with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))(1)

	(a	)	(b	)	(c)

Equity compensation plans approved by stockholders	2,702,573	(2)	N/A		2,841,022

Equity compensation plans not approved by stockholders	N/A		N/A		N/A

Total	2,702,573		N/A		2,841,022

(1)   Includes shares available for future grants under the 2006 Plan as of December 31, 2023. The calculation of shares available for grant is presented after taking into account a reserve for a sufficient number of shares to cover the vesting and payment of 2006 Plan awards that were outstanding on that date, including performance-based vesting awards at (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period. The shares available under the 2006 Plan may, subject to the limits of the 2006 Plan, be used for any type of award authorized under the 2006 Plan including stock options, restricted stock, SARs, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, PSUs, performance bonus awards, and performance-based awards.

(2)   Includes 507,026 vested but deferred (not paid) RSUs and 2,195,547 unvested RSUs (including 1,794,237 RSUs subject to performance-based vesting conditions, with such number of shares based on (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period) granted under the 2006 Plan. Does not include any shares of outstanding but unvested restricted stock. No options are outstanding.

100	PROXY STATEMENT	KILROY REALTY

DIRECTOR COMPENSATION

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Ms. Aman does not receive additional compensation for her service as a director. Mr. Kilroy did not receive additional compensation for his service as a director during 2023 because he served as our CEO throughout the year, but he began receiving non-employee director compensation in 2024 following his retirement as our CEO.

The cash component of our non-employee director compensation program includes a base annual retainer paid to each non-employee director, an additional retainer for the director serving as our Lead Independent Director, an additional retainer for the chair of each Board committee, and an additional retainer for each Board committee on which the director serves. Based on its review of our non-employee director compensation program in the first quarter of 2024, and after obtaining advice from Korn Ferry and considering peer company data provided by Korn Ferry, the Compensation Committee recommended, and the Board approved, certain changes to our non-employee director compensation program, with the changes in the cash component of the program to take effect with the second quarter of 2024. All cash retainers are paid on a quarterly basis. The following chart shows the annual amounts of the non-employee director cash retainers in effect during 2023 and during the first quarter of 2024, and the annual amounts that will be effective beginning with the second quarter of 2024.

Description	Annual Amount in Effect During 2023 and First Quarter of 2024	Annual Amount in Effect Beginning Second Quarter 2024

Annual Retainer	$70,000	$75,000

Additional Lead Independent Director Retainer	$50,000	$50,000

Additional Retainer For Each Committee Member

Audit Committee	$15,000	$15,000

Executive Compensation Committee	$10,000	$10,000

Nominating/Corporate Governance Committee	$8,000	$10,000

Corporate Social Responsibility and Sustainability Committee	$5,000	$10,000

Succession Planning Committee	$5,000	$10,000

Additional Retainer For Committee Chair

Audit Committee	$20,000	$35,000

Executive Compensation Committee	$20,000	$30,000

Nominating/Corporate Governance Committee	$10,000	$18,000

Corporate Social Responsibility and Sustainability Committee	$10,000	$18,000

Succession Planning Committee	$10,000	$18,000

In addition, each non-employee director receives an annual grant authorized under the 2006 Plan of RSUs valued at $135,000 (rounded to the nearest whole share) on the date of grant that vest in full on the date of the annual meeting of stockholders following the grant, subject to continued service. Based on its review of our non-employee director compensation program in the first quarter of 2024, the annual equity award grant value was increased from $135,000 to $145,000 and effective with the awards to be granted in connection with the 2024 annual meeting of stockholders. Each non-employee director grant provides that the RSUs subject to the grant will vest in full in the event of a “change in control” of the Company (as defined in the 2006 Plan) or due to the non-employee director’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code). Our non-employee directors may elect a deferred payment date for any RSUs that they may receive. RSUs awarded to non-employee directors include the right to receive dividend equivalents (in the form of additional RSUs) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. RSUs credited as dividend equivalents have the same vesting and payment terms as the original RSUs to which they relate. The Board also has discretion to determine the terms of any equity award for a newly elected or appointed member of the Board.

KILROY REALTY	PROXY STATEMENT	101

Our non-employee directors may defer receipt of their cash compensation pursuant to the terms of our Deferred Compensation Plan. Non-employee directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings and incident to their service as a director.

Under our minimum stock ownership guidelines for non-employee directors, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. Ownership that counts for purposes of the non-employee director stock ownership guidelines is generally determined on the same basis as under our executive stock ownership guidelines, as discussed in the CD&A. As of December 31, 2023, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership.

The Board may change the terms of our director compensation program from time to time.

DIRECTOR COMPENSATION TABLE — 2023

The following table sets forth summary information regarding our compensation practices for each of our non-employee directors for 2023. The compensation paid to Mr. Kilroy for 2023, who served as our CEO throughout the year, is presented in the executive compensation disclosures above. While he served as our CEO, Mr. Kilroy was not entitled to receive additional compensation for his service as a director. Similarly, Ms. Aman is not receiving additional compensation for her service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)

(a)	(b	)	(c	)	(d)	(e)	(f)	(g)	(h)

Edward Brennan, PhD	165,167		135,011		—	—	—	—	300,177

Jolie Hunt	103,000		135,011		—	—	—	—	238,011

Scott Ingraham	113,000		135,011		—	—	—	—	248,011

Louisa Ritter	100,450		135,011		—	—	—	—	235,461

Gary Stevenson	103,000		135,011		—	—	—	—	238,011

Peter Stoneberg	109,444		135,011		—	—	—	—	244,455

(1)

The amounts reported in column (c) of the table above reflect the aggregate accounting fair value of stock awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The accounting fair value is based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date.

102	PROXY STATEMENT	KILROY REALTY

On May 24, 2023, each of our non-employee directors received an annual award of 4,993 RSUs under the 2006 Plan in connection with the 2023 annual meeting of stockholders. Each of these awards had an accounting fair value at the grant date of $135,011 and will vest on the date of the Annual Meeting.

None of our non-employee directors held any outstanding Company option awards as of December 31, 2023. The aggregate number of shares subject to unvested stock awards (including the dividend equivalents granted with respect to such awards) outstanding as of December 31, 2023 for our non-employee directors (all of which are scheduled to vest in connection with the Annual Meeting) are:

Director	Unvested Stock Awards

Edward Brennan, PhD	5,164

Jolie Hunt	5,164

Scott Ingraham	5,164

Louisa Ritter	5,164

Gary Stevenson	5,164

Peter Stoneberg	5,164

KILROY REALTY	PROXY STATEMENT	103

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth certain information, as of March 1, 2024, regarding the beneficial ownership of common stock (or common stock issuable, at the Company’s option, upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (or common stock issuable, at the Company’s option, upon the redemption of Units); (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Outstanding Shares of Common Stock(2)

More than 5% Stockholders:

The Vanguard Group, Inc. and affiliates(3)	16,997,240		14.50%

BlackRock, Inc.(4)	14,573,664		12.43%

Norges Bank(5)	9,057,009		7.72%

State Street Corporation(6)	6,363,283		5.43%

Directors, Director Nominees and NEOs:

John Kilroy	2,433,499	(7)	2.04%

Justin Smart	251,981	(8)	*

Tyler Rose	86,002	(9)	*

Eliott Trencher	14,680	(10)	*

A. Robert Paratte	57,574	(11)	*

Heidi Roth	59,382	(12)	*

Scott Ingraham	48,435	(13)	*

Edward Brennan, PhD	30,055	(14)	*

Louisa Ritter	7,298	(15)	*

Gary Stevenson	19,802	(16)	*

Peter Stoneberg	18,283	(17)	*

Jolie Hunt	10,747	(18)	*

Daryl Carter	—		*

All Directors and Executive Officers as a Group (13 persons)	2,956,642	(19)	2.49%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

104	PROXY STATEMENT	KILROY REALTY

(2)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options or RSUs of such person that are vested or will vest within 60 days of March 1, 2024. The percentage of outstanding shares of common stock beneficially owned by a person is based on 117,366,405 shares of common stock outstanding as of March 1, 2024. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that all Units held by such beneficial owner are, upon redemption, exchanged for shares of common stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of March 1, 2024 by such beneficial owner are exercised and that no options to acquire shares of common stock held by other persons are exercised, and that all RSUs held by such beneficial owner that vest within 60 days of March 1, 2024 are vested and paid and that no unvested RSUs held by other persons are vested.

(3)

Represents the number of shares of common stock beneficially owned as of December 31, 2023, as reported on Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, Inc. (“Vanguard”) either directly or through its affiliates. Such report indicates that Vanguard has shared voting power over 138,241 shares, sole dispositive power over 16,741,890 shares and shared dispositive power over 255,350 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Represents the number of shares of common stock beneficially owned as of December 31, 2023, as reported on Schedule 13G/A filed with the SEC on January 23, 2024, by BlackRock, Inc. (“BlackRock”) either directly or through its affiliates. Such report indicates that BlackRock has sole voting power over 14,014,968 shares and sole dispositive power over 14,573,664 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)

Represents the number of shares of common stock beneficially owned as of December 31, 2020, as reported on Schedule 13G/A filed with the SEC on January 25, 2021, by Norges Bank (The Central Bank of Norway) (“Norges”) either directly or through its affiliates. Such report indicates that Norges has sole voting power over 9,057,009 shares and sole dispositive power over 9,057,009 shares of common stock. The address for Norges is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway.

(6)

Represents the number of shares of common stock beneficially owned as of December 31, 2023, as reported on Schedule 13G/A filed with the SEC on March 4, 2024, by State Street Corporation (“State Street”) either directly or through its affiliates. Such report indicates that State Street has shared voting power over 4,813,062 shares and shared dispositive power over 6,351,683 shares of common stock. The address for State 1 Congress Street, Suite 1, Boston, Massachusetts, 02114.

(7)

Includes (i) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by Kilroy Airport Imperial Co. (“KAICO”) and allocated to Mr. Kilroy); (ii) 465,178 shares of common stock held directly; and (iii) 1,185,129 RSUs held directly that are vested or will vest within 60 days of March 1, 2024.

(8)

Includes (i) 135,983 shares of common stock held directly; and (ii) 115,998 RSUs held directly that are vested or will vest within 60 days of March 1, 2024. Excludes 214,236 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(9)	Includes 86,002 shares of common stock held directly.

(10)	Includes 14,680 shares of common stock held directly. Excludes 91,341 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(11)	Includes 57,574 shares of common stock held directly. Excludes 143,658 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(12)

Includes (i) 27,944 shares of common stock held directly; and (ii) 31,438 RSUs held directly that are vested or will vest within 60 days of March 1, 2024. Excludes 84,507 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(13)

Includes (i) 7,928 shares of common stock held directly; and (ii) 40,507 RSUs held directly that are vested or will vest within 60 days of March 1, 2024. Excludes 5,231 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(14)

Includes (i) 10,676 shares of common stock held directly; and (ii) 19,379 RSUs held directly that are vested or will vest within 60 days of March 1, 2024. Excludes 5,231 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(15)	Includes 7,298 RSUs held directly that are vested or will vest within 60 days of March 1, 2024. Excludes 5,231 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(16)	Includes 19,802 RSUs held directly that are vested or will vest within 60 days of March 1, 2024. Excludes 5,231 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(17)

Includes 9,323 shares of common stock held directly; and (ii) 8,960 RSUs held directly that are vested or will vest within 60 days of March 1, 2024. Excludes 5,231 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(18)	Includes 10,747 shares of common stock held directly. Excludes 5,231 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

(19)

Includes (i) 742,661 shares of common stock held directly; (ii) 1,430,789 RSUs held directly that are vested or will vest within 60 days of March 1, 2024; and (iii) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by KAICO and allocated to Mr. Kilroy). Excludes 599,300 RSUs that are not vested and will not vest within 60 days of March 1, 2024.

KILROY REALTY	PROXY STATEMENT	105

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board has adopted a written Related Party Transactions Policy that is intended to comply with Item 404 of Regulation S-K and Article III, Section 7 of the Company’s Bylaws. The purpose of the policy is to describe the procedures used to identify, review, approve, and disclose, if necessary, any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) the Company (including any of its subsidiaries) was, is, or will be a participant; (ii) the amount involved exceeds $120,000 in any calendar year; and (iii) a related party had, has, or will have, a direct or indirect material interest (a “Related Party Transaction”). For purposes of the policy, a related party is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of any of the foregoing persons; or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each such person, a “Related Person”). The policy also describes the procedures used to identify, review, approve, and disclose, if necessary, any transaction between the Company and any subsidiary of the Company, on the one hand, and John Kilroy and his respective affiliates (each such person, a “Principal Party”), on the other hand (a “Principal Party Transaction”).

Under the policy, our Governance Committee is responsible for reviewing and approving or ratifying each Related Person Transaction and Principal Party Transaction (individually and collectively, as applicable, an “Interested Transaction”). In determining whether to approve or ratify an Interested Transaction, the Governance Committee is required to consider the relevant facts and circumstances of the Interested Transaction available to the Governance Committee and to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct. If a Related Party Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it shall not require review by the Governance Committee and shall be deemed approved.

No member of the Governance Committee who is a Related Party is permitted to vote on the approval or ratification of an Interested Transaction, but may, if requested by the Chair of the Governance Committee, participate in some or all of the Governance Committee’s discussions of the Interested Transaction.

If an Interested Transaction would constitute a conflict of interest or a corporate opportunity under the Company’s Code of Conduct, the provisions of the Code of Conduct shall also apply to the Interested Transaction. Any such Interested Transaction may not be approved under the policy unless it is also approved in accordance with the provisions of the Code of Conduct and disclosed to the public to the extent required by law or the listing rules of the NYSE.

In addition, the Audit Committee is responsible for discussing with management and the independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

106	PROXY STATEMENT	KILROY REALTY

Certain Transactions with Related Persons

During 2016, the Company entered into a time-sharing agreement with each of Messrs. Kilroy, Smart, and Rose, and during 2020, the Company entered into a time-sharing agreement with Mr. Paratte and Ms. Roth, for the use from time to time on a time-sharing basis by such executive officers of an aircraft that is owned by the Company. Pursuant to each time-sharing agreement, these executive officers pay the Company for the aggregate incremental cost of their respective personal use of the aircraft. These amounts are calculated based on the variable operating costs of the flight (subject to applicable maximum payment levels established under Federal Aviation Administration rules) and include, among other things, fuel, crew travel expenses, any insurance for the flight, hangar, and de-icing costs away from aircraft base location, landing fees, and airport taxes, customs and foreign permit fees, in-flight food and beverages, and certain other miscellaneous costs. Fixed costs that do not change based on usage are excluded. Each executive officer pays to the Company an upfront deposit of an amount reasonably estimated to cover the anticipated payments for the executive’s personal use of the aircraft based upon the projected number of trips and their duration and profiles. The Company deducts from the deposited amount the actual payments incurred by each executive under the time-sharing agreement. Reimbursements received from each of Messrs. Kilroy, Smart, Rose, Paratte, and Ms. Roth for the executive’s use of the aircraft during 2023 did not exceed $120,000. The time-sharing agreement terminated with respect to Mr. Kilroy pursuant to its terms on the date he ceased to be an executive officer of the Company.

Mr. Smart’s son, Cooper Smart, is employed by the Company in a non-executive position and his overall compensation, including salary, bonus, and other benefits, for 2023 did not exceed $175,000.

On July 17, 2023, the Governance Committee approved limited recourse guarantees by John Kilroy, Mr. Kilroy’s sisters (Susan Hahn, Anne Kilroy, Patrice Kilroy, and Dana Pantuso), and Kilroy Airport Imperial Co. (“KAICO”), which is owned 33.33% by Mr. Kilroy and 66.67% by those sisters (together, the “Guarantor Parties”), in connection with a secured debt financing transaction with respect to the Company’s One Paseo mixed-use project. The approximate cumulative amount of debt guaranteed by the Guarantor Parties at closing was $44,625,000. Mr. Kilroy’s guaranteed amount was $23,025,000, the guaranteed amount for each of Mr. Kilroy’s sisters was $1,650,000, and the guaranteed amount for Kilroy Airport Imperial Co. was $15,000,000. There were no costs to the Company related to the limited recourse guarantees, other than immaterial accounting and legal fees that did not exceed $30,000.

On October 4, 2023, the Governance Committee approved the entrance into a lease agreement for a residential unit at the Company’s One Paseo Living with Mr. Kilroy. The lease agreement had a term of one year, with rent in the amount of $7,552 per month, for an annual rent of $90,624. Mr. Kilroy terminated the lease agreement, effective as of April 7, 2024.

PROPOSALS AND NOMINATIONS FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2025 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2025 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 23, 2024, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 22, 2025, 120 days prior to such one-year anniversary, or (ii) if the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2 of Article II (with respect to stockholder proposals) and Section 2 of Article III (with respect to director nominations) of our Bylaws.

KILROY REALTY	PROXY STATEMENT	107

In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2025 annual meeting of stockholders must provide written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than March 23, 2025. If we change the date of the 2025 annual meeting of stockholders by more than 30 days from the date of the Annual Meeting, a stockholder’s prior written notice must be received by the later of 60 days prior to the date of the 2025 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2025 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December 12, 2024, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2025 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2025 annual meeting of stockholders.

Director Nominations for Inclusion in Proxy Materials (Proxy Access). Under certain circumstances specified in our Bylaws, a stockholder, or group of up to twenty stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the Company’s proxy statement for its annual meeting of stockholders up to 25% of the number of directors then serving on our Board. The Company’s Bylaws require a stockholder desiring to nominate a director for inclusion in the Company’s proxy materials for the 2025 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 23, 2024, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 22, 2025, 120 days prior to such one-year anniversary, or (ii) if the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3 of Article III of our Bylaws.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2025 annual meeting of stockholders, as applicable. For specific information with respect to the process for recommending a director candidate, see “Corporate Governance — Director Selection, Evaluation and Communications — Stockholder-Recommended Director Candidates” above.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on our review of Forms 3, 4, and 5 reports, including any amendments thereto, electronically filed with the SEC during or with respect to 2023 and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during 2023 were timely filed, with the exception of a Form 4 filed on February 2, 2023 by Mr. Kilroy to report a transfer of shares of our common stock on January 27, 2023.

108	PROXY STATEMENT	KILROY REALTY

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING

AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks, and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2023 Annual Report, on the website referred to in the Notice or to request a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder within three business days of receiving his or her request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal No. 1: Elect as directors the eight nominees named in this Proxy Statement.

•	Proposal No. 2: Approve, on an advisory basis, the compensation of our NEOs.

•	Proposal No. 3: Ratify the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2024.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.

“FOR” each of the Board’s eight nominees for election to the Board: Angela M. Aman, Edward F. Brennan, PhD, Jolie A. Hunt, Daryl J. Carter, Scott S. Ingraham, Louisa G. Ritter, Gary R. Stevenson, and Peter B. Stoneberg;

2.	“FOR” approval, on an advisory basis, of the compensation of our NEOs; and

3.	“FOR” ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2024.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 8, 2024 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon at the Annual Meeting. As of the Record Date, 117,366,405 shares of common stock were outstanding.

KILROY REALTY	PROXY STATEMENT	109

May I attend the Annual Meeting?

You may attend the Annual Meeting if you were a stockholder of record or a beneficial holder of shares of common stock at the close of business on the Record Date, or you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you are a beneficial holder of shares of common stock because you hold your shares in “street name,” you should provide proof of beneficial ownership as of the Record Date, such as an account statement reflecting your stock ownership as of the Record Date, a copy of the Notice or voting instruction form provided by your broker, bank, or other nominee, or other similar evidence of ownership, as well as your photo identification, for admission. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. For directions to the Annual Meeting, contact the Company in writing at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank, or nominee, you will receive instructions from your broker, bank, or other nominee on how to vote your shares. Your broker, bank, or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating, and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote at the Annual Meeting. If you plan to vote at the Annual Meeting, you will be given the opportunity to do so. Please note that if your shares are held of record by a broker, bank, or other nominee and you decide to attend and vote at the Annual Meeting, your vote at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from your broker, bank, or other nominee.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 21, 2024 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating, and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker, or other nominee that holds your shares.

110	PROXY STATEMENT	KILROY REALTY

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank, or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 21, 2024.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal No. 1, “FOR” Proposal No. 2, and “FOR” Proposal No. 3.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal No. 3 (the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2024) is considered routine under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal No. 3 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock issued and outstanding on the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”

Proposal No. 2 — Advisory Approval of Compensation of our NEOs. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the Say-on-Pay vote. The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

KILROY REALTY	PROXY STATEMENT	111

Proposal No. 3 — Ratification of the Appointment of Deloitte as our Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2024.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting.

112	PROXY STATEMENT	KILROY REALTY

GENERAL INFORMATION

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers, and employees of the Company in person or by mail, telephone, email, or facsimile transmission, but such persons will not be specifically compensated therefor. The Company may use the services of Innisfree M&A Incorporated, a third-party solicitor, to solicit proxies for the Annual Meeting for a fee that we do not expect to exceed $20,000 plus a reasonable amount to cover expenses.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at https://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at https://www.kilroyrealty.com as soon as reasonably practicable after they are filed or furnished with the SEC.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023, including financial statements and financial statement schedules. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

A copy of the Company’s Bylaws referenced in this Proxy Statement may be obtained without charge by request to the Company’s Secretary at the Company’s principal executive offices. Requests should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

You may also access additional information about the Company at our Internet address, https://www.kilroyrealty.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

KILROY REALTY	PROXY STATEMENT	113

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND AND VOTE AT THE ANNUAL MEETING. IF YOU ATTEND AND VOTE AT THE ANNUAL MEETING, YOUR PROXY WILL NOT BE USED.

April 12, 2024

114	PROXY STATEMENT	KILROY REALTY

APPENDIX A – DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS (“FFO”), FFO PER SHARE, ADJUSTED FFO AND ADJUSTED FFO PER SHARE

FFO:

We calculate funds from operations available to common stockholders and common unitholders, or “FFO,” in accordance with the 2018 Restated White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate, and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Our calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We also add back net income attributable to noncontrolling common units of the Operating Partnership because we report FFO attributable to common stockholders and common unitholders.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing, and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Adjusted FFO:

Adjusted FFO for 2022 was calculated as FFO, adjusted for unbudgeted stock compensation and severance costs, acquisition-related expenses, and political contributions.

Adjusted FFO for 2023 was calculated as FFO, adjusted for unbudgeted stock compensation, severance and executive retirement expenses.

FFO Per Share:

FFO Per Share is calculated as FFO divided by the weighted average common shares/units and restricted stock units (“RSUs”) outstanding. FFO Per Share is used in this Proxy Statement as defined in this Appendix A, except when such term is capitalized (i.e., “FFO Per Share”) and used in the context of the performance-based RSUs (where the defined term on pages 80-81 will apply).

KILROY REALTY	PROXY STATEMENT	A-1

Adjusted FFO Per Share:

Adjusted FFO Per Share is calculated as Adjusted FFO divided by the weighted average common shares/units and RSUs outstanding.

The following table presents our FFO, FFO Per Share, Adjusted FFO, and Adjusted FFO Per Share for the years ended December 31, 2023 and 2022:

(unaudited, $ and shares in thousands, except per share amounts)
	Year Ended December 31,
	2023	2022
FUNDS FROM OPERATIONS:
Net Income Available to Common Stockholders	$212,241	$232,615
Adjustments:
Net income attributable to noncontrolling common units of the Operating Partnership	2,083	2,283
Net income attributable to noncontrolling interests in consolidated property partnerships	23,964	24,595
Depreciation and amortization of real estate assets	348,064	350,665
Gain on sale of depreciable real estate	—	(17,329)
Funds from Operations attributable to noncontrolling interests in consolidated property partnerships	(35,236)	(36,198)
Funds From Operations(1)(2)	551,116	556,631
Weighted average common shares/units outstanding — diluted(4)	119,241	118,999
FFO per common share/unit — diluted(2)	$4.62	$4.68
Funds From Operations(1)(2)	551,116	556,631
Adjustments:
Unbudgeted stock compensation amortization and severance costs(3)	14,522	9,475
Acquisition-related expenses	—	145
Impact of donations, contributions, or other costs related to causes to protect value	—	1,403
Adjusted Funds From Operations(1)(2)	$565,638	$567,554
Weighted average common shares/units outstanding — diluted(4)	119,241	118,999
Adjusted FFO per common share/unit — diluted(2)	$4.74	$4.77

(1)   Reported amounts are attributable to common stockholders, common unit holders, and restricted stock unitholders.

(2)   FFO includes amortization of deferred revenue related to tenant-funded tenant improvements of $20.7 million and $19.3 million for the years ended December 31, 2023 and 2022, respectively.

(3)   Unbudgeted stock compensation amortization, severance, and executive retirement costs for the year ended December 31, 2023 and 2022, respectively.

(4)   Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e., non-vested stock and certain time-based RSUs), dilutive impact of stock options, and contingently issuable shares, and assuming the exchange of all common limited partnership units outstanding.

.

A-2	PROXY STATEMENT	KILROY REALTY

NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME (ON A GAAP AND CASH BASIS)

Net Operating Income:

We believe that Net Operating Income (“NOI”) is a useful supplemental measure of our operating performance. We define NOI as follows: consolidated operating revenues (rental income and other property income) less consolidated property and related expenses (property expenses, real estate taxes, provision for bad debts, and ground leases). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the consolidated revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing a perspective on operations not immediately apparent from net income. We use NOI to evaluate our operating performance on a portfolio basis since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, rental rates, and tenant base have on our results, margins, and returns. In addition, we believe that NOI provides useful information to the investment community about our financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry.

However, NOI should not be viewed as an alternative measure of our financial performance since it does not reflect general and administrative expenses, acquisition-related expenses, interest expense, depreciation, and amortization costs, other non-property income and losses, the level of capital expenditures, and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs, and activities that could materially impact our results from operations.

Same Store NOI:

We believe that Same Store NOI is a useful supplemental measure of our operating performance. Same Store NOI represents the consolidated NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods. Because Same Store NOI excludes the change in NOI from developed, redeveloped, acquired and disposed of, and held for sale properties, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties. Same Store Cash NOI represents the consolidated NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods, adjusted for non-cash revenue and non-cash expenses in both periods. Other REITs may use different methodologies for calculating Same Store NOI, and accordingly, our Same Store NOI may not be comparable to other REITs.

However, Same Store NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

KILROY REALTY	PROXY STATEMENT	A-3

The following table reconciles our net income available to common stockholders to NOI and Same Store NOI for the years ended December 31, 2023 and 2022:

(unaudited, $ in thousands)
	Year Ended December 31,
	2023	2022
Net Income Available to Common Stockholders	$212,241	$232,615
Net income attributable to noncontrolling common units of the Operating Partnership	2,083	2,283
Net income attributable to noncontrolling interests in consolidated property partnerships	23,964	24,595
Net Income	$238,288	$259,493
Adjustments:
General and administrative expenses	93,434	93,642
Leasing Costs	6,506	4,879
Depreciation and amortization	355,278	357,611
Interest income and other net investment gain	(22,592)	(1,765)
Interest expense	114,216	84,278
Gains on sales of depreciable operating properties	—	(17,329)
Net Operating Income, as defined	$785,130	$780,809
Non-Same Store Net Operating Income	(82,982)	(52,448)
Same Store Net Operating Income	$702,148	$728,361
GAAP to Cash Adjustments:
GAAP Operating Revenues Adjustment, net	(11,196)	(66,322)
GAAP Operating Expenses Adjustments, net	399	427
Same Store Cash Net Operating Income	$691,351	$662,466

FUNDS AVAILABLE FOR DISTRIBUTION (“FAD”) AND FAD PER SHARE

Funds Available for Distribution:

We believe that FAD is a useful supplemental measure of the Company’s liquidity. We compute FAD by adding to FFO the non-cash amortization of deferred financing costs, debt discounts and premiums, and share-based compensation awards, and amortization of above (below) market rents for acquisition properties and non-cash executive compensation expense, then subtracting recurring tenant improvements, leasing commissions, and capital expenditures and eliminating the net effect of straight-line rents, amortization of deferred revenue related to tenant improvements, adjusting for other lease related adjustments, leasing costs, and other items and after adjustment for amounts attributable to noncontrolling interests in consolidated property partnerships. FAD provides an additional perspective on our ability to fund cash needs and make distributions to stockholders by adjusting FFO for the impact of certain cash and non-cash items, as well as adjusting FFO for recurring capital expenditures and leasing costs. We also believe that FAD provides useful information to the investment community about our financial position as compared to other REITs since FAD is a liquidity measure used by other REITs. However, other REITs may use different methodologies for calculating FAD and, accordingly, the Company’s FAD may not be comparable to other REITs.

A-4	PROXY STATEMENT	KILROY REALTY

FAD Per Share:

FAD Per Share is calculated as FAD divided by the weighted average common shares/units outstanding. FAD Per Share is used in this Proxy Statement as defined in this Appendix A. The following table presents our FAD and FAD Per Share for the years ended December 31, 2023 and 2022:

(unaudited, $ in thousands, except per share amounts)
	Year Ended December 31,
	2023	2022
Net Income Available to Common Stockholders	$212,241	$232,615
Adjustments
Net income attributable to noncontrolling common units of the Operating Partnership	2,083	2,283
Net income attributable to noncontrolling interests in consolidated property partnerships	23,964	24,595
Depreciation and amortization of real estate assets	348,064	350,665
Gain on sale of depreciable real estate	—	(17,329)
Funds from Operations attributable to noncontrolling interests in consolidated property partnerships	(35,236)	(36,198)
Funds From Operations	$551,116	$556,631
Adjustments
Recurring tenant improvements, leasing commissions and capital expenditures	(87,546)	(81,328)
Amortization of deferred revenue related to tenant-funded tenant improvements(1)	(20,697)	(19,321)
Net effect of straight-line rents	(8,578)	(47,936)
Amortization of net below market rents(2)	(6,648)	(10,476)
Amortization of deferred financing costs and net debt discount/premium	5,200	3,657
Non-cash executive compensation expense(3)	36,858	28,347
Lease related adjustments, leasing costs, and other(4)	4,921	9,536
Adjustments attributable to non-controlling interests in consolidated property partnerships	5,679	5,687
Funds Available for Distribution	$480,305	$444,797
Weighted average common shares/units outstanding — diluted(5)	119,241	118,999
FAD per common share/unit — diluted(6)	$4.03	$3.74

(1)	Represents revenue recognized during the period as a result of the amortization of deferred revenue recorded for tenant-funded tenant improvements.

KILROY REALTY	PROXY STATEMENT	A-5

(2)	Represents the non-cash adjustment related to the acquisition of buildings with above and/or below market rents.

(3)	Includes non-cash amortization of share-based compensation and accrued future executive retirement benefits.

(4)	Includes other cash and non-cash adjustments attributable to lease-related GAAP revenue recognition timing differences, leasing costs, and other.

(5)

Calculated based on weighted average shares outstanding, including participating and non-participating share-based awards (i.e., unvested stock and certain time-based RSUs), dilutive impact of stock options, and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

(6)	Reported amounts are attributable to common stockholders, common unitholders, and restricted stock unitholders.

The following table presents a reconciliation of GAAP net cash provided by operating activities to FAD for the years ended December 31, 2023 and 2022:

(unaudited, $ in thousands)
	Year Ended December 31,
	2023	2022
GAAP Net Cash Provided by Operating Activities	$602,589	$592,235
Adjustments:
Recurring tenant improvements, leasing commissions, and capital expenditures	(87,546)	(81,328)
Depreciation of non-real estate furniture, fixtures, and equipment	(7,214)	(6,946)
Net changes in operating assets and liabilities(1)	1,816	(12,634)
Noncontrolling interests in consolidated property partnerships’ share of FFO and FAD	(29,557)	(30,511)
Cash adjustments related to investing and financing activities	217	(16,019)
Funds Available for Distribution	$480,305	$444,797

(1)

Primarily includes changes in the following assets and liabilities: marketable securities; current receivables; prepaid expenses and other assets; accounts payable, accrued expenses, and other liabilities; and rents received in advance and tenant security deposits.

EBITDA, AS ADJUSTED

EBITDA, as Adjusted:

We believe that consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, severance costs, one-time costs attributable to CEO retirement, and impairment losses (“EBITDA, as adjusted”) is a useful supplemental measure of our operating performance. When considered with other GAAP measures and FFO, we believe EBITDA, as adjusted, gives the investment community a more complete understanding of our consolidated operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. We also believe it is appropriate to present EBITDA, as adjusted, as it is used in several of our financial covenants for both our secured and unsecured debt. However, EBITDA, as adjusted, should not be viewed as an alternative measure of our operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact our results of operations and liquidity. Other REITs may use different methodologies for calculating EBITDA, as adjusted, and, accordingly, our EBITDA, as adjusted, may not be comparable to other REITs.

A-6	PROXY STATEMENT	KILROY REALTY

The following table presents a reconciliation of net income available to common stockholders to EBITDA, as adjusted, for the year ended December 31, 2023:

(unaudited, $ in thousands)
Year Ended December 31,
2023
Net Income Available to Common Stockholders	$ 212,241
Adjustments
Interest expense	114,216
Depreciation and amortization	355,278
Net income attributable to noncontrolling common units of the Operating Partnership	2,083
Net income attributable to noncontrolling interests in consolidated property partnerships	23,964
Costs attributable to CEO retirement	14,522
EBITDA, as Adjusted	$ 722,304
EBITDA, as Adjusted, attributable to noncontrolling interest in consolidated property partnerships	(34,974)
Company’s share of EBITDA, as Adjusted	$ 687,330
Unsecured debt	$ 4,348,712
Secured debt	612,694
Cash and cash equivalents	(510,163)
Certificates of deposit	(256,581)
Net Debt	$4,194,662
Net Debt to EBITDA, as Adjusted, ratio	6.1x

KILROY REALTY	PROXY STATEMENT	A-7

KILROY REALTY CORPORATION 12200 WEST OLYMPIC BOULEVARD SUITE 200 LOS ANGELES, CA 90064 ATTN: LAUREN STADLER

VOTE BY INTERNET - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the Annual Meeting for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Annual Meeting for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V31185-P05307	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KILROY REALTY CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Director Nominees	For	Against	Abstain

	1a. Angela M. Aman	☐	☐	☐

	1b. Edward F. Brennan, PhD	☐	☐	☐

	1c. Daryl J. Carter	☐	☐	☐

	1d. Jolie A. Hunt	☐	☐	☐

	1e. Scott S. Ingraham	☐	☐	☐

	1f. Louisa G. Ritter	☐	☐	☐

	1g. Gary R. Stevenson	☐	☐	☐

	1h. Peter B. Stoneberg	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR Proposals 2 and 3:	For	Against	Abstain

2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and 2023 Annual Report on Form 10-K are available at

www.proxyvote.com.

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V31186-P05307

KILROY REALTY CORPORATION

Annual Meeting of Stockholders

May 22, 2024, 8:00 AM PDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Kilroy Realty Corporation (the “Company”) acknowledges receipt of a copy of the proxy statement for the Company’s 2024 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoint(s) Angela M. Aman and Heidi R. Roth, and each of them, with full power of substitution, as for the undersigned and to vote all the shares of common stock of the Company held of record by the undersigned at the close of business on March 8, 2024, at the Annual Meeting of Stockholders to be held on May 22, 2024, 8:00 AM PDT, or any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side